As filed with the Securities and Exchange Commission on August 2, 1994
                                     Registration No. 33-



                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                              FORM S-4
       REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                     First Commerce Corporation
         (Exact name of registrant as specified in its charter)

         Louisiana                         6711                      72-0701203
      (State or other           (Primary Standard Industrial      (I.R.S. Employer
jurisdiction of incorporation    Classification Code Number)    Identification Number)
     or organization)


                               210 Baronne Street
                         New Orleans, Louisiana  70112
                                 (504) 561-1371
                (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

          Copy to:                         DAVID B. KELSO                           Copy to:
    ANTHONY J. CORRERO, III               210 Baronne Street                    ALAN JACOBS, ESQ.
Correro, Fishman & Casteix, L.L.P.    New Orleans, Louisiana  70112          McGlinchey Stafford Lang
201 St. Charles Avenue, 47th Floor          (504) 561-1371                       A Law Corporation
New Orleans,  Louisiana   70170     (Name, address, including zip code,   2777 Stemmons Freeway, Suite 925
                                          and telephone number,                Dallas, Texas 75207
                                 including area code, of agent for service)



        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
Upon the effective date of the mergers described in this registration statement.


     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.

                  CALCULATION OF REGISTRATION FEE

                                                  Proposed         Proposed
                                                  Maximum          Maximum
        Title of Each        Number of Shares     Offering        Aggregate
     Class of Securities          to be          Price Per         Offering      Amount of
       to be Registered        Registered    1    Share<FN2>       Price<FN2>   Registration Fee    2

   Common Stock
   $5 Par value                 2,860,169         $25.58         $21,683,091             $7,477


            <FN1>      Based  on  the minimum closing sales price of a share of
                       First Commerce Corporation("FCC") Common Stock, $5 par value per share, of $23.60 that may be applied pursuant to the pricing formula described herein.

            <FN2>      Calculated in accordance with Rule 457(f)(2), based on
                       the aggregate book value as of June 30, 1994 of the shares of common stock, $1 par value per share, of First Bancshares, Inc. ("FB") to be converted in connection with the mergers, all as described in the registration statement, and computed by multiplying the book value per share of FB Common Stock on June 30, 1994 of $25.58 by 847,658, representing the number of issued and outstanding shares of FB Common Stock on June 30, 1994.


                     The registrant  hereby  amends  this  registration
               statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   FIRST COMMERCE CORPORATION
                                     CROSS REFERENCE SHEET


          Item of Form S-4                   Location in Prospectus


                             A.  Information About the Transaction

          1.   Forepart  of Registration     Cover Page
               Statement   and   Outside
               Front   Cover   Page   of
               Prospectus

          02.  Inside  Front and Outside     Inside    Cover;    Table   of
               Back  Cover Pages of Pro-     Contents
               spectus

          03.  Risk  Factors,  Ratio  of                   *
               Earnings to Fixed Charges
               and Other Information

          04.  Terms of the Transaction      Summary; The Plan

          05.  Pro    Forma    Financial     First Commerce Corporation Pro
               Information                   Forma    Condensed    Combined
                                             Financial Statements (Unaudited)

          06.  Material   Contacts  with                   *
               the     Company     Being
               Acquired

          07.  Additional    Information                   *
               Required  for  Reoffering
               by  Persons  and  Parties
               Deemed to be Underwriters

          08.  Interests     of    Named                   *
               Experts and Counsel

          09.  Disclosure  of Commission                   *
               Position  on Indemnifica-
               tion  for Securities  Act
               Liability


                              B.  Information About the Registrant

          010. Information  with Respect     Information about FCC
               to S-3 Registrants
          011. Incorporation  of Certain     Information about FCC
               Information by Reference

          012. Information with  Respect                   *
               to S-2 or S-3 Registrants

          013. Incorporation  of Certain                   *
               Information by Reference

          014. Information with  Respect                   *
               to Registrants other than
               S-2 or S-3 Registrants


                        C.  Information About the Company Being Acquired

          015. Information  with Respect                   *
               to S-3 Companies

          016. Information with  Respect                   *
               to S-2 or S-3 Companies

          017. Information  with Respect     Information about FB
               to  Companies other  than
               S-2 or S-3 Companies


                             D.  Voting and Management Information

          018. Information  if  Proxies,
               Consents    or    Author-
               izations    are   to   be
               Solicited

                (1) Date, Time and Place     Introductory Statement-General
                    Information

                (2) Revocability      of     Introductory        Statement-
                    Proxy                    Solicitation,    Voting    and
                                             Revocation of Proxies

                (3) Dissenters'   Rights     Dissenters' Rights
                    of Appraisal

                (4) Persons       Making     Introductory Statement-General
                    Solicitation

                (5) Interests of Certain     Summary-Interests  of  Certain
                    Persons  in  Matters     Persons  in  the  Mergers; The
                    to  be  Acted  upon;     Plan  -  Interests  of Certain
                    Voting    Securities     Persons  in  the  Mergers; The
                    and        Principal     Plan   -   Employee  Benefits;
                    Holders Thereof          Information    About    FB   -
                                             Security      Ownership     of
                                             Principal   Shareholders   and
                                             Management

                (6) Vote   Required  for     Introductory  Statement-Shares
                    Approval                 Entitled to Vote; Quorum; Vote
                                             Required

                (7) Directors        and     Information      About     FB;
                    Executive  Officers;     Information About FCC
                    Executive
                    Compensation;
                    Certain
                    Relationships    and
                    Related Transactions

           19. Information  if  Proxies,                   *
               Consents               or
               Authorizations are not to
               be  Solicited  or  in  an
               Exchange Offer


               _______________

               *  Not applicable or answer is in the negative.

                        FIRST BANCSHARES, INC.
                        1431-A Gause Boulevard
                         Post Office Box 1049
                      Slidell, Louisiana  70459


                            ________, 1994


     To Our Shareholders:

          You are cordially invited to attend a Special Meeting of Shareholders of First Bancshares, Inc. ("FB") to be held at _____________________________________________, Slidell,
     Louisiana,  on  ________,  1994  at  ________ __.m., Central
     time.

          At this meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger and two related merger agreements (collectively, the "Plan") pursuant to which, First Bank ("Bank"), the wholly-owned subsidiary of FB, will be merged with and into First National Bank of Commerce ("FNBC"), a wholly-owned subsidiary of First Commerce Corporation ("FCC") (the "Bank Merger") and FB will be merged with and into FCC (the
     "Holding Company  Merger"  which,  together  with  the  Bank
     Merger, are hereinafter collectively referred to as the "Mergers"). The terms of the Plan provide that, on the effective date of the Holding Company Merger, each outstanding share of common stock of FB will be converted into shares of FCC common stock as more fully described in the accompanying Proxy Statement and Prospectus. You are urged to read carefully the Proxy Statement and Prospectus in its entirety for a more complete description of the terms of the Plan and the proposed Mergers.

          The Plan has been approved by your Board of Directors. The Board believes, based on its own analysis and the opinion of FB's financial advisor (all of which are described in the accompanying Proxy Statement and Prospectus), that the proposed Mergers are in the best interests of FB's shareholders. As a result of the proposed Mergers, you, as a new shareholder of FCC, will own common stock in a bank holding company whose stock is publicly traded on the Nasdaq National Market. The Mergers present a rare opportunity for our shareholders and I urge you to vote your shares in favor of this transaction.

          The Board of Directors recommends that you vote FOR the
     Plan  and  the  proposed  Mergers  by  signing,  dating  and
     returning   promptly   the   enclosed   proxy  card  in  the
     accompanying envelope.

                                        Very truly yours,



                                        Elton A. Arceneaux, Jr.
                                        President

                        FIRST BANCSHARES, INC.
                        1431-A Gause Boulevard
                         Post Office Box 1049
                      Slidell, Louisiana  70459

              NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

     To the Shareholders of
        First Bancshares, Inc.:

          Notice is hereby given that a Special Meeting of Shareholders of First Bancshares, Inc., a Louisiana corporation ("FB"), will be held at ___________________________________, Slidell, Louisiana,
     ________,  1994  at  ________  __.m., Central time, for  the following purposes:

               1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger and two related merger agreements (collectively, the "Plan") pursuant to which, (a) First Bank, the wholly-owned subsidiary of FB, will be merged with and into First National Bank of Commerce, a wholly-owned subsidiary of First Commerce Corporation ("FCC"), (b) FB will be merged with and into FCC (the "Holding Company Merger"), and
          (c) on the effective date of the Holding Company Merger, each outstanding share of common stock of FB will be converted into a number of shares of FCC common stock as determined in accordance with the terms of the Plan.

               2.   To  transact   such  other  business  as  may
          properly come before the meeting and any adjournment thereof.

          Only shareholders of record at the close of business on ________, 1994 are entitled to notice of and to vote at the special meeting.

          Dissenting shareholders who comply with the procedural requirements of the Business Corporation Law of Louisiana will be entitled to receive payment of the fair cash value of their shares if the Holding Company Merger is effected upon approval by less than eighty percent (80%) of the total voting power of FB.

          Your vote is important regardless of the number of shares you own. Even if you plan to attend the Special Meeting, please date and sign the enclosed proxy and return it promptly in the enclosed envelope, which requires no postage. Your proxy may be revoked at any time prior to the vote at the Special Meeting by notice to the Secretary of FB or by execution and delivery of a subsequently dated proxy. If you attend the Special Meeting, you may withdraw your proxy and vote in person.

     Slidell, Louisiana
     ________________, 1994
                                   BY ORDER OF THE BOARD OF DIRECTORS

                                   James C. Piercey
                                   Secretary

                      FIRST COMMERCE CORPORATION

                    Common Stock, $5.00 par value

               ________________________________________

                        First Bancshares, Inc.
     Special Meeting of Shareholders to be held __________, 1994


          First Commerce Corporation ("FCC") has filed a Registration Statement pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering up to 2,860,169 shares of common stock, $5 par value, of FCC ("FCC Common Stock") that may be issued in connection with a proposed merger of First Bancshares, Inc. ("FB") into FCC as determined on the basis of the operation of the pricing formula described herein. This document constitutes a Proxy Statement of FB in connection with the transactions described herein and a Prospectus of FCC with respect to the shares of FCC Common Stock to be issued if the merger is consummated. The actual number of shares of FCC Common Stock to be issued will be determined in accordance with the terms of the agreements described herein.

               ________________________________________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMIS-SION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT AND PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               ________________________________________


          No person has been authorized to give any information or to make any representations other than those contained in this Proxy Statement and Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by FCC or FB. This Proxy Statement and Prospectus shall not constitute an offer by FCC to sell or the solicitation of an offer by FCC to buy nor shall there be any sale of the securities offered by this Proxy Statement and Prospectus in any state in which, or to any person to whom, it would be unlawful prior to registration or qualification under the laws of such state for FCC to make such an offer or solicitation. Neither the delivery of this Proxy Statement and Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of FCC or FB since the date hereof.
               ________________________________________

     This Proxy Statement and Prospectus is dated ______________, 1994

                                AVAILABLE INFORMATION


               FCC is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith is required to file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, together with proxy statements and other information filed by FCC, can be inspected at, and copies thereof may be obtained at prescribed rates from the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and from the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

               FCC has  filed  with the Commission a Registration Statement on Form S-4 ("Registration Statement") under the Securities Act with respect to the common stock offered by this Proxy Statement and Prospectus. This Proxy Statement and Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits thereto. Statements contained in this Proxy Statement and Prospectus as to the contents of any documents are necessarily summaries of the documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. For further information with respect to FCC, reference is made to the Registration Statement, including the exhibits thereto.

               As more fully set forth under the heading "Information about FCC" elsewhere herein, certain information with respect to FCC has been incorporated by reference into this Proxy Statement and Prospectus. FCC hereby undertakes to provide without charge to each person to whom a copy of this Proxy Statement and Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the information or documents which have been incorporated by reference herein, other than exhibits to such documents. Requests for such copies should be directed to Mr. Thomas L. Callicutt, Jr., Senior Vice President and Controller, First Commerce Corporation, P. O. Box 60279, 925 Common Street, 7th Floor, New Orleans, Louisiana 70160, telephone (504) 582-2900. In order to ensure timely delivery of the documents, any request should be made by _______________, 1994.

                                  TABLE OF CONTENTS
                                                                       Page

          SUMMARY                                                         i
               The Companies                                              i
               The Banks                                                  i
               The Special Meeting                                       ii
               Purpose of the Special Meeting                            ii
               Vote Required                                             ii
               Recommendation of the Board of Directors                  ii
               Basis for the Terms of the Plan                          iii
               Opinion of Montgomery Securities                         iii
               Conversion of FB Common Stock                            iii
               Exchange of Certificates                                   v
               Conditions to Consummation of the Mergers                  v
               Waiver, Amendment and Termination                         vi
               Interests of Certain Persons in the Mergers              vii
               Shareholder's Commitment                                viii
               Employee Benefits                                       viii
               Material Federal Income Tax Consequences                  ix
               Dissenters' Rights                                        ix
               Selected Financial Data of FB                             ix
               Selected Financial Data of FCC                            xi
               Comparative Per Share Data (Unaudited)                   xii
               Market Prices and Dividends                              xiv
               Recent Operating Results of FCC                           xv

          INTRODUCTORY STATEMENT                                          1
               General                                                    1
               Purpose of the Special Meeting                             1
               Solicitation, Voting and Revocation of Proxies             1
               Shares Entitled to Vote; Quorum; Vote Required             2

          THE PLAN                                                        3
               General                                                    3
               Background of and Reasons for the Plan                     3
               Opinion of Montgomery Securities                           4
               Conversion of FB Common Stock                              8
               Effective Date                                            10
               Exchange of Certificates                                  10
               Regulatory Approvals and Other Conditions of the Mergers  11
               Conduct of Business Prior to the Effective Date           12
               Waiver, Amendment and Termination                         13
               Interests of Certain Persons in the Mergers               14
               Shareholder's Commitment                                  15
               Employee Benefits                                         16
               Expenses                                                  16
               Status Under Federal Securities Laws; Certain
                 Restrictions on Resales                                 16
               Accounting Treatment                                      17

          MATERIAL FEDERAL INCOME TAX CONSEQUENCES                       17

          DISSENTERS' RIGHTS                                             19

          INFORMATION ABOUT FB                                           20
               Description of the Business                               20
               Competition                                               21
               Property                                                  22
               Employees                                                 22
               Legal Proceedings                                         22
               Security Ownership of Principal Shareholders
                 and Management                                          22

          FB MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS
          FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991           24

          FB MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS
          FOR THE THREE MONTHS ENDED MARCH 31, 1994 AND 1993             39

          INFORMATION ABOUT FCC                                          43

          COMPARATIVE RIGHTS OF SHAREHOLDERS                             43
               Preferred Stock                                           43
               Shareholders' Meetings                                    44
               Fair Price Protection Statute                             44

          LEGAL MATTERS                                                  44

          EXPERTS                                                        45

          OTHER MATTERS                                                  45

          FIRST COMMERCE CORPORATION PRO FORMA CONDENSED
          COMBINED FINANCIAL STATEMENTS
          (UNAUDITED)                                                   F-1

          INDEX TO CONSOLIDATED FINANCIAL
          STATEMENTS OF FIRST BANCSHARES, INC.                         F-18

          Appendix A - Pertinent Portions of Agreement and
          Plan of Merger                                                A-1

          Appendix B - Fairness Opinion of Montgomery Securities        B-1

          Appendix C - Excerpt from Section 131 of the
          Louisiana Business Corporation Law                            C-1

                                       SUMMARY


               The following summary is necessarily incomplete and is qualified in its entirety by the more detailed information appearing elsewhere herein, the appendices hereto and the documents incorporated herein by reference. Shareholders are urged to read carefully all such material.

          The Companies

               First Commerce Corporation, a Louisiana corporation ("FCC"), is a multi-bank holding company with five wholly owned bank subsidiaries in New Orleans, Baton Rouge, Alexandria, Lafayette and Lake Charles, Louisiana. FCC and its subsidiaries are referred to collectively herein as "FCC's consolidated group." At March 31, 1994, FCC had total consolidated assets of approximately $6.4 billion and total consolidated deposits of approximately $5.3 billion. FCC's principal executive offices are at 210 Baronne Street, New Orleans, Louisiana 70112, and its telephone number is (504) 561-1371. See "Information About FCC."

               First Bancshares, Inc., a Louisiana corporation ("FB"), is a one bank holding company that was incorporated in 1981 to acquire all of the outstanding stock of First Bank ("Bank"). At March 31, 1994, FB had total consolidated assets of approximately $246.5 million and shareholders' equity of approximately $20.9 million. FB's principal executive offices are at 1431-A Gause Boulevard, Slidell, Louisiana 70459, telephone (504) 643-2700. FB and Bank are referred to herein collectively as "FB's consolidated group." See "Information About FB" and "Consolidated Financial Statements of First Bancshares, Inc."

               FCC and FB are collectively referred to herein as the "Companies."

          The Banks

               First National Bank of Commerce ("FNBC"), a national banking association that is a wholly owned subsidiary of FCC, is a full service commercial bank offering consumer and commercial banking services in Orleans, Jefferson, St. Tammany, St. Bernard, St. Charles and St. John Parishes. At March 31, 1994, FNBC had total assets of approximately $4.0 billion and total deposits of approximately $3.2 billion. In addition to its main banking facility in New Orleans, Louisiana, FNBC operates 41 full service branches.

               Bank, a Louisiana state chartered bank organized in 1906, is a wholly owned subsidiary of FB, and provides full service commercial banking services in Slidell, Louisiana and surrounding areas of St. Tammany Parish, Louisiana, through its main banking office at 2200 Front Street, Slidell, Louisiana, and at five full service branches located in Slidell, Covington and Mandeville, Louisiana. At March 31, 1994, Bank had total assets of approximately $246.1 million and total deposits of approximately $223.7 million.

               FNBC and Bank are collectively referred to herein as the "Banks."

          The Special Meeting

               A special meeting of the shareholders of FB will be held at ________________________, Slidell, Louisiana, on __________, 1994
          at ________ __.m. Central time (the "Special Meeting"). Only record holders of the common stock, $1.00 par value per share, of FB ("FB Common Stock") at the close of business on __________, 1994 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. On the Record Date, there were 847,658 shares of FB Common Stock issued and outstanding.

          Purpose of the Special Meeting

               The purpose of the Special Meeting is to consider and vote upon a proposal to approve an Agreement and Plan of Merger and two related merger agreements (collectively, the "Plan") pertinent portions of which are attached hereto as Appendix A, pursuant to which, among other things, (a) Bank will be merged with and into FNBC (the "Bank Merger"), (b) FB will be merged with and into FCC (the "Holding Company Merger", which, together with the Bank Merger, are hereinafter collectively referred to as the "Mergers"), and (c) on the effective date of the Holding Company Merger, each outstanding share of FB Common Stock will be converted into a number of shares of common stock, $5.00 par value per share, of FCC ("FCC Common Stock"), as determined in accordance with the terms of the Plan. As a result of the Mergers, the business and properties of Bank will become the business and properties of FNBC, the business and properties of FB will become the business and properties of FCC and shareholders of FB will receive the consideration described below under "Conversion of FB Common Stock." See "Introductory Statement - Purpose of the Special Meeting."

          Vote Required

               The Plan must be approved by the affirmative vote of two-thirds of the voting power present, in person or by proxy, at the Special Meeting, with each shareholder of FB Common Stock entitled to one vote for each share owned by him. As a condition to the consummation of the Mergers, each shareholder of FB who is also a director or executive officer of FB or Bank, or who owns five percent or more of the outstanding shares of FB Common Stock, has executed an agreement (a "Shareholder's Commitment") pursuant to which such shareholder, among other things, commits to vote in favor of the approval of the Plan. The 12 persons who have executed Shareholder's Commitments beneficially owned, as of July 29, 1994, an aggregate of 494,123 shares, or approximately 58.29%, of the outstanding FB Common Stock on that date. Under Louisiana law, shareholders of FCC are not required to approve the Plan. See "Introductory Statement - Shares Entitled to Vote; Quorum; Vote Required" and "The Plan - Shareholder's Commitment."

          Recommendation of the Board of Directors

               The Board of Directors of FB believes that the Plan is in the best interests of the shareholders and recommends that the shareholders vote "FOR" the approval of the Plan. The Board of Directors has received from Montgomery Securities ("Montgomery") an opinion that the consideration to be received by the shareholders of FB pursuant to the Mergers, when taken as a whole, is fair to FB and its shareholders from a financial point of view. See "The Plan - Opinion of Montgomery Securities." FB's Board of Directors believes that the terms of the Plan will provide significant value to all FB shareholders and will enable them to participate in opportunities for growth that FB's Board of Directors believes the Mergers make possible. In recommending the Plan to the shareholders, FB's Board of Directors considered, among other factors, the financial terms of the Plan, the liquidity it will afford FB's shareholders, and the likelihood and potential adverse impact of increased competition for FB in its market area if FB remains independent. See "The Plan - Background of and Reasons for the Plan."

          Basis for the Terms of the Plan

               A number of factors in addition  to  those stated above were considered by the Board of Directors of FB in approving the terms of the Plan, including, without limitation, information concerning the business, financial condition, results of operations and prospects of FCC, FB, FNBC and Bank; the ability of the combined entity to compete in the relevant banking markets; the proposed treatment of the FB Common Stock in the Holding Company Merger; the market price of FCC Common Stock; the dividend policy of FCC and the absence of dividends on the part of FB; the absence of an active trading market for the FB Common Stock; the federal tax consequences of the Plan to FB's shareholders, to the extent FCC Common Stock is received, for federal income tax purposes; the financial terms of other business combinations in the banking industry; and certain non-monetary factors. See "The Plan - Background of and Reasons for the Plan."

          Opinion of Montgomery Securities

               Montgomery, FB's financial advisor, has rendered its opinion that the consideration to be received by the shareholders of FB pursuant to the Plan, when taken as a whole, is fair to FB and its shareholders from a financial point of view. The opinion of Montgomery is attached hereto as Appendix B, and should be read in its entirety with respect to the assumptions made therein and other matters considered. See "The Plan - Opinion of Montgomery Securities" for further information regarding, among other things, the selection of Montgomery and its compensation arrangement in connection with the Plan.

          Conversion of FB Common Stock

               Under the terms of the Plan, on the date the Holding Company Merger becomes effective (the "Effective Date"), the outstanding shares of FB Common Stock will be converted into a number of shares of FCC Common Stock, equal to the sum of (a) 1,271,186 shares of FCC Common Stock plus (b) a number of shares of FCC Common Stock equal to (i) $37.5 million, less the Deductible Amount, as defined in the Plan, if any, divided by (ii) the average of the closing sales price of a share of FCC Common Stock on the Nasdaq National Market for the five trading days ending on the last trading day immediately prior to the Effective Date (the "Average Sales Price"), provided, that if the Average Sales Price so determined is less than $23.60, then the divisor will be 23.60, and if the Average Sales Price is greater than $35.40, then the divisor will be 35.40.

               The term "Deductible Amount" is defined by the Plan as (i) any amount in excess of $200,000 not reflected or reserved for on FB's financial statements for the period ending March 31, 1994 that is attributable to legal, accounting, investment banking, printing and other similar fees and expenses related to the process leading to the selection of FCC and the negotiation, execution and consummation of the Plan, other than investment banking fees payable to Montgomery; (ii) any amounts over $1,750,000 to be paid by FCC or FNBC pursuant to certain employment and retention agreements and severance policies of FB referred to in the Plan; (iii) any payments made pursuant to such agreements, policies and arrangements set forth in clause (ii) above to James C. Piercey, President and Chief Executive Officer of the Bank, unless Mr. Piercey enters into a non-competition agreement in form and substance satisfactory to FCC; and (iv) any amounts over $540,000 to be paid by FCC or FNBC pursuant to certain incentive pay arrangements and budgeted bonuses under plans in effect prior to December 31, 1993 described in the Plan; provided that the entire amount paid by FCC or FNBC under such incentive pay arrangements and budgeted bonuses will be included in the Deductible Amount unless FB has been accruing for those payments since December 31, 1993. Because the determination of the Deductible Amount is dependent on facts as of the date of closing of the Mergers, it is not possible to estimate the Deductible Amount, if any, with certainty at this time.

               The following table sets forth examples of the number of shares of FCC Common Stock into which each share of FB Common Stock would be converted on the Effective Date, assuming that on such date the Average Sales Price for FCC Common Stock is as specified below, the table does not reflect any Deductible Amount, which would reduce the number of FCC shares shown in each case.

                 Assumed Average                     Number of FCC
          Sales Price of FCC Common Stock         Shares Per FB Share
          _______________________________         ___________________

                     $  24                                3.34
                        26                                3.20
                        28                                3.08
                        30                                2.97
                        32                                2.88
                        34                                2.80
                        36                                2.73

               On July 28, 1994, the actual closing sales price for a share of FCC Common Stock was $26.75.

               In  lieu  of the issuance of any  fractional  share  of  FCC
          Common Stock to which a holder of FB Common Stock may be entitled, each shareholder of FB, upon surrender of the certificate  or  certificates  which  immediately  prior  to  the
          Effective Date represented FB Common Stock held by such shareholder, shall be entitled to receive a cash payment (without interest) equal to such fractional share multiplied by the Average Sales Price. See "The Plan - Conversion of FB Common Stock."

          Exchange of Certificates

               Upon consummation of the Mergers, a letter of transmittal, together with instructions for the exchange of certificates representing shares of FB Common Stock for certificates representing shares of FCC Common Stock will be mailed to each person who was a shareholder of record of FB on the Effective Date of the Mergers. Shareholders are requested not to send in their FB Common Stock certificates until they have received a letter of transmittal and further written instructions.

               FB  shareholders  who  cannot  locate their certificates are urged  promptly  to contact James C. Piercey,  First  Bancshares,
          Inc., 1431-A Gause Boulevard, Slidell, Louisiana 70459, telephone (504) 643-2700. A new certificate will be issued to replace the lost certificate(s) only upon execution by the shareholder of an affidavit certifying that his certificate(s) cannot be located and an agreement to indemnify FB and FCC, as its successor, against any claim that may be made against it or FCC, as its successor, by the owner of the certificate(s) alleged to have been lost or destroyed. FB or FCC, as its successor, may also require the shareholder to post a bond in such sum as is sufficient to support the shareholder's agreement to indemnify FB and FCC, as its successor. See "The Plan - Exchange of Certificates."

          Conditions to Consummation of the Mergers

               In addition to approval by the shareholders of FB, consumma-tion of the Mergers is conditioned upon, (i) the accuracy on the date of closing of the representations and warranties and the compliance with covenants made in the Plan by each party, and the absence of any material adverse change in the financial condition, results of operations or business of the other party's consolidated group, taken as a whole, (ii) receipt by FCC and FNBC of required regulatory approvals, (iii) that neither FCC's independent accountants nor the Securities and Exchange Commission shall have taken the position that the Mergers do not qualify for pooling-of-interests accounting treatment, (iv) the receipt by FCC and FB of opinions of counsel or accountants as to the qualification of the Mergers as tax-free reorganizations under applicable law, and (v) certain other conditions. The Companies intend to consummate the Mergers as soon as practicable after all of the conditions to the Mergers have been met or waived.

               On August 5, 1994, FCC expects to file a notice seeking a waiver of the prior approval of the Board of Governors of the Federal Reserve System (the "Reserve Board"), and an application seeking the approval of the Office of the Comptroller of the Currency (the "Comptroller") of the Bank Merger. FCC expects to receive such waiver and such approval by November 5, 1994; however, there can be no assurance that the waiver or the approval will be obtained, or that the other conditions to consummation of the Mergers will be satisfied by such date or at all. See "The Plan - Regulatory Approvals and Other Conditions of the Mergers."

          Waiver, Amendment and Termination

               The Plan provides that each of the parties to the Plan may waive any of the conditions to its obligation to consummate the Mergers other than the receipt of all necessary regulatory approvals, the approval of the shareholders of FB and the satis-faction of all requirements prescribed by law for consummation of the Mergers.

               The Plan may be amended, at any time before or after its approval by the shareholders of FB, by the mutual agreement of the Boards of Directors of the parties to the Plan; provided that, any amendment made subsequent to such shareholder approval may not alter the amount or type of shares into which FB Common Stock may be converted, alter any term of the Articles of Incorporation of FCC, or alter any term or condition of the Plan in a manner that would adversely affect any shareholder of FB.

               The Plan may be terminated at any time prior to the Effective Date of the Mergers by (i) the mutual consent of the Boards of Directors of FCC and FB; (ii) either FCC or FB in the event of a material breach by any member of the consolidated group of the other of them of any representation, warranty or covenant in the Plan which cannot be cured by the earlier of 15 days after written notice of such breach or February 28, 1995;
          (iii) either FCC or FB if by February 28, 1995 all the conditions to closing required by the Plan have not been met or waived, cannot be met, or the Mergers have not occurred; provided that any party that is in material violation of a representation, warranty or covenant set forth in the Plan may not seek to terminate  the  Plan  for  the  reasons  set forth in this clause
          (iii); (iv) FB if both (A) the quotient of the average closing price of FCC Common Stock for the five trading days immediately preceding the closing date of the Mergers divided by the closing price of such stock on the date immediately preceding the date of the Plan, as reported in the Wall Street Journal, is less than
          0.75 and (B) the quotient of the average closing value of the Standard & Poor's Regional Bank Index for the five trading days preceding the closing date for the Mergers divided by the value of the Standard & Poor's Regional Bank Index for the day immediately preceding the date of the Plan exceeds the quotient set forth above for FCC Common Stock by more than 0.15; (v) FCC if the number of shares of FB Common Stock as to which holders thereof are legally entitled to assert dissenters' rights exceeds that number of shares of FB Common Stock that would preclude the use of the pooling-of-interests method of accounting for the Mergers; (vi) FCC or FNBC if the Plan or the Company Merger fails to receive the requisite vote at any meeting of FB shareholders called for the purpose of voting thereon; or (vii) the Board of Directors of either FCC or FNBC if FB's Board of Directors (A) withdraws, modifies or changes its recommendation to its shareholders as contained herein or resolves to do so, (B) recommends to its shareholders any other merger, consolidation, share exchange, business combination or other similar transaction, any sale, lease, transfer or other disposition of all or substantially all of the assets of any member of FB's consolidated group or any acquisition of 15% or more of any class of FB's capital stock or (C) makes any announcement of an intention or agreement to do any of the foregoing. See "The Plan - Waiver, Amendment and Termination."

          Interests of Certain Persons in the Mergers

               In considering the Plan, holders of FB Common Stock should be aware that the FB directors and officers have an interest in the Mergers, as described below.

               FCC and FNBC have agreed that, following the Effective Date and subject to certain conditions, they will indemnify each person who has served as a director or officer of FB or Bank against all losses, claims, damages, liabilities and judgments (and related expenses, including, but not limited to, attorney's fees and amounts paid in investigating, defending, or settling any action) based upon or arising from such person's service in such capacity, to the same extent as he would have been indemnified under the Articles of Incorporation or Association and By-laws of FCC and FNBC in effect on May 27, 1994. The aggregate amount of indemnification to which such persons are entitled pursuant to the Plan is $5 million.

               The Plan also provides for indemnification of FB's officers, directors and controlling persons from and against liability arising under the Securities Act of 1993, as amended, or otherwise if such liability arises out of or is based on an untrue statement or omission of a material fact required to be stated in the Registration Statement, of which this Proxy Statement and Prospectus forms a part, or in any state securities application, or necessary to make the statements made in any of the foregoing not misleading. This indemnification does not apply to statements made in reliance on information furnished to FCC by FB, Bank, or any officer, director, or controlling person of FB or Bank, for use in the Registration Statement, of which this Proxy Statement and Prospectus forms a part, or in any such state application.

               Certain severance plans and retention agreements were adopted by Bank in 1994 to encourage its employees and senior management to continue their employment with Bank in the context of ongoing merger discussions between FB and certain non-affiliated financial institutions as described elsewhere herein.

               Mr. James C. Piercey, President and Chief Executive Officer of Bank and Secretary of FB, has an employment agreement with Bank that provides for certain severance payments if Mr. Piercey is terminated or voluntarily resigns his employment within the four months immediately following an "acquisition" of Bank or FB (such term, as defined in such agreement, includes the Mergers). As a result, if the Mergers are consummated and he is terminated or voluntarily resigns his employment within the first four months following consummation of the Mergers, Mr. Piercey will be entitled to a severance payment equal to his full base salary at regular intervals for the thirty-six months following his termination or resignation, and a bonus equal to the average of the annual incentive compensation received by Mr. Piercey during each of the four fiscal years immediately preceding his termination or resignation, which bonus shall be payable at the conclusion of each succeeding year that ends during the thirty-six months following his termination or resignation. Mr. Piercey also has an interest in the Mergers adverse to the interests of shareholders of FB to the extent that the consideration to be received by such shareholders will be reduced by the dollar amounts payable to Mr. Piercey under certain employment and retention agreements or severance policies of FB referred to in the Plan, unless Mr. Piercey enters into a two-year non-competition agreement in form and substance satisfactory to FCC. See "The Plan - Interests of Certain Persons in the Mergers."

          Shareholder's Commitment

               As a condition to consummation of the Mergers, each FB director and executive officer and each shareholder beneficially owning 5% or more of FB Common Stock has executed an individual agreement pursuant to which he or she has agreed (i) to vote as a shareholder in favor of the Plan and against any other proposal relating to the sale or disposition of Bank or FB, (ii) not to transfer any shares of FB Common Stock, except under certain conditions, (iii) not to trade in FCC Common Stock prior to the Effective Date, and (iv) to release FCC and FNBC from any indemnification obligation that either of them may have to indemnify him in his capacity as an officer, director or employee of any member of FB's consolidated group except as set forth in the Plan. See "The Plan - Shareholder's Commitment."

          Employee Benefits

               Pursuant to the Plan, FCC has agreed that, from and after the Effective Date, FCC or FNBC will offer to all persons who were employees of FB or Bank immediately prior to the Effective Date and who become employees of FNBC following the Mergers, the same employee benefits as are offered by FCC or FNBC to employees of FNBC, except that there will not be a waiting period for coverage under the First Commerce Corporation Flexible Benefit Plan or any of its constituent plans, including the First Commerce Corporation Medical and Dental Care Plan, and no employee of Bank who is an active employee on the Effective Date will be denied such benefits for a pre-existing condition. Full credit will be given for prior service by such employees with FB or Bank for eligibility and vesting purposes under all of FCC's benefit plans and policies, except that credit for prior service will not be given for eligibility, vesting or benefit accrual purposes under FCC's retirement plan. FCC has also agreed to pay certain additional benefits accrued under plans of Bank. See "The Plan - Employee Benefits."

          Material Federal Income Tax Consequences

               Consummation of the Mergers is conditioned upon receipt by the Companies of opinions from counsel or accountants satisfactory to the parties to the effect that, among other things, each of the Mergers will qualify as a tax-free reorganization under applicable law, and that each FB shareholder who receives FCC Common Stock pursuant to the Holding Company Merger will not recognize gain or loss except with respect to the receipt of cash (i) in lieu of fractional shares of FCC Common Stock, or (ii) pursuant to the exercise of dissenters' rights. Because of the complexity of the tax laws, each shareholder should consult his tax advisor concerning the applicable federal, state and local income tax consequences of the Mergers. See "Material Federal Income Tax Consequences."

          Dissenters' Rights

               Under certain conditions, and by complying with the specific procedures required by statute and described herein, shareholders of FB will have the right to dissent from the Holding Company Merger, in which event, if the Holding Company Merger is consummated, they may be entitled to receive in cash the fair value of their shares of FB Common Stock. See "Dissenters' Rights" and Appendix C.

          Selected Financial Data of FB

               The following selected  financial data of FB with respect to each year in the five-year period ended December 31, 1993 and with respect to the three-month periods ended March 31, 1994 and 1993, has been derived from the consolidated financial statements of FB's consolidated group. The selected financial data for the three months ended March 31, 1994 and 1993, are unaudited but, in the opinion of FB management, reflect all adjustments that are necessary for a fair presentation of the results of operations for the interim periods presented. Results of operations for the three-month period ended March 31, 1994 are not necessarily indicative of the results for the entire year. The information set forth below should be read in conjunction with FB's consolidated financial statements, the notes thereto, "FB Management's Discussion and Analysis of Financial Condition and Results of Operations for the Years Ended December 31, 1993, 1992 and 1991" and "FB Management's Discussion and Analysis of Financial Condition and Results of Operations for the Three Months Ended March 31, 1994 and 1993" appearing elsewhere in this Proxy Statement and Prospectus.


                                        (In thousands of dollars, except per share data)


                                   Three Months
                                 Ended March 31,                       Years Ended December 31,
                             _______________________   ________________________________________________________
                                1994        1993         1993        1992       1991        1990        1989
                                ____        ____         ____        ____       ____        ____        ____
                                   (unaudited)

           Average Balance
             Sheet Data:
             Total assets      $240,719   $ 229,453    $ 233,291  $ 228,478  $ 199,497   $178,822    $ 183,963
             Earning assets     221,911     210,567      216,166    206,257    179,447    161,245      163,636
             Loans and leases*  154,126     139,289      148,523    145,315    136,685    128,679      129,981
             Securities          58,467      52,659       56,357     52,040     35,352     24,611       21,856
             Deposits           281,703     211,734      214,959    210,806    182,481    164,657      166,292
             Long term debt       1,290       3,662        3,006      3,662      3,662      3,662        3,662
             Shareholders'
               equity            20,563      13,757       16,562     11,070      8,235      6,736        6,171

           Income Statement Data:
             Total interest
               income          $  4,864   $   4,814    $  20,640  $  20,495  $  19,463   $ 17,759    $  17,805
             Net interest
               income             3,638       3,453       15,610     13,813     10,275      7,982        7,294
             Provision for
               loan losses           75          --       (1,300)       680      1,334      1,500        1,578
             Other income           827         645        2,544      2,106      2,169      2,026        2,007
             Operating expense    2,453       2,666       10,586      9,785      8,249      7,187        7,725
             Net income           1,296       1,693        6,621      3,680      1,990      1,009          120

           Per Share Data:
             Net income
               per share       $   1.53   $    2.00    $    7.81  $    4.34  $    2.35   $   1.19    $    0.14
             Cash dividends          --          --           --         --         --         --           --
             Book value
               (period-end)       24.67       17.22        23.84      15.23      10.89       8.54         7.35

           Key Ratios:
             Net income as a
               percent of
               average assets     2.15%       2.95%         2.84%      1.61%      1.00%      0.56%        0.07%
             Net income as a
               percent of
               average total
               equity            25.21%      49.23%        39.98%     33.24%     24.17%     14.98%        1.94%
             Net interest margin  6.56%       6.56%         7.22%      6.70%      5.73%      5.02%        4.59%
             Allowance for loan
               losses to
               period-end loans   1.42%       2.29%        (1.34%)     2.28%      2.08%      1.99%        1.42%
             Leverage ratio       8.45%       6.31%         7.21%      5.48%      5.23%      5.40%        5.35%

           __________________________
           * Net of unearned income


               Selected Financial Data of FCC

The following selected financial data with respect to each of the fiscal years in the five-year period ended December 31, 1993 and for the three-month periods ended March 31, 1994 and 1993, respectively, has been derived from the consolidated financial statements or group and should be read in conjunction with FCC's 1993 Annual Report on Quarterly Report on Form 10-Q
for the quarter ended March 31, 1994, by reference in this Proxy Statement and Prospectus. The selected financial adjustments that are, in the opinion
of FCC's management, necessary for a fa   results of operations for the
interim periods presented.  The results of oper   month period ended
March 31, 1994 are not necessarily indicative of t    the entire year.


                                              (In thousands of dollars, except per share data)

                                   Three Months
                                 Ended March 31,                       Years Ended December 31,
                              ______________________   ___________________________________________________________
                                1994        1993         1993        1992       1991        1990        1989
                                ____        ____         ____        ____       ____        ____        ____
                                   (unaudited)
           Average Balance
             Sheet Data:
             Total assets      $6,597,863  $6,230,743   $6,335,669 $5,741,399 $4,671,478  $4,482,019   $4,202,912
             Earning assets     6,011,953   5,715,968    5,812,761  5,280,347  4,257,388   4,035,104    3,719,972
             Loans and leases*  2,633,335   2,294,602    2,407,231  2,184,584  2,323,018   2,402,541    2,232,213
             Securities         3,287,273   3,067,975    3,110,544  2,734,925  1,515,299   1,290,487    1,061,206
             Deposits           5,276,203   5,212,500    5,176,873  4,953,572  3,931,612   3,552,578    3,343,223
             Long-term debt        89,694      95,636       95,238     97,154    101,246     103,033      104,863
             Stockholders'
               equity             518,026     439,743      469,694    355,716    235,385     239,011      231,097

           Income Statement
             Data:
             Total interest
               income            $ 97,183   $  99,061    $ 393,334  $ 398,701  $ 393,922    $408,996    $ 392,769
             Net interest
               income              62,746      63,092      250,010    235,353    191,862     168,021      156,005
             Provision for
               loan losses         (3,832)        588       (4,504)    22,040     43,734      47,425       26,220
             Other income
               (exclusive of
               securities
               transactions)       27,379      24,589      102,844     96,369     83,419      73,213       64,215
             Operating expense     56,472      52,536      221,080    203,781    185,963     165,325      155,397
             Net income            26,132      23,127       95,214     72,475     34,029      22,038       28,197

           Per Share Data:
             Fully diluted
               earnings
               per share         $    .86   $     .78    $    3.18  $    2.70  $    1.56    $    .94    $    1.20
             Primary earnings
               per share              .95         .85         3.48       2.88       1.56         .94         1.20
             Cash dividends<FN1>      .25         .20          .85        .70        .64         .64          .64
             Book value
               (period - end)       17.14       15.22        17.28      14.57      11.38       10.45        10.14
             High stock price       28.50       31.00        32.20      27.86      18.14       12.54        12.74
             Low stock price        24.00       25.33        23.90      16.94       7.20        6.66         9.27



                                   Three Months
                                 Ended March 31,                       Years Ended December 31,
                              _____________________    _________________________________________________________
                                1994        1993         1993        1992       1991        1990        1989
                                ____        ____         ____        ____       ____        ____        ____
                                   (unaudited)
           Key Ratios:
             Net income as a
               percent of
               average assets    1.61%       1.51%         1.50%      1.26%       .73%        .49%        .67%
             Net income as a
               percent of
               average total
               equity           20.46%      21.33%        20.27%     20.37%     14.46%       9.22%      12.20%
             Net income as a
               percent of
               average common
               equity           22.17%      23.54%        22.18%     22.85%     14.46%       9.11%      12.37%
             Net interest
               margin            4.30%       4.56%         4.40%      4.58%      4.69%       4.37%       4.42%
             Allowance for loan
               losses to loans
               and leases*       2.40%       3.45%         2.55%      3.44%      3.11%       2.44%       1.91%
             Leverage ratio      7.81%       7.00%         7.63%      6.76%      4.87%       4.66%       5.06%
             Dividend payout
               ratio            26.32%      23.53%        24.27%     25.78%     41.03%      68.09%      53.33%

           _____________________
           *Net of unearned income.

              <FN1>     On  July  18,  1994,  the  Board of Directors declared
                        its regular third quarter dividend to be paid on October 3, 1994 to shareholders of record on September 16, 1994, and increased the regular quarterly dividend to $.30 per share.


               Comparative Per Share Data (Unaudited)

                    The  following table presents certain  net  income,  cash
               dividend and book value per  common share information for  FCC and FB on an historical, unaudited pro forma combined and unaudited pro forma equivalent basis. The unaudited pro forma combined information is based upon the historical financial condition and results of operations of the Companies and adjustments directly attributable to the proposed Holding Company Merger based on estimates derived from information currently available. They do not purport to be indicative of the results that would actually have been obtained if the Holding Company Merger had been in effect on the date or for the periods indicated below, or the results that may be obtained in the future.

                                         Historical       Pro Forma              FB
                                        _____________
                                        FCC       FB     Combined<FN1><FN2>  Equivalent
                                        ____      __     ____________        __________
               Primary earnings per
                  common share <FN3>:

               Years ended:
                  December 31, 1993    $ 3.48    $7.02        $ 3.34          $11.26
                  December 31, 1992      2.88     4.34          2.71            9.13
                  December 31, 1991      1.56     2.35          1.46            4.92

               Three months ended:
                  March 31, 1994       $  .95    $1.53        $  .90          $ 3.03



                                         Historical       Pro Forma              FB
                                       ______________
                                        FCC       FB    Combined<FN1><FN2>   Equivalent
                                       _____     ____   _____________        __________
               Dividends declared per
                  common share <FN4>:

               Years ended:
                  December 31, 1993    $  .85    $   -        $  .77         $ 2.86
                  December 31, 1992       .70        -           .62           2.36
                  December 31, 1991       .64        -           .57           2.16

               Three months ended:
                  March 31, 1994       $  .25    $   -        $  .23         $  .84

               Book value per
                  common share <FN5>:

               As of December 31, 1993 $17.28   $23.84       $16.27          $54.83

               As of March 31, 1994    $17.14   $24.67       $16.17          $54.49
               ____________

             <FN1>  In   accordance   with  generally  accepted  accounting
                    principles, FCC will account for the Mergers using the pooling-of-interests method.

             <FN2>  To calculate pro forma  combined per share information, it has been assumed that the number of outstanding shares of FCC Common Stock includes shares to be issued by FCC upon consummation of the Holding Company Merger. Under the terms of the Plan, the number of shares of FCC Common Stock to be delivered will be determined at the time the Holding Company Merger is effected, among other things, based on the Average Sales Price of FCC Common Stock. The maximum number of shares of FCC Common Stock issuable in the Holding Company Merger is 2,860,169. For purposes of this table, it has been assumed that the maximum number of shares issuable under the Holding Company Merger will be issued, resulting in an assumed conversion rate of 3.37 (the "Assumed Conversion Rate").

             <FN3>  Pro   forma  primary  earnings  per  common  share  was
                    calculated by dividing the combined net income, adjusted for preferred stock dividends and, in the case of FB, a 1993 accounting change (See Note 6 to FB's Consolidated Financial Statements appearing elsewhere herein), of FCC and FB during the periods presented by the weighted average outstanding shares of FCC Common Stock during such periods, after adjustment for shares of FCC Common Stock to be issued in connection with the Holding Company Merger. FB adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" in 1993 and reported the cumulative effect of this accounting change in its 1993 consolidated statement of income. The effect of FB's adoption of SFAS No. 109 was a $672,000 increase in net income for FB. This amount is not considered to be a component of ongoing results and accordingly has not been included in the historical or pro forma combined amounts presented. The FB equivalent data presented is the product of the pro forma combined per share information multiplied by the Assumed Conversion Rate.

             <FN4>  Pro  forma  dividends  were calculated  by  multiplying
                    FCC's and FB's dividend rates by the applicable weighted average outstanding shares of FCC and FB common stock. Pro forma dividends per common share were then calculated by dividing pro forma total dividends by the weighted average outstanding shares of FCC Common Stock during such periods, after adjustment for shares of FCC Common Stock to be issued in connection with the Holding Company Merger. The FB equivalent data presented was calculated by multiplying the historical per share FCC Common Stock dividend by the Assumed Conversion Rate. On July 18, 1994, the Board of Directors of FCC declared its regular third quarter dividend to be paid on October 3, 1994 to shareholders of record on September 16, 1994, and increased the regular quarterly dividend to $.30 per share.

             <FN5>  Pro  forma  combined  book  value  per common share was calculated by dividing the total of FCC's and FB's common stockholders' equity by the total shares of FCC Common Stock outstanding as of December 31, 1993 and March 31, 1994, respectively, after adjustment for unearned shares of FCC restricted stock and for shares of FCC Common Stock to be issued in connection with the Holding Company Merger. The FB equivalent data presented is the product of the pro forma combined per share information multiplied by the Assumed Conversion Rate.

               Market Prices and Dividends

                    Market Prices.  On May 26, 1994, the day preceding  the
               date that the Companies entered into the Plan, the closing sales price for a share of FCC Common Stock, as quoted on the Nasdaq National Market, was $29.75. No assurance can be given as to the market price of FCC Common Stock on the Ef-fective Date. On July 28, 1994 the closing sales price for a share of FCC Common Stock was $26.75 and, if such date had been the Effective Date of the Mergers the Average Sales Price would have been $26.80.

                    FB Common Stock is not actively traded, and there is no
               established market for FB Common Stock. At July 29, 1994, there were 191 shareholders of record of FB.

                    Cash Dividends.  FB has not declared or paid a dividend
               on FB Common Stock during the last two years, and has agreed in the Plan that it will not declare, set aside, increase or pay any dividend prior to the Effective Date of the Mergers without the written consent of FCC.

                    Substantially all of  the  funds available to FB to pay
               dividends to its shareholders are derived from dividends paid to it by Bank, which are subject to certain legal restrictions. With respect to Bank, the prior approval of the Commissioner is required if the total of all dividends declared in any one year will exceed the sum of its net profits of that year and net profits of the immediately preceding year. Additionally, dividends may not be declared or paid by a Louisiana state bank unless the bank has unimpaired surplus equal to 50% of the outstanding capital stock of the bank, and no dividend payment may reduce the bank's unimpaired surplus below 50%. At March 31, 1994, Bank had approximately $7,278,000 available for the payment of dividends without prior approval of the Commissioner.

               Recent Operating Results of FCC

                    FCC reported its second quarter  results  on  July  14,
               1994. Net income was $19.1 million, versus $25.4 million in 1993's second quarter. The most significant factor affecting the results was a $4.3 million after tax loss on securities transactions caused by sales of lower yielding securities made to take advantage of opportunities to acquire higher yielding securities as to which the losses would be recouped in future periods.

                    Net  interest  income was $62.0 million in  the  second
               quarter, compared to $62.9 million in the second quarter of 1993. The small decrease was primarily attributable to the decline in the earning assets yield related to lower rates on new loans and securities than on the loans and securities which paid off or matured. The decrease was partially offset by an improved earning assets mix resulting from loan growth.

                    The provision for  loan  losses  was  a  negative  $4.8
               million for the second quarter compared to negative $2.3 million in 1993's second quarter. Continued loan quality improvements resulted in the negative provision again this quarter.

                    Other income,  excluding  securities  transactions, was
               $27.2 million, compared to $27.0 million in 1993's second quarter. Credit card income, trust fees and ATM fees were higher in the current quarter than in the prior quarter. These increases were partially offset by lower broker/dealer revenues.

                    Operating  expense  was  $59.0  million in  the  second
               quarter, and $54.6 million in 1993's second quarter. The increase was primarily due to additional employees, merit raises for employees, depreciation of new branch automation equipment, and increased professional fees principally in connection with efforts to improve profitability.

                                     INTRODUCTORY STATEMENT

               General

                    This  Proxy Statement and Prospectus is being furnished
               on or about ________, 1994 to the shareholders of First Bancshares, Inc. ("FB") in connection with the solicitation of proxies on behalf of its Board of Directors for use at a special meeting of shareholders of FB (the "Special Meet-ing") to be held on the date and at the time and place specified in the accompanying Notice of Special Meeting of Shareholders, or any adjournment thereof.

                    Each    of    FB   and   First   Commerce   Corporation
               (collectively,   the   "Companies")    has   furnished   all
               information included herein with respect to it and its consolidated subsidiaries. FB and its subsidiary are collectively referred to herein as "FB's consolidated group" and First Commerce Corporation ("FCC") and its subsidiaries are collectively referred to herein as "FCC's consolidated group."

               Purpose of the Special Meeting

                    The  purpose  of the Special Meeting is to consider and
               vote upon a proposal to approve an Agreement and Plan of Merger between FCC and its wholly owned subsidiary, First National Bank of Commerce ("FNBC"), on the one hand, and FB, and its wholly owned subsidiary, First Bank ("Bank"), on the other, and a related Agreement of Merger between FNBC and Bank (the "Bank Merger Agreement") and Joint Agreement of Merger between FCC and FB (the "Company Merger Agreement" and, together with the Bank Merger Agreement, the "Plan"). Pursuant to the Plan, Bank will be merged with and into FNBC (the "Bank Merger") and, FB will be merged with and into FCC (the "Holding Company Merger" which, together with the Bank Merger, are collectively referred to as the "Mergers") and each outstanding share of common stock, $1.00 par value per share, of FB ("FB Common Stock") will be converted into a number of shares of common stock, $5.00 par value per share, of FCC ("FCC Common Stock") as described below under the heading "The Plan - Conversion of FB Common Stock."

               Solicitation, Voting and Revocation of Proxies

                    When  a  proxy  in  the  form accompanying  this  Proxy
               Statement and Prospectus is properly executed and returned, the shares represented thereby will be voted in accordance with the instructions marked thereon. ALL EXECUTED BUT UNMARKED PROXIES THAT ARE RETURNED WILL BE VOTED "FOR" THE PROPOSAL TO APPROVE THE PLAN.

                    No matters are expected to be considered at the Special
               Meeting other than the proposal to approve the Plan, but if any other matters should properly come before the Special Meeting, it is intended that proxies in the form accompanying this Proxy Statement and Prospectus will be voted on all such matters in accordance with the judgment of the person(s) voting such proxies.

                    Any  proxy  may  be  revoked  at  any  time  before its
               exercise by filing with the Secretary of FB a written revocation or a duly executed proxy bearing a later date. A shareholder who votes in person at the Special Meeting in a manner inconsistent with a proxy previously filed on the shareholder's behalf will be deemed to have revoked such proxy as it relates to the matter voted upon in person.

                    The  cost  of  soliciting  proxies,  and  the  cost  of
               printing and mailing these proxy materials, will be borne by FB. In addition to the use of the mails, proxies may be solicited personally, by telephone, telecopier, or telegram by directors, officers and employees of FB. Such officers, directors and employees will continue to receive any compensation from FB to which they are entitled by virtue of their employment or status as an officer or director, but will not receive any additional fee, compensation, or other remuneration for soliciting proxies in connection with the Special Meeting. An outside solicitation firm, The Herman Group, Inc., has been retained by FB to assist in the solicitation of proxies for an aggregate fee of $________ plus out-of-pocket expenses.

               Shares Entitled to Vote; Quorum; Vote Required

                    The Board of Directors of FB  has  fixed  the  close of
               business on [July __, 1994], as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting (the "Record Date"). As of the Record Date, there were 847,658 shares of FB Common Stock outstanding. Each share of FB Common Stock is entitled to one vote on all matters to come before the Special Meeting. The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of FB Common Stock is necessary to constitute a quorum. The Plan must be approved by the affirmative vote of two-thirds of the voting power present at the Special Meeting. An abstention will have the effect of a vote against the Plan but will cause a shareholder otherwise entitled to dissenters' rights to forfeit any claim to such rights. See "Dissenters' Rights."

                    As a condition to the consummation of the Mergers, each
               shareholder of FB who is also a director or executive officer of FB or Bank, or who owns five percent or more of the outstanding shares of FB Common Stock, has executed an agreement (a "Shareholder's Commitment") pursuant to which such shareholder, among other things, has committed to vote in favor of the approval of the Plan. The 12 persons who have executed Shareholder's Commitments beneficially owned, as of July 29, 1994, an aggregate of 494,123 shares, or approximately 58.29%, of the outstanding FB Common Stock on that date. See "The Plan - Shareholder's Commitment."

                    Under  Louisiana  law,  shareholders  of  FCC  are  not
               required to approve the Plan.

                                            THE PLAN

               General

                    The transactions contemplated  by  the  Plan  are to be
               effected in accordance with the terms and conditions set forth in the Plan, which is incorporated herein by reference. The following brief description of the Plan does not purport to be complete and is qualified in its entirety by reference to the Plan, a copy of which is attached hereto as Appendix A.

                    The ultimate result of the transactions contemplated by
               the Plan will be that the business and properties of Bank will become the business and properties of FNBC, the business and properties of FB will become the business and properties of FCC and the shareholders of FB will become shareholders of FCC. The steps taken to achieve this result involve the following transactions: (i) Bank will be merged with and into FNBC and the separate existence of Bank will cease; (ii) FB will be merged with and into FCC and the separate existence of FB will cease and (iii) shareholders of FB will receive the consideration described below under the heading "The Plan - Conversion of FB Common Stock."

               Background of and Reasons for the Plan

                    Background.   In  February 1994, the Board of Directors
               of FB engaged Montgomery Securities ("Montgomery") to evaluate strategic alternatives for FB. Based upon Montgomery's presentation of strategic alternatives available to FB, the Board on March 3, 1994, determined to solicit preliminary indications of interest for the purchase of FB from interested and capable buyers. Montgomery contacted four local and regional financial institutions, and was approached by three other financial institutions. Four potential buyers expressed an acceptable preliminary indication of interest and were subsequently allowed to conduct document and record reviews before the submission of final acquisition proposals. Three of these financial institutions, including FCC, submitted final acquisition proposals, and one other financial institution, which had not submitted a preliminary indication of interest, submitted a non-binding indication of interest. The proposals were considered by the Board of Directors of FB at a Special Meeting held for that purpose on May 26, 1994. At the meeting, representatives of Montgomery advised the Board of Directors regarding the competing proposals. Based upon the foregoing and its analysis of the competing proposals, the Board of Directors determined that the sale of FB to FCC pursuant to its acquisition proposal was in the best interests of FB and its shareholders and approved the Plan.

                    Reasons for the  Plan.   In  reaching its decision that
               the Plan is in the best interests of FB and its shareholders, FB's Board of Directors consulted with its financial and other advisors, as well as with FB's management, and considered a number of factors, including, but not limited to, the following:

                    (a) The financial condition and results of operations of, and prospects for, each of FCC and FB;

                    (b) The market for Bank's services and the competitive pressures existing in Bank's market area;

                    (c) FB has not declared a dividend on FB Common Stock since 1988;

                    (d)  The  amount   and  type  of  consideration  to  be
                         received by FB's shareholders pursuant to the Plan;

                    (e) The FCC Common Stock to be received pursuant to the Plan will be listed for trading on the Nasdaq National Market and should provide FB's shareholders with liquidity that is unavailable to holders of FB Common Stock;

                    (f) The Plan will allow FB's shareholders to become shareholders of FCC, an institution that is the largest bank holding company headquartered in Louisiana;

                    (g) Recent changes in the regulatory environment will result in FB facing additional competitive pressures in its market area from other financial institutions with greater financial resources capable of offering a broad array of financial services;

                    (h) Each of the Mergers is expected to qualify as a tax-free reorganization so that neither FB nor its shareholders (except to the extent that cash is received in respect of their shares) will recognize any gain in the transaction (see "Material Federal Income Tax Consequences"); and

                    (i) The opinion received from Montgomery that the consideration to be received by the shareholders of FB pursuant to the Plan, when taken as a whole, is fair to FB and its shareholders from a financial point of view, as of the date thereof (see "Opinion of Montgomery Securities").

                    FB's Board of Directors did not assign any specific  or
               relative weight to the foregoing factors in its considerations. FB's Board of Directors believes that the Plan will provide significant value to all FB shareholders and will enable them to participate in opportunities for growth that FB's Board of Directors believes the Mergers make possible.

                    Based on the foregoing, the  Board  of  Directors of FB
               has approved the Plan, believes that the Plan is in the best interests of FB's shareholders, and recommends that all shareholders vote "FOR" the approval of the Plan.

               Opinion of Montgomery Securities

                    General.   Pursuant   to  an  engagement  letter  dated
               February 2, 1994 (the "Engagement Letter"), FB engaged Montgomery to act as its financial advisor in connection with its evaluation of its strategic alternatives, including the possible sale of FB. Montgomery is a nationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, placements and valuations for corporate and other purposes. FB selected Montgomery as its financial advisor on the basis of its experience and expertise in transactions similar to the Plan and its reputation in the banking and investment communities.

                    At the May 26, 1994 meeting of FB's Board of Directors,
               Montgomery delivered its oral opinion, subsequently confirmed in writing, that the consideration to be received by the shareholders of FB pursuant to the Plan, when taken as a whole, is fair to FB and its shareholders from a financial point of view, as of the date thereof. No limitations were imposed by FB on Montgomery with respect to the investigations made or procedures followed in rendering its opinion. The full text of Montgomery's written opinion to the FB Board of Directors, which sets forth the assumptions made, matters considered, and limitations of the review by Montgomery, is attached hereto as Appendix B and is incorporated herein by reference and should be read carefully and in its entirety in connection with this Proxy Statement and Prospectus. The following summary of Montgomery's opinion is qualified in its entirety by reference to the full text of the opinion. Montgomery's opinion is addressed to the FB Board of Directors only and does not constitute a recommendation to any shareholder of FB as to how such shareholder should vote at the Special Meeting.

                    In connection with its opinion, Montgomery, among other
               things: (i) reviewed certain publicly available financial and other data with respect to FCC and certain financial and other data with respect to FB, including the consolidated financial statements for recent years and interim periods to March 31, 1994, and certain other relevant financial and operating data relating to FB and FCC made available to Montgomery from published sources and from the internal records of FB; (ii) reviewed the Plan; (iii) reviewed certain historical market prices and trading volumes of FCC Common Stock on the Nasdaq National Market; (iv) compared FCC from a financial point of view with certain other companies in the banking industry that Montgomery deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the banking industry that Montgomery deemed to be comparable, in whole or in part, to the Plan; (vi) reviewed and discussed with representatives of the management of FB and FCC certain information of a business and financial nature regarding FB and FCC, furnished to Montgomery by FB and FCC, including financial forecasts and related assumptions of FB; (vii) made inquiries regarding and discussed the Plan and other matters related thereto with FB's counsel; and (viii) performed such other analyses and examinations as Montgomery deemed appropriate.

                    In connection  with  its  review,  Montgomery  did  not
               independently verify any of the foregoing information, and relied on such information and assumed such information was complete and accurate in all material respects. With respect to the financial forecasts for FB provided to Montgomery by FB's management, Montgomery assumed for purposes of its opinion that such forecasts were reasonably prepared on bases reflecting the best available estimates and judgments of FB's management at the time of preparation as to the future financial performance of FB and provided a reasonable basis upon which Montgomery could form its opinion. Montgomery also assumed that there were no material changes in FB's or FCC's assets, financial condition, results of operations, business or prospects since the respective dates of the last financial statements made available to Montgomery. Montgomery relied on advice of counsel to FB as to all legal matters with respect to FB and the Plan. Montgomery is not expert in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowance for losses with respect thereto and assumed for purposes of its opinion that such allowances for each of FB and FCC are in the aggregate adequate to cover such
               losses.   In  addition,   Montgomery   did  not  review  any
               individual credit files, did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of FB or FCC, and was not furnished with any such appraisals. Further, Montgomery's opinion was based on economic, monetary and market conditions existing as of May 26, 1994, and on the assumption that the Plan will be consummated in accordance with its terms, without any amendment thereto and without waiver by FB of any of the conditions to its obligations thereunder.

                    Set  forth  below  is  a brief summary  of  the  report
               presented by Montgomery to the FB Board of Directors on May 26, 1994 in connection with its opinion.

                    Comparable Company Analysis.   Using  public  and other
               available information, Montgomery compared certain financial ratios of FCC (including the ratio of net income to average total assets ("return on average assets"), the ratio of net income to average total equity ("return on average equity"), the ratio of average equity to average assets, the ratio of noninterest expense to revenue ("cost control") and certain credit ratios) for the four years ended December 31, 1993 and for the three months ended March 31, 1994, to a national proxy group consisting of 50 selected national banks (the "National Bank Proxy Group"), and to a southeast proxy group consisting of nine banks located in the Southeast region of the United States (the "Southeast Bank Proxy Group"). No company used in the analysis is identical to FCC. The analysis necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

                    Analysis   of   Selected   Bank   Merger  Transactions.
               Montgomery reviewed the consideration paid in recently announced transactions whereby certain banks were acquired. Specifically, Montgomery reviewed 281 transactions involving acquisitions of banks in the Southeast region of the United States announced since January 1990 (the "Southeast Acquisitions") and acquisitions of 19 selected Louisiana banks announced since September 1990 (the "Louisiana Acquisitions"). For each bank acquired or to be acquired in such transactions, Montgomery compiled figures illustrating, among other things, the ratio of the premium (i.e., purchase price in excess of book value) to core deposits, purchase price to deposits, purchase price to book value and purchase price to last twelve-months ("LTM") earnings.

                    The figures for banks acquired or to be acquired in the
               Southeast Acquisitions and the Louisiana Acquisitions produced: (i) median return on average equity of 10.86% and 16.09%, respectively; (ii) median return on average assets of .92% and 1.11%, respectively; and (iii) median nonperforming assets to total assets of 1.27% and 1.44%, respectively. In comparison, Montgomery determined that for the year ended December 31, 1993 and the three months ended March 31, 1994, Bank's return on average equity was 35.92% and 25.21%, respectively, its return on average assets was 2.50% and 2.14%, respectively, and its nonperforming assets to total assets were .75% and .95%, respectively.

                    The  figures  for  the  Southeast  Acquisitions and the
               Louisiana Acquisitions produced: (i) median percentage of premium (purchase price in excess of book value) to core deposits of 6.39% and 8.92%, respectively; (ii) median purchase price to deposits of 15.45% and 18.17%, respectively; (iii) median ratio of purchase price to book value of 1.52 and 1.69, respectively; and (iv) median ratio of purchase price to LTM earnings of 15.1 and 12.1, respectively. In comparison, assuming the consideration to be paid in the Mergers for each share of FB Common Stock equals that number of shares of FCC Common Stock with a value of $88.47, Montgomery determined that the consideration to be received by the holders of FB Common Stock in the Mergers represented a percentage of premium to core deposits of 24.21%, a percentage of price to deposits of 33.57%, a ratio of price to book value of 3.59 and a ratio of price to FB's earnings for the twelve months ended March 31, 1994 of 13.5 on the basis of actual earnings and
               16.0 on the basis of earnings as adjusted to exclude a negative loss provision of $1.3 million taken during the fourth quarter of 1993.

                    No  other  company or transaction  used  in  the  above
               analysis as a comparison is identical to FB or the Plan. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which FB and the Plan are being compared.

                    Contribution   Analysis.    Montgomery   analyzed   the
               contribution of each of FB and FCC to, among other things, common equity and net income of the pro forma combined companies for the years ended December 31, 1993, and for the three-month period ended March 31, 1994. This analysis showed, among other things, that based on pro forma combined balance sheets and income statements for FB and FCC as of December 31, 1993 and March 31, 1994, FB would have contributed 4.30% and 4.46%, respectively, of the pro forma common equity, and for the year ended December 31, 1993 and the three months ended March 31, 1994, FB would have contributed 5.88% and 4.73%, respectively, of the pro forma net income of the combined companies. Assuming the consideration to be paid in the Mergers for each share of FB Common Stock equals that number of shares of FCC Common Stock with a value of $88.47, the FB shareholders would own approximately 8.86% of the combined companies based on common shares outstanding on March 31, 1994.

                    Dilution  Analysis.  Using estimates of future earnings
               prepared by FB management and analysts' estimates for FCC, Montgomery compared the calendar year 1994 estimated earnings per share of FB Common Stock and FCC Common Stock to the calendar year 1994 estimated earnings per share of the common stock of the pro forma combined companies. Based on such analysis and assuming the consideration to be paid in the Mergers for each share of FB Common Stock equals that number of shares of FCC Common Stock with a value of $88.47, the proposed transaction would be dilutive to FCC's earnings per share in 1994, prior to projected revenue enhancements and cost savings, and accretive to FB's earnings per share.

                    The summary set forth above does not purport  to  be  a
               complete description of the presentation by Montgomery to the FB Board of Directors or of the analyses performed by Montgomery. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Montgomery believes that its analyses and the summary set forth above must be considered as a whole and that selecting a portion of its analyses and factors would create an incomplete view of the process underlying the analyses set forth in its presentation to the FB Board of Directors. In addition, Montgomery may have given certain analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Montgomery's view of the actual value of FB or the combined companies. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

                    In performing its analyses,  Montgomery  made  numerous
               assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of FB or FCC. The analyses performed by Montgomery are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Montgomery's analysis of the fairness of the consideration to be received by the FB shareholders in the Mergers and were provided to the FB Board of Directors in connection with the delivery of Montgomery's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or any time in the future. Montgomery used in its analyses various projections of future performance prepared by the management of FB. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

                    As   described   above,    Montgomery's   opinion   and
               presentation to the FB Board of Directors were among the many factors taken into consideration by the Board in making its determination to approve the Plan.

                    Pursuant to the Engagement Letter, FB paid Montgomery a
               retainer fee of $25,000, which will be credited against any other fee to be paid to Montgomery under the Engagement Letter. If the Mergers are consummated, and assuming the consideration to be paid in the Mergers for each share of FB Common Stock equals that number of shares of FCC Common Stock with a value of $88.47, Montgomery will be paid a fee equal to 1.4% of the total consideration involved in the Mergers. FB has also agreed to reimburse Montgomery for its reasonable out-of-pocket expenses in an amount not to exceed $15,000, excluding legal fees of up to $15,000 which FB also agreed to reimburse. FB has agreed to indemnify Montgomery, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws. Neither FCC nor FB has paid Montgomery any other fees during the last two years.

                    In the ordinary course of its business, Montgomery  may
               trade equity securities of FCC for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

               Conversion of FB Common Stock

                    In consideration  of  the  Mergers, the FB Common Stock
               outstanding on the date the Mergers become effective (the "Effective Date") will be converted into a number of shares of FCC Common Stock equal to the sum of (a) 1,271,186 shares of FCC Common Stock plus (b) a number of shares of FCC Common Stock equal (i) to $37.5 million, less the Deductible Amount, as defined below, if any, divided by (ii) the average of the closing sales price of a share of FCC Common Stock on the Nasdaq National Market for the five trading days ending on the last trading day immediately prior to the Effective Date (the "Average Sales Price"), provided, however, that if the Average Sales Price so determined is less than $23.60, then the divisor shall be 23.60, and if such Average Sales Price is greater than $35.40, then the divisor shall be 35.40.

                    As  defined  in  the Plan, the term "Deductible Amount"
               means the sum of (i) any amount in excess of $200,000 not reflected or reserved for on FB's financial statements for the period ending March 31, 1994 that is attributable to legal, accounting, investment banking, printing and other similar fees and expenses related to the process leading to the selection of FCC and the negotiation, execution and consummation of the Plan, other than investment banking fees payable to Montgomery; (ii) any amounts over $1,750,000 to be paid by FCC or FNBC pursuant to certain employment and retention agreements and severance policies of FB referred to in the Plan; (iii) any payments made pursuant to such agreements, policies and arrangements set forth in clause
               (ii) above to James C. Piercey, President and Chief Executive Officer of the Bank, unless Mr. Piercey enters into a non-competition agreement in form and substance satisfactory to FCC; and (iv) any amounts over $540,000 to be paid by FCC or FNBC pursuant to certain incentive pay arrangements and budgeted bonuses under plans in effect prior to December 31, 1993 described in the Plan; provided that the entire amount to be paid by FCC or FNBC under such incentive pay arrangements and budgeted bonuses will be included in the Deductible Amount unless FB has been accruing for those payments since December 31, 1993. Because the determination of the Deductible Amount is dependent on facts as of the date of closing of the Mergers, it is not possible to estimate the Deductible Amount, if any, with certainty at this time.

                    The following table sets forth examples  of  the number
               of shares of FCC Common Stock into which each share of FB Common Stock would be converted on the Effective Date, assuming that on such date the Average Sales Price for FCC Common Stock is as specified below. The table does not reflect any Deductive Amount, which would reduce the number of FCC shares shown in each case.


                      Assumed Average                     Number of FCC
               Sales Price of FCC Common Stock         Shares Per FB Share
               _______________________________         ___________________

                            $24                                3.34
                             26                                3.20
                             28                                3.08
                             30                                2.97
                             32                                2.88
                             34                                2.80
                             36                                2.73

                    On July 28, 1994, the actual closing sales price  for a
               share of FCC Common Stock was $26.75 and, if such date had been the Effective Date of the Mergers the Average Sales Price would have been $26.80.

                    Shareholders who perfect dissenters'  rights  will  not
               receive FCC Common Stock but instead will be entitled to receive the "fair cash value" of their shares as determined under Section 131 of the Louisiana Business Corporation Law (the "LBCL"). See "Dissenters' Rights."

                    In lieu of the issuance of any fractional  share of FCC
               Common Stock to which a holder of FB Common Stock may be entitled, each shareholder of FB, upon surrender of the certificate or certificates which immediately prior to the Effective Date represented FB Common Stock held by such shareholder, shall be entitled to receive a cash payment (without interest) equal to such fractional share multiplied by the Average Sales Price.

                    For information regarding  restrictions on the transfer
               of securities received pursuant to the Mergers applicable to certain FB shareholders, see "-Status under Federal Securities Laws; Certain Restrictions on Resales."

               Effective Date

                    The  Bank  Merger  Agreement  and  the  Company  Merger
               Agreement have been executed. The Bank Merger Agreement will be filed with the Office of the Comptroller of the
               Currency (the "Comptroller"), and will be filed for recordation with the Louisiana Commissioner of Financial Institutions (the "Commissioner") and the Bank Merger will be effective at the time and date specified in a certificate or other written record issued by the Comptroller or in the Certificate of Merger issued by the Commissioner, whichever date is later. The Company Merger Agreement will be filed for recordation with the Secretary of State of Louisiana as soon as practicable after all conditions to the consummation of the Mergers have been satisfied or waived, and the Holding Company Merger will be effective at the date and time specified in a certificate issued by the Secretary of State. It is intended that the Bank Merger will be consummated immediately prior to consummation of the Holding Company Merger. FCC and FB are not able to predict the effective date of the Bank Merger or the Holding Company Merger and no assurance can be given that the transactions contemplated by the Plan will be effected at any time. See "- Regulatory Approvals and Other Conditions of the Mergers."

               Exchange of Certificates

                    On the Effective Date, each FB  shareholder  will cease
               to have any rights as a shareholder of FB and his sole rights will pertain to the shares of FCC Common Stock into which his shares of FB Common Stock have been converted pursuant to the Holding Company Merger, except for any such shareholder who exercises statutory dissenters' rights and except for the right to receive cash for any fractional shares. See "Dissenters' Rights."

                    Upon the consummation  of  the  Mergers,  a  letter  of
               transmittal, together with instructions for the exchange of certificates representing shares of FB Common Stock for certificates representing shares of FCC Common Stock will be mailed to each person who was a shareholder of record of FB on the Effective Date of the Mergers. Shareholders are requested not to send in their FB Common Stock certificates until they have received a letter of transmittal and further written instructions.

                    After  the  Effective  Date  and   until   surrendered,
               certificates representing FB Common Stock will be deemed for all purposes, other than the payment of dividends or other distributions, if any, in respect of FCC Common Stock, to represent the number of whole shares of FCC Common Stock into  which  such  shares  of  FB  Common  Stock  have  been converted. FCC, at its option, may decline to pay former shareholders of FB who become holders of FCC Common Stock pursuant to the Holding Company Merger any dividends or other distributions that may have become payable to holders of record of FCC Common Stock following the Effective Date until they have surrendered their certificates evidencing ownership of shares of FB Common Stock. Any dividends not paid after one year from the date of payment will revert in ownership to FCC and FCC will have no further obligation to pay such dividends.

                    FB  shareholders who cannot locate  their  certificates
               are urged promptly to contact James C. Piercey, First Bancshares, Inc., 1431-A Gause Boulevard, Slidell, Louisiana 70459, telephone number (504) 643-2700. A new certificate will be issued to replace the lost certificate(s) only upon execution by the shareholder of an affidavit certifying that his or her certificate(s) cannot be located and an agreement to indemnify FB and FCC, as its successor, against any claim that may be made against it or FCC, as its successor, by the owner of the certificate(s) alleged to have been lost or destroyed. FB or FCC, as its successor, may also require the shareholder to post a bond in such sum as is sufficient to support the shareholder's agreement to indemnify FB and FCC, as its successor.

               Regulatory Approvals and Other Conditions of the Mergers

                    In  addition to shareholder approval,  consummation  of
               the Mergers will require the approvals of the Board of Governors of the Federal Reserve System (the "Reserve Board") and the Comptroller. On August 5, 1994 FCC expects to file a request for waiver of the prior approval of the Reserve Board with respect to the Holding Company Merger and an application seeking the approval of the Comptroller of the Bank Merger. FCC expects to receive such waiver and such approval by November 5, 1994; however, there can be no assurance that the waiver or the approval will be obtained by that time or at all.

                    The obligations of the parties  to  the  Plan  are also
               subject to other conditions set forth in the Plan, including, among others: (i) that on the date of closing the representations and warranties made in the Plan by each party are true and correct in all material respects; (ii) that prior to the Effective Date there not have been a material adverse change in the financial condition, results of operations or business of the other party's consolidated group; (iii) the receipt of opinions of counsel or accountants as to certain tax aspects of the Mergers; and
               (iv) the receipt of customary legal opinions.

                    The  obligation  of  FCC  and FNBC  to  consummate  the
               Mergers is also subject to the following conditions: (i) neither FCC's independent public accountants, Arthur Andersen & Co., nor the Securities and Exchange Commission (the "Commission") shall have taken the position that FCC is not permitted to account for the Mergers as a pooling-of-interests; (ii) receipt of a comfort letter from FB's independent public accountants; (iii) confirmation from the directors, executive officers and certain shareholders of FB as to certain representations and covenants previously made by them in certain Shareholder's Commitments discussed further herein under "- Shareholder's Commitment;" and (iv) James C. Piercey, President and Chief Executive Officer of the Bank, shall have entered into a two-year non-competition agreement in form and substance satisfactory to FCC; provided that the failure to enter into such non-competition agreement will not result in termination of the Plan but in a reduction in the value of the shares into which FB Common Stock will be converted by the amount of any payments made to Mr. Piercey under any employment agreement, retention agreement or severance policy of FB or the Bank.

                    The Companies  intend to consummate the Mergers as soon
               as practicable after all of the conditions to the Mergers have been met or waived; however, there can be no assurance that the conditions to the Mergers will be satisfied.

               Conduct of Business Prior to the Effective Date

                    FB  and Bank have agreed pursuant  to  the  Plan  that,
               prior to the Effective Date, each will conduct its business only in the ordinary course and that, without the prior written consent of FCC and except as otherwise provided in the Plan, will not, among other things, (a) declare or pay any dividend or change the number of outstanding shares of its capital stock; (b) amend its articles of incorporation or bylaws or adopt or amend any resolution or agreement concerning indemnification of its directors and officers;
               (c) acquire another business or entity, or sell or dispose of a material part of its assets, except in the ordinary course of business consistent with past practices; (d) dispose of investment securities having an aggregate market value greater than 10% of the aggregate book value of its investment portfolio on March 31, 1994 or make investments in non-investment grade securities or which are inconsistent with past investment practices; (e) charge off (except as required by law or regulatory authorities or generally accepted accounting principles consistently applied) or sell any of its portfolio of loans, discounts or financing leases except for a price not less than the value thereof, or sell any asset held as other real estate owned or other foreclosed assets for an amount less than 100% of such asset's book value as of March 31, 1994; (f) enter into or modify any agreement pertaining to compensation arrangements with its present or former directors, officers or employees except such agreements as are terminable at will without any penalty or other payment, or increase by more than 5% the compensation of any such person whose annual compensation would, following such increase, exceed $30,000, or increase any compensation in any manner inconsistent with past practices; (g) except in the ordinary course of business, place any mortgage, pledge or other encumbrance on any of its assets or forgive any material indebtedness owing to it or any claims in excess of $100,000 which it may possess, or waive any right of substantial value in excess of $100,000 or discharge or satisfy any material noncurrent liability;
               (h) fail to pay, or make adequate provision for the payment of, all taxes, interest payments and penalties due and payable, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established; (i) take or cause to be taken any action that would disqualify the Mergers as a "pooling-of-interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code (the "Code"); or (j) enter into any new line of business.

                    In  addition, FB and Bank have agreed that, without the
               prior approval of FCC they will not solicit or encourage inquiries or proposals with respect to, or, except to the extent required in the opinion of their counsel to discharge properly their fiduciary duties to FB's consolidated group and its shareholders, furnish any information relating to or participate in any negotiations or discussions regarding, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, or any business combination with FB or Bank, other than as contemplated by the Plan. FB and Bank have also each agreed to instruct their officers, directors, agents and affiliates to refrain from doing any of the above and to notify FCC immediately if any such inquiries or proposals are received by, any such information is requested from, or any negotiations or discussions are sought to be initiated with it or any of its officers, directors, agents and affiliates.

                    Further,  FB has committed that neither  its  Board  of
               Directors nor any committee thereof will (i) withdraw or modify or propose to withdraw or modify the approval or recommendation to its shareholders of the Plan and the Mergers, (ii) approve or recommend, or propose to recommend any takeover proposal with respect to FB or Bank, except such action that is required in the written opinion of its counsel to discharge its fiduciary duties to FB's consolidated group and its shareholders, or (iii) modify, or waive or release any party from any provision of or fail to enforce any provision of, if enforcement is requested by FCC, any confidentiality agreement entered into by FB or Bank with any prospective acquiror after the date of the Plan or during the two years prior to such date.

               Waiver, Amendment and Termination

                    The Plan provides  that  the  parties thereto may waive
               any of the conditions to their respective obligations to consummate the Mergers other than the receipt of necessary regulatory approvals, shareholder approval of the Plan, the satisfaction of all conditions prescribed by law for consummation of the Mergers and certain other conditions that have already been satisfied. A waiver must be in writing and approved by the Board of Directors of the waiving party.

                    The  Plan,  including  all related agreements,  may  be
               amended or modified at any time, before or after its approval by the shareholders of FB, by the mutual agreement in writing of the Boards of Directors of the parties to the Plan; provided that any amendment made subsequent to such shareholder approval may not alter the amount or type of shares into which FB Common Stock may be converted, alter any term of the Articles of Incorporation of FCC, or alter any term or condition of the Plan in a manner that would adversely affect any shareholders of FB. Additionally, the Plan may be amended at any time by the sole action of the chief executive officers of the respective parties to the Plan or their designees to correct typographical errors or other misstatements that are not material to the substance of the transactions contemplated by such parties.

                    The Plan may be terminated  at  any  time  prior to the
               Effective Date of the Mergers by (i) the mutual consent of the Boards of Directors of FCC and FB; (ii) either FCC or FB in the event of a material breach by any member of the consolidated group of the other of them of any representation, warranty or covenant in the Plan which cannot be cured by the earlier of 15 days after written notice of such breach or February 28, 1995; (iii) either FCC or FB if by February 28, 1995 all the conditions to closing required by the Plan have not been met or waived, cannot be met, or the Mergers have not occurred; provided any party that is in material violation of a representation, warranty or covenant set forth in the Plan may not seek to terminate the Plan for the reasons set forth in this clause (iii);
               (iv) FB if both (A) the quotient of the average closing price of FCC Common Stock for the five trading days immediately preceding the closing date of the Mergers divided by the closing price of such stock on the date immediately preceding the date of the Plan, as reported in the Wall Street Journal, is less than 0.75 and (B) the quotient of the average closing value of the Standard & Poor's Regional Bank Index for the five trading days preceding the closing date for the Mergers divided by the value of the Standard & Poor's Regional Bank Index for the day immediately preceding the date of the Plan exceeds the quotient set forth above for FCC Common Stock by more than 0.15; (v) FCC if the number of shares of FB Common Stock as to which holders thereof are legally entitled to assert dissenters' rights exceeds that number of shares of FB Common Stock that would preclude the use of the pooling-of-interests method of accounting for the Mergers; (vi) FCC or FNBC if the Plan or the Company Merger fails to receive the requisite vote at any meeting of FB shareholders called for the purpose of voting thereon; or (vii) the Board of Directors of either FCC or FNBC if FB's Board of Directors
               (A) withdraws, modifies or changes its recommendation to its shareholders as contained herein or resolves to do so, (B) recommends to its shareholders any other merger, consolidation, share exchange, business combination or other similar transaction, any sale, lease, transfer or other disposition of all or substantially all of the assets of any member of FB's consolidated group or any acquisition of 15% or more of any class of FB's capital stock or (C) makes any announcement of an intention or agreement to do any of the foregoing.

               Interests of Certain Persons in the Merger

                    In  considering  the  Plan, holders of FB Common  Stock
               should be aware that the FB directors and officers have an interest in the Mergers, as described below.

                    Indemnification of FB Directors and  Officers.  FCC and
               FNBC have agreed that, following the Effective Date and subject to certain limitations, they will indemnify each person who has served as a director or officer of FB or Bank against all losses, claims, damages, liabilities and judgments (and related expenses, including, but not limited to, attorney's fees and amounts paid in investigating, defending, or settling any action) based upon or arising from such person's service in such capacity, to the same extent as he would have been indemnified under the Articles of Incorporation or Association and By-laws of FCC and FNBC in effect on May 27, 1994, except that the Plan limits FCC's aggregate liability for such indemnification to $5 million and requires each officer and director eligible for such indemnification to execute a Shareholder's Commitment in which each such person agrees, among other things, to release FCC and FNBC from any obligation that either of them may have to indemnify such person for acts taken by such person as an officer, director, or employee of FB or Bank, except to the extent set forth in the Plan.

                    Indemnification for Liabilities  under  the  Securities
               Act. The Plan also provides for indemnification of FB's officers, directors and controlling persons from and against liability arising under the Securities Act of 1933 (the "Securities Act") or otherwise if such liability arises out of or is based on an untrue statement or omission of a material fact required to be stated in the Registration Statement, of which this Proxy Statement and Prospectus forms a part , or in any amendment or supplement thereto, or in any state application for qualification, permit, exemption or registration as a broker/dealer, or in any amendment or supplement thereto, or necessary to make the statements made in any of the foregoing not misleading. This indemnification does not apply to statements made in reliance on information furnished to FCC by FB, Bank, or any officer, director, or controlling person of FB or Bank, for use in the Registration Statement, or in any such state application.

                    Severance  and  Retention Benefits.  Certain  severance
               plans and retention agreements were adopted by Bank in 1994 to encourage its employees and senior management to continue their employment with Bank in the context of ongoing merger discussions between FB and certain non-affiliated financial institutions as described elsewhere herein.

                    Pursuant to the First Bank Employee Severance Plan (the
               "Severance Plan"), full-time employees of Bank other than James C. Piercey, its President, who have been employed by Bank for at least 12 consecutive months, will receive a severance benefit based upon years of service and level of compensation if they remain in the employ of Bank until the Effective Date of the Mergers and either are not offered employment by FNBC or FCC following the Mergers, or are offered employment by FNBC or FCC, the nature of which is "substantially different" (as defined in the Severance Plan) from the nature of such employee's position with Bank immediately prior to the Mergers. The Severance Plan also provides certain benefits to employees who are hired by FCC or FNBC and then terminated without cause during a "Severance Protection Period" (as defined in the Severance
               Plan).

                    Pursuant  to  the  employee   and   senior   management
               retention agreements, certain employees and senior management of Bank will receive retention pay equal to three months and six months, respectively, of each such person's base pay on the closing date of the Mergers, if they remain in the employ of Bank until the closing date of the Mergers, continue to perform their duties at the level of competence which Bank has come to expect of such persons, and aid in the preparation for the Mergers, to the extent requested by Bank.

                    Employment Agreement With James C. Piercey.   Mr. James
               C. Piercey, President and Chief Executive Officer of Bank and Secretary of FB, currently has an employment agreement with Bank that provides for certain severance payments if Mr. Piercey is terminated or voluntarily resigns his employment within the four months immediately following an "acquisition" of Bank or FB (such term, as defined in such agreement, includes the Mergers). As a result, if the Mergers are consummated and he is terminated or voluntarily resigns his employment within the first four months following consummation of the Mergers, Mr. Piercey will be entitled to a severance payment equal to his full base salary at regular intervals for the thirty-six months following his termination or resignation, and a bonus equal to the average of the annual incentive compensation received by Mr. Piercey during each of the four fiscal years immediately preceeding his termination or resignation, which bonus shall be payable at the conclusion of each succeeding year that ends during the thirty-six months following his termination or resignation. Mr. Piercey also has an interest in the Mergers adverse to the interests of shareholders of FB to the extent that the consideration to be received by such shareholders will be reduced by the dollar amounts payable to Mr. Piercey under certain employment and retention agreements or severance policies of FB referred to in the Plan, unless Mr. Piercey enters into a two-year non-competition agreement in form and substance satisfactory to FCC.

               Shareholder's Commitment

                    Each   FB  director  and  executive  officer  and  each
               shareholder owning 5% or more of FB Common Stock has executed a Shareholder's Commitment pursuant to which he has agreed solely in his capacity as a shareholder of FB (i) to vote in favor of the Plan and against any other proposal relating to the sale or disposition of Bank or FB unless FCC or FNBC is in breach or default in any material respect of any covenant, representation or warranty contained in the Plan; (ii) not to transfer any of the shares of FB Common Stock over which he has dispositive power, or grant any proxy thereto not approved by FCC, until the earlier of the Effective Date or the date that the Plan has been terminated, except for transfers by operation of law or transfers in connection with which the transferee agrees to be bound by the Shareholder's Commitment; (iii) not to deal in FCC Common Stock or other securities of FCC until the earlier of the Effective Date or the date the Plan has been terminated; and (iv) to release, as of the Effective Date, FCC and FNBC from any obligation that either of them may have to indemnify such shareholder for acts taken as an officer, director or employee of any member of FB's consolidated group, except to the extent set forth in the Plan.

               Employee Benefits

                    Pursuant to the Plan, FCC  has  agreed  that,  from and
               after the Effective Date, FCC or FNBC will offer to all persons who were employees of FB or Bank immediately prior to the Effective Date and who become employees of FNBC immediately following the Effective Date, the same employee benefits as are offered by FCC or FNBC to employees of FNBC, except that there will not be a waiting period for coverage under the First Commerce Corporation Flexible Benefit Plan or any of its constituent plans, including the First Commerce Corporation Medical and Dental Care Plan, and no employee of Bank who is an active employee on the Effective Date will be denied such benefits for a pre-existing condition. Full credit will be given for prior service by such employees with FB or Bank for eligibility and vesting purposes under all of FCC's benefit plans and policies, except that credit for prior service will not be given for eligibility, vesting or benefit accrual purposes under FCC's retirement plan.

                    FCC  has  also agreed to pay all benefits  accrued  and
               unpaid through the Effective Date under the Bank's retention agreements and severance policy as in effect on May 27, 1994 and all COBRA benefits payable by FB or Bank under the Code or the Employee Retirement Income Security Act of 1974, to the extent such benefits are not otherwise provided to employees of FB or Bank under the benefit plans of FCC or FNBC. FB intends to amend its 401(k) plan to provide that all participants in the plan who were employed by FB or Bank on May 27, 1994 will be fully vested in their plan accounts as of the Effective Date. FCC has agreed to take all reasonable actions necessary after the Effective Date of the Mergers to maintain the qualification and tax-exempt status of FB's 401(k) plan and to meet all other requirements of law and of the plan until it is either terminated and fully liquidated or combined with a plan of FCC. FCC and FNBC will not otherwise be required to continue any benefit plan maintained by FB or Bank.

               Expenses

                    The  Plan  provides  that  regardless  of  whether  the
               Mergers are consummated, expenses incurred in connection with the Plan and the transactions contemplated thereby shall be borne by the party that has incurred them.

               Status Under Federal Securities Laws; Certain Restrictions on Resales

                    The shares of FCC Common Stock to be  issued  to share-
               holders of FB pursuant to the Plan have been registered under the Securities Act thereby allowing such shares to be freely transferred without restriction by persons who will not be "affiliates" of FCC or who were not "affiliates" of FB, within the meaning of Rule 145 under the Securities Act. In general, affiliates of FB include its executive officers and directors and any person who controls, is controlled by or is under common control with FB. Rule 145, among other things, imposes certain restrictions upon the resale of securities received by affiliates in connection with certain reclassifications, mergers, consolidations or asset transfers. FCC Common Stock received by affiliates of FB will be subject to the applicable resale limitations of Rule 145.

                    Such persons will not be able to resell  the FCC Common
               Stock received by them pursuant to the Holding Company Merger unless such stock is registered for resale under the Securities Act or an exemption from the registration re-quirements of the Securities Act is available. All such persons should carefully consider the limitations imposed by Rules 144 and 145 promulgated under the Securities Act prior to effecting any resales of FCC Common Stock. FB has agreed to use its best efforts to cause each of its directors and executive officers and each person who is a beneficial owner of 5% or more of the outstanding FB Common Stock (each of whom may be deemed to be an "affiliate" under the Securities
               Act) to enter into an agreement not to sell shares of FCC Common Stock received by him in violation of the Securities Act or the rules and regulations of the Commission thereunder, or in a manner that would disqualify the Mergers from pooling-of-interests accounting treatment. The Commission's pooling-of-interests accounting rules, among other things, will prohibit affiliates of FB from disposing of FCC Common Stock received by them in the Holding Company Merger until such time as financial results covering at least 30 days of combined operations of FCC and FB have been published.

               Accounting Treatment

                    It is a condition to FCC's obligation to consummate the
               Mergers that neither FCC's independent accountants nor the Commission shall have taken the position that the Mergers may not be accounted for as a pooling-of-interests under the requirements of Opinion No. 16 of the Accounting Principles Board of the American Institute of Certified Public Accountants and the published rules and regulations of the Commission for accounting and financial reporting purposes. Under the pooling-of-interests method of accounting, after certain adjustments necessary to conform the basis of presentation of the FCC and FB information, the recorded assets and liabilities of FCC and FB will be carried forward to FCC's consolidated financial statements at their recorded amounts, the consolidated earnings of FCC will include earnings of FCC and FB for the entire fiscal year in which the Mergers occur and the reported earnings of FCC and FB for prior periods will be combined and restated as consolidated earnings of FCC. See "- Regulatory Approvals and Other Conditions of the Mergers" and "- Status Under Federal Securities Laws; Certain Restrictions on Resales."


                            MATERIAL FEDERAL INCOME TAX CONSEQUENCES

                    The  following  discussion  is  a  summary  of material
               federal income tax consequences to holders of FB Common Stock resulting from the Mergers. The discussion set forth below is based upon applicable federal law and judicial and administrative interpretations on the date hereof, any of which is subject to change at any time.

                    Consummation of the Mergers is conditioned upon receipt
               by FCC and FB of an opinion from McGlinchey Stafford Lang, A Law Corporation, to the following effects, among others:

                    (a) Each of the Mergers will constitute a reorganization under Section 368(a)(1)(A) of the Code and FB, Bank, FCC and FNBC each will be a "party to a reor-ganization" within the meaning of Section 368(b) of the Code.

                    (b) No material gain or loss will be recognized by FB, Bank, FCC or FNBC as a result of the Mergers.

                    (c)  No   gain  or  loss  will  be  recognized   by   a
               shareholder of FB on the receipt solely of FCC Common Stock in exchange for his shares of FB Common Stock.

                    (d) The basis of the shares of FCC Common Stock to be received by FB's shareholders pursuant to the Holding Company Merger will, in each instance, be the same as the basis of the shares of FB Common Stock surrendered in exchange therefor, increased by any gain recognized on the exchange.

                    (e) The holding period of the shares of FCC Common Stock to be received by FB's shareholders pursuant to the Holding Company Merger will, in each instance, include the holding period of the respective shares of FB Common Stock exchanged therefor, provided that the shares of FB Common Stock are held as capital assets on the date of the Holding Company Merger.

                    (f) The payment of cash to FB's shareholders in lieu of fractional share interests of FCC Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by FCC. These cash payments will be treated as having been received as a distribution in redemption of that fractional share interest subject to the conditions and limitations of Section 302 of the Code. If a fractional share of FCC Common Stock would constitute a capital asset in the hands of a redeeming shareholder, any resulting gain or loss will be characterized as capital gain or loss in accordance with the provisions and limitations of Subchapter P of Chapter 1 of the Code.

                    (g)  An FB shareholder who perfects his statutory right
               to dissent from the Holding Company Merger and who receives solely cash in exchange for his FB Common Stock will be treated as having received such cash payment as a distribution in redemption of his shares of FB Common Stock, subject to the provisions and limitations of Section 302 of the Code. After such distribution, if the former FB shareholder does not actually or constructively own any FB Common Stock, the redemption will constitute a complete termination of interest and be treated as a distribution in full payment in exchange for the FB Common Stock redeemed.

                    Such  opinions are not binding on the Internal  Revenue
               Service  which   could   take   positions  contrary  to  the
               conclusions in such opinions.

                    As a result of the complexity  of  the  tax  laws,  and
               because the tax consequences to any particular shareholder may be affected by matters not discussed herein, it is recommended that each shareholder of FB consult his personal tax advisor concerning the applicable federal, state and local income tax consequences of the Mergers to him.

                                       DISSENTERS' RIGHTS

                    Unless the Plan is approved  by the holders of at least
               80% of the total voting power of FB, Section 131 of the LBCL allows a shareholder of FB who objects to the Holding Company Merger and who complies with the provisions of that section to dissent from the Holding Company Merger and to be paid in cash the fair cash value of his shares of FB Common Stock as of the day before the Special Meeting, as determined by agreement between the shareholder and FCC or by the state district court for the Parish of Orleans if the shareholder and FCC are unable to agree upon the fair cash value.

                    To exercise the  right  of  dissent, a shareholder must
               (i) file with FB a written objection to the Plan prior to or at the Special Meeting and also (ii) vote his shares (in person or by proxy) against the Plan at the Special Meeting. Neither a vote against the Plan nor a specification in a proxy to vote against the Plan will in and of itself consti-tute the necessary written objection to the Plan. Moreover, by voting in favor of, or abstaining from voting on, the Plan, or by returning the enclosed proxy without instructing the proxy holders to vote against the Plan, a shareholder waives his rights under Section 131. The right to dissent may be exercised only by the record owners of the shares and not by persons who hold shares only beneficially. Beneficial owners who wish to dissent from the Holding Company Merger should have the record ownership of the shares transferred to their names or instruct the record owner to follow the Section 131 procedure on their behalf.

                    If the Plan is approved  by less than 80% of the number
               of shares of FB Common Stock outstanding, then promptly after the Effective Date written notice of the consummation of the Holding Company Merger will be given by registered mail to each former shareholder of FB who filed a written objection to the Plan and voted against it. Within 20 days after the mailing of such notice, the shareholder must file with FCC a written demand for payment for his shares at their fair cash value as of the day before the Special Meeting and must state the amount demanded and a post office address to which FCC may reply. He must also deposit the certificate(s) formerly representing his shares of FB Common Stock in escrow with a bank or trust company located in Orleans Parish, Louisiana. With the above-mentioned demand, the shareholder must also deliver to FCC the written acknowledgement of such bank or trust company that it holds the certificate(s), duly endorsed and transferred to FCC, upon the sole condition that the certificate(s) will be delivered to FCC upon payment of the value of the shares in accordance with Section 131.

                    Unless the shareholder objects to and votes against the
               Holding Company Merger, demands payment, deposits his certificates and delivers the required acknowledgment in accordance with the procedures and within the time periods set forth above, the shareholder will conclusively be presumed to have acquiesced to the Mergers and will forfeit any right to seek payment pursuant to Section 131.

                    If FCC does not agree with  the  amount demanded by the
               shareholder, or does not agree that payment is due, it will, within 20 days after receipt of such demand and acknowl-edgement, notify such shareholder in writing of either (i) the value it will agree to pay or (ii) its belief that no payment is due. If the shareholder does not agree to accept the offered amount, or disagrees with FCC's assertion that no payment is due, he must, within 60 days after receipt of such notice, file suit against FCC in the Civil District Court for the Parish of Orleans for a judicial determination of the fair cash value of the shares. Any shareholder en-titled to file such suit may, within such 60-day period but not thereafter, intervene as a plaintiff in any suit filed against FCC by another former shareholder of FB for a judi-cial determination of the fair cash value of such other shareholder's shares. If a shareholder fails to bring or to intervene in such a suit within the applicable 60-day period, he will be deemed to have consented to accept FCC's statement that no payment is due or, if FCC does not contend that no payment is due, to accept the amount specified by FCC in its notice of disagreement.

                    If upon the filing of any such suit or intervention FCC
               deposits with the court the amount, if any, which it speci-fied in its notice of disagreement, and if in that notice FCC offered to pay such amount to the shareholder on demand, then the costs (not including legal fees) of the suit or intervention will be taxed against the shareholder if the amount finally awarded to him, exclusive of interest and costs, is equal to or less than the amount so deposited; otherwise, the costs (not including legal fees) will be taxed against FCC.

                    Upon  filing  a  demand  for the value of his shares, a
               shareholder ceases to have any rights of a shareholder except the rights created by Section 131. The shareholder's demand may be withdrawn voluntarily at any time before FCC gives its notice of disagreement, but thereafter only with the written consent of FCC. If his demand is properly withdrawn, or if the shareholder otherwise loses his dis-senters' rights, he will be restored to his rights as a shareholder as of the time of filing of his demand for fair cash value.

                    Prior to the Effective Date, dissenting shareholders of
               FB should send any communications regarding their rights to James C. Piercey, Secretary, First Bancshares, Inc., 1431-A Gause Boulevard, Slidell, Louisiana 70459. On or after the Effective Date, dissenting shareholders should send any communications regarding their rights to Thomas L. Callicutt, Jr., Senior Vice President and Controller, First Commerce Corporation, 210 Baronne Street, New Orleans, Louisiana 70112. All such communications should be signed by or on behalf of the dissenting shareholder in the form in which his shares are registered on the books of FB. FCC has the right to terminate the Plan if the number of shares of FB Common Stock as to which holders thereof are legally entitled to assert dissenters' rights exceeds that number of shares of FB Common Stock that would preclude the use of the pooling-of-interests method of accounting for the Mergers. See "The Plan - Waiver, Amendment and Termination."

                    The  foregoing  summary of Section 131 of the  LBCL  is
               necessarily incomplete and is qualified in its entirety by reference to excerpts from that section set forth herein as Appendix C.


                                     INFORMATION ABOUT FB

               Description of the Business

                    FB, a business corporation organized  under the laws of
               Louisiana and a registered bank holding company under the Federal Bank Holding Company Act of 1956, was incorporated in 1981 to acquire the outstanding stock of Bank. FB has no other subsidiaries. At March 31, 1994, FB had total consolidated assets of approximately $246.5 million and shareholders' equity of approximately $20.9 million. FB's principal executive office is located at 1431-A Gause
               Boulevard, Slidell, Louisiana 70459, and its telephone number is (504) 643-2700.

                    Bank,  a  Louisiana  state  bank  organized   in  1906,
               provides full-service consumer and commercial banking services in Slidell, Louisiana and surrounding areas of St. Tammany Parish, Louisiana, through its main banking office at 2200 Front Street, Slidell, Louisiana, and at five full service branches located in Slidell, Covington and Mandeville, Louisiana. Deposits of Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") up to applicable legal limits. Bank offers an array of deposit services, including demand accounts, NOW accounts, certificates of deposit, and money market accounts, and provides safe deposit boxes, night depository, individual retirement accounts, and drive-in banking services. Bank's lending activities consist principally of real estate, consumer, and commercial loans. At March 31, 1994, Bank had total deposits of approximately $223.7 million.

                    Bank's deposits represent a cross-section of the area's
               economy and there is no material concentration of deposits from any single customer or group of customers. Bank's loan portfolio contains a concentration of loans to the construction industry. At December 31, 1993, Bank had approximately $45,927,000 of loans outstanding to borrowers in the construction industry, which represented 226.04% of Bank's Tier I Capital and 28.7% of Bank's total outstanding loans on such date. There are no material seasonal factors that would have an adverse effect on Bank.

               Competition

                    FB's  general  market area is the Greater  New  Orleans
               Metropolitan Area, which has a population of approximately 1,200,000 and in which there are numerous banks and other financial institutions. FB's primary market area, St. Tammany Parish, has a population of approximately 160,000.

                    Competition among banks for loan customers is generally
               governed by such factors as loan terms, including interest charges, restrictions on borrowers and compensating balances, and other services offered by such banks. FB competes with numerous other commercial banks, savings and loan associations and credit unions for customer deposits, as well as with a broad range of financial institutions in consumer and commercial lending activities. In addition to thrift institutions, other businesses in the financial services industry compete with FB for retail and commercial deposit funds and for retail and commercial loan business. Competition for loans and deposits is intense among the financial institutions in the area.

                    At  present,  several  holding  companies  with greater
               resources than those of FB have acquired banks or established branches in FB's market area and are continuing to do so. The size of these institutions allows certain economies of scale that permit their operation on a narrower profit margin than would be appropriate for FB. FB has also experienced some competitive pressure on interest rates that it is able to charge on its new loans.

               Property

                    The  executive office of FB and Bank, located at 1431-A
               Gause Boulevard, Slidell, Louisiana, is owned by Bank and is not subject to a mortgage. Bank also owns the building and land where each of its branches is located, except for the Covington Branch, which is located on leased premises under a lease that expires in 1999, subject to Bank's option to renew the lease for a five-year period. Bank also leases the offices in which its Baton Rouge and Mandeville Mortgage Departments and Retail Lending and Collections Office are located under leases that expire on various dates through 1996, subject in each case to renewal options. None of the properties owned by Bank is subject to a mortgage.

               Employees

                    FB  and Bank have, in the aggregate, approximately  166
               full-time and 21 part-time employees and considers its relationship with its employees to be good. None of FB's or Bank's employees are subject to a collective bargaining agreement.

               Legal Proceedings

                    FB and Bank normally are parties  to  and  have pending
               routine litigation arising from their regular business activities of furnishing financial services, including providing credit and collecting secured and unsecured indebtedness. In some instances, such litigation involves claims or counterclaims against FB and Bank, or either of them. In the opinion of management of FB and Bank, as of the date of this Proxy Statement and Prospectus, FB and Bank had no litigation pending that if adversely decided, would have a material adverse effect on the financial condition or results of operations of FB's consolidated group.

               Security Ownership of Principal Shareholders and Management

                    The following table sets  forth, as of the Record Date,
               certain information with respect to the beneficial ownership, direct and indirect, of the outstanding shares of FB Common Stock by: (i) each person known by FB to be the beneficial owner of more than five percent of the outstanding FB Common Stock; (ii) each director of FB, the Chief Executive Officer of FB, and each executive officer of FB whose total annual cash compensation exceeds $100,000; and (iii) all directors and executive officers of FB as a group.


                                        Number of
          Name and Address            Shares Owned             Percentage
          of Beneficial Owner         Beneficially<FN1>         of Class
          ___________________         ______________           __________

          Elton A. Arceneaux, Jr.         2,380<FN2>                *

          Linda P. Arceneaux             58,445<FN3>             6.89%

          W.A. Baker, Sr.                 9,110                  1.07%

          John J. Coerver                 1,635                     *

          Arthur B. Crow                126,575<FN4>            14.93%

          Gus A. Fritchie, Jr.            9,685                  1.14%

          Paul E. Gasser                  1,000                     *

          Timothy H. O'Neil, Jr.          1,000                     *

          James C. Piercey               30,198<FN5>             3.56%

          V.J. Scogin, Sr.                6,380                     *

          Gerald H. Smith               175,072<FN6>            20.65%

          R. Preston Wailes              72,643<FN7>             8.57%

          All Directors and             260,606                 30.74%
          Executive Officers as a
          Group (10 persons)

          _____________________

          *    Less than one percent of class

             <FN1>  Except  as  otherwise  noted,  the  shareholders listed exercise sole voting and investment power, subject to applicable community property laws.

             <FN2>  Does  not  include  58,445 shares beneficially owned by
                    Linda P. Arceneaux, Mr. Arceneaux's wife, as to which Mr. Arceneaux disclaims beneficial ownership.

             <FN3>  Includes 9,500 shares held of record by  Ms. Arceneaux,
                    35,000 shares in seven equal lots held of record by Ms. Arceneaux as usufructuary for Anna C. Arceneaux Miller, Catherine M. Arceneaux Hetzel, Charisse M. Arceneaux Webb, Greg Thomas Arceneaux and Randal Chris Arceneaux, and 13,945 shares held of record by Ms. Arceneaux as trustee for the Jonathan Adam Arceneaux Trust. Does not include 2,380 shares held of record by Elton A. Arceneaux, Jr., Ms. Arceneaux's husband, as to which Ms. Arceneaux disclaims beneficial ownership. Ms. Arceneaux's address is 9 Wren Road, Covington, Louisiana 70433.

             <FN4>  Includes 124,875 shares held of  record by Mr. Crow and
                    1,700 shares held of record by Leah V. Crow, Mr. Crow's wife. Mr. Crow's address is P. O. Box 1299, Pearl River, Louisiana 70452.

             <FN5>  Includes 24,573  shares  held  of record by Mr. Piercey and 5,625 shares held of record by Donna E. Piercey, Mr. Piercey's wife.

             <FN6>  Includes 143,472 shares held of record by Mr. Smith and
                    31,600 shares held of record by Mr. Smith as trustee for Elizabeth Smith. Mr. Smith's address is P. O. Box 131405, Houston, Texas 77219.

             <FN7>  Mr.  Wailes'  address  is 1528  Nashville  Avenue,  New
                    Orleans, Louisiana  70115.

            FB MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS
       FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991
     (Dollar Amounts in Thousands except per share information)

       I.   RESULTS OF OPERATIONS
            ______________________

         Overview
         ________

              FB reported consolidated net income of $6,621 for the year ended December 31, 1993, compared to $3,680 during the year ended December 31, 1992 and $1,990 during the year ended December 31, 1991. Net income per share for these periods was $7.81, $4.34 and $2.35, respectively. The improvement in earnings over the three years ended December 31, 1993 was principally attributable to growth in earning assets, a favorable interest rate environment, and improved loan quality and lower net charge-offs resulting in a $654 decrease in the provision for loan losses from 1991 to 1992 and a $1.3 million negative provision in 1993. Net income for 1993 included $672 ($.79 per share) of income related to the adoption of a new accounting standard for income taxes. All of the consolidated earnings of FB are attributable to the operations of Bank.

              The  following  table   sets  forth  a  summary  of  FB's
         consolidated results of operations for each of the three years ended December 31, 1993.

                        CONSOLIDATED SUMMARY OF OPERATIONS
                            (in thousands of dollars)



                                  For the Years Ended December 31,
                                 ______________________________________

                                     1993            1992          1991
                                    ____            ____          ____

       Interest income        $  20,640      $  20,495     $  19,463
       Interest expense           5,030          6,682         9,187
                                 ______         ______        ______
         Net interest income     15,610         13,813        10,276
       Provision for possible
         loan losses             (1,300)           680         1,334
                                 ______         ______        ______
         Net interest income
           after provision       16,910         13,133         8,942
       Non-interest income        2,544          2,106         2,169
       Non-interest expense      10,586          9,785         8,249
                                 ______         ______        ______
       Income before income
         taxes and cummulative
         effect of accounting
         change                   8,868          5,454         2,862
       Income taxes               2,919          1,774           872
                                 ______         ______        ______
       Income before cumulative
         effect of accounting
         change                   5,949          3,680         1,990
       Cumulative effect of
         accounting change          672              -             -
                                  ______         ______        ______
       Net income             $   6,621      $   3,680     $   1,990
                                 ======         ======        ======
       Earnings per common
         share*:
       Income before cumulative
         effect of accounting
         change                    7.02           4.34          2.35

       Cumulative effect of
         accounting change          .79              -             -
       Net income                  7.81           4.34          2.35

           *Per share data are based upon a weighted average number of shares outstanding of 847,787.


                                                                     For the Years Ended December 31,
                                                                     ________________________________
                                                                        1993      1992     1991
                Ratios:                                                 ____      ____     ____

                  Net income as a percent of average assets              2.79     1.61      1.00
                  Net income as a percent of average equity             39.98    33.24     24.17
                  Average equity as a percent of average total assets    7.00     4.87      4.19
                  Dividend payout ratio                                     -        -         -

     A.   NET INTEREST INCOME
          ___________________

          The principal component of FB's net earnings is net interest income, which is the difference between interest and fees earned on interest-earning assets and interest paid on deposits and borrowed funds. Net interest income, when expressed as a percentage of total average interest-earning assets, is referred to as net interest margin. Net interest income for 1993 increased to $15,610 from $13,813 recorded in 1992, an increase of 13.0%. Net interest income grew 34.42% in 1992 from the 1991 amount of $10,276. The improvement in 1993 was primarily the result of an increase in average earning assets. Net interest income in 1993 and 1992 was favorably impacted by FB's increase in interim residential real estate construction lending. This lending activity resulted in increased average loan volumes as well as additional loan fee income which favorably impacted FB's net interest income. Total loan fee income included in interest income during 1993, 1992 and 1991 was $2,836, $1,535 and $823, respectively. With the anticipated increase in residential mortgage lending rates, FB does not expect this loan volume to continue at the pace experienced in 1993. A lower interest cost also contributed to the increase in net interest income during 1992.

          Average earning assets were $216,166 for the year ended December 31, 1993, $206,257 for 1992 and $179,447 for 1991.
     Earning assets were up significantly in 1993 due to strong loan demand particularly in the residential construction area. Economic activity remained generally good throughout 1993, increasing the demand for loans. As a result, funds provided by deposit growth were used to fund loan growth and purchase investment securities. Average loans rose 2.21% from 1992 to 1993. Net interest margin decreased to 5.87% in 1993 from 5.95% in 1992. The net interest margin was 5.26% in 1991.

          FB's net interest income is affected by the change in the amount and mix of interest-earning assets and interest-bearing liabilities, and by changes in yields earned on assets and rate paid on deposits and other borrowed funds. The following table sets forth certain information concerning average interest-earning assets and interest-bearing liabilities, the yields and rates thereon for the years presented.

          SUMMARY AVERAGE BALANCE SHEETS, NET INTEREST INCOME AND INTEREST RATES



                                             1993                          1992                              1991
                                 _____________________________  _____________________________   ______________________________
  Interest and Average                     Interest    Average            Interest    Average              Interest    Average
   Yield/Rates on                Average   Income/     Yield/   Average   Income/     Yield/    Average    Income/     Yield/
Taxable Equivalent Basis         Balance   Expense      Rate    Balance   Expense      Rate     Balance    Expense      Rate
_____________________________    _______   ________    _______  _______   ________    _______   _______    ________    _______
ASSETS:
 Earning asset:
   Interest bearing deposits
     with other banks            $    476  $    12       2.60  $    689  $    18        2.68  $    493  $     25        5.04
   U.S. treasury securities        23,509    1,307       5.56    14,160      904        6.36     6,251       483        7.73
   Federal agencies                31,024    2,035       6.47    34,964    2,641        7.43    24,720     2,163        8.63

   State and municipal
     obligations <FN1>              1,562      137       8.77     2,161      191        8.83     3,283       306        9.32
   Other securities                   262       25       9.39       755       59        7.82     1,098        86        7.80
                                  _______  _______              _______  _______               _______    ______
     Total investment
       securities <FN3>            56,357    3,504       6.22    52,040    3,795        7.29    35,352     3,038        8.59
   Federal funds sold and
     securities purchased under
     resale agreements             10,810      323       2.95     8,211      274        3.28     6,917       385        5.48
   Loans (net) <FN2>              148,523   13,945<FN4>  9.39   145,317   14,938<FN4>  10.30   136,685    15,293<FN4>  11.19
                                  _______  _______              _______  _______               _______    ______
     Total earning assets         216,166   17,784       8.23   206,257   19,025        9.22   179,447    18,741       10.44
 Non-earning assets:
   Allowance for possible
     loan losses                   (3,304)                       (3,462)                        (2,890)
   Cash and due from banks         11,990                         9,558                          6,866
   Premises and equipment           6,409                         6,299                          5,850
   Other real estate                3,127                         5,868                          5,728
   Other assets                     2,157                         2,925                          1,640
                                  _______                       _______                        _______
     Total assets                $236,545                      $227,445                       $196,641

LIABILITIES AND SHARESHOLDERS'
 EQUITY:
 Interest bearing liabilities:
   Money market deposits         $ 46,513  $   957       2.06  $ 49,812  $ 1,470        2.95  $ 40,063  $  2,005        5.00
   NOW deposits                    43,829      892       2.04    39,080    1,063        2.71    28,756     1,228        4.26
   Savings deposits                21,194      452       2.13    19,038      570        2.99    14,337       722        5.03
   Certificates of deposits
     $100,000 or more              10,042      370       3.69    12,121      515        4.24    15,363     1,018        6.63
   Other time deposits             52,241    1,982       3.79    55,278    2,565        4.64    56,854     3,679        6.47
   Federal funds purchased and
     securities sold under
     repurchase agreements             --       --         --        --       --          --        --        --          --
   Other short term borrowing         539       16       3.03       546       19        3.49       452        27        5.91
   Note payable                        --       --         --       521       41        7.87       678        69       10.18
   Subordinated debentures          3,006      361      12.00     3,662      439       12.00     3,662       439       12.00
                                  _______  _______              _______  _______               _______   _______
     Total interest bearing
       liabilities                177,364    5,030       2.84   180,058    6,682        3.71   160,165     9,187        5.74
   Non-interest bearing deposits   41,140                        35,477                         27,108
   Other liabilities                1,479                           840                          1,133
                                  _______                       _______                        _______
     Total liabilities            219,983                       216,375                        188,406
Shareholders' equity               16,562                        11,070                          8,235
                                  _______                       _______                        _______
     Total liabilities and
       shareholders' equity      $236,545                      $227,445                       $196,641
                                  =======                       =======                        =======
Net interest income (FTE)
  and margin                                12,754       5.89             12,343        5.98               9,554        5.31
                                           =======      =====            =======       =====             =======       =====
Net earning assets and spread    $ 38,802                5.39  $ 26,199                 5.51  $ 19,282                  4.69
                                  =======               =====   =======                =====   =======                 =====

_________________________

     <FN1> Determined  full  taxable  equivalent  using a 34% tax rate for 1993, 1992 and 1991.
     <FN2> Net of unearned income and including non-accrual loans.
     <FN3> Amounts  computed  based on historical cost  without  giving effect to the market valuation for securities classified as available for sale.
     <FN4> Interest amounts do not include loan fee income.

            The following table sets forth changes in interest income and interest expense for each major category of interest-earning assets and interest-bearing liabilities and the amount of change attributable to volume change and rate change for the period indicated. The change in interest income due to both volume change and rate change has been allocated to volume change and rate change on a pro rata basis.


     RATE/VOLUME ANALYSIS
     TAXABLE EQUIVALENT BASIS
     ________________________

                                           1993/1992                              1992/1991
                               ___________________________________    ______________________________________
                                     Change              Total             Change                     Total
                                Attributable to        Increase         Attributable to             Increase
                                _________________     ___________    ____________________         ___________

                                Rate       Volume      (Decrease)      Rate          Volume       (Decrease)
                                ____       ______      _________      ______        ________      __________
    INTEREST EARNING ASSETS:
    Interest bearing deposits
    with
      other banks                  --         (6)          (6)           (17)           10             (7)
    Investment securities*
    Federal funds sold and       (588)       297          (291)         (512)        1,269            757
    securities
      purchased under resale
      agreements
    Loans                         (38)       87             49          (183)           72           (111)
        Total interest income  (1,323)      330           (993)       (1,321)          966           (355)
                               ______     _____        _______       _______       _______         ______
                               (1,949)      708         (1,241)       (2,033)        2,317            284

    INTEREST BEARING
    LIABILITIES:
    Money market, NOW and
    savings
      deposits                   (906)      104           (802)       (2,030)        1,193           (837)
    Certificates of deposit
      $100,000 or more            (57)      (88)          (145)         (288)         (215)          (503)
    Other time deposits          (442)     (141)          (583)       (1,026)         (103)        (1,129)
    Other borrowings               --      (122)          (122)          (29)           (7)           (36)
                               ______     _____        _______       _______       _______         ______
       Total interest expense $(1,405)   $ (247)      $ (1,652)     $ (3,373)     $    868        $ 2,505
                               ______     _____        _______       _______       _______         ______
    NET INTEREST INCOME       $  (544)   $  955       $    411      $  1,340      $  1,449        $ 2,789
                               ======     =====        =======       =======       =======         ======


*   Fully taxable equivalent basis using a 34% tax rate in 1993, 1992 and 1991.


     B.   PROVISION FOR LOAN LOSSES
          __________________________

          The provision for loan losses is the periodic charge to earnings for potential losses in the loan portfolio. The amounts provided for loan losses are determined by management after evaluations of the loan portfolio. This evaluation process requires that management apply various judgments, assumptions and estimates concerning the impact certain factors may have on amounts provided. Factors considered by management in its evaluation process include known and inherent losses in the loan portfolio, the current economic environment, the composition of and risk in the loan portfolio, prior loss experience and underlying collateral values. While management considers the amounts provided through December 31, 1993 to be adequate, subsequent changes in these factors and related assumptions may warrant significant adjustments in amounts provided, based on conditions prevailing at the time. In addition, various regulatory agencies, as an integral part of the examination process, review Bank's allowance for loan losses. Such agencies may require Bank to make additions to the allowance based on their judgments of information available to them at the time of their examination.

          The provision for loan losses for the years ended December 31, 1993, 1992 and 1991 was $(1,300), $680 and $1,334,
     respectively. Improving economic conditions which led to lower nonperforming loans and lower net charge-offs resulted in the negative provision for loan losses in 1993. A continuation of negative provisions in 1994 is unlikely, although any provision in 1994 is expected to be low in comparison to historical levels.

     C.   NON-INTEREST INCOME
          ___________________

          Non-interest income, excluding securities transactions, was $2,544 for 1993 compared to $2,020 in 1992 and $2,169 in 1991.
     Service charges on deposit accounts, the largest component of non-interest income, increased 19.57% in 1993 to $2,091. The increase in 1993 is due primarily to the utilization of a new method of calculating service charges.

     D.   NON-INTEREST EXPENSE
          _____________________

          The following table sets forth information by category of non-interest expense for FB for the years indicated.

         NON-INTEREST EXPENSE
         ____________________
                                                  1993    1992     1991
                                                  _____   ____     ____

             Salaries and Benefits               $ 4,796  $ 4,031 $ 3,276
             FDIC Insurance                          477      462     357
             Occupancy                             1,511    1,302   1,077
             Postage                                 271      257     204
             Ad Valorem Taxes                        518      334     174
             Stationery and Printing                 226      268     165
             Net Other Real Estate Expense           991    1,399   1,103
             Other expense                         1,796    1,732   1,893
                                                  ______   ______  ______
                  Total                           10,586    9,785   8,249
                                                  ======   ======  ======

          Non-interest expense for the year ended December 31, 1993 increased $801 or 8.89% over 1992 which, in turn, reflected a $1,536 or 18.62% increase over 1991. The primary factor in the increase from 1992 to 1993 was an 18.98% increase in personnel expenses as a consequence of additional personnel due to increased activity by Bank in mortgage banking and commercial lending. The increase in non-interest expense between 1991 and 1992 was due primarily to increased personnel expenses and writedown of other real estate.

     II.  FINANCIAL CONDITION
          ___________________

          At December 31, 1993, total assets were approximately $238,744, as compared to $236,577 at December 31, 1992. Average total assets for these years was approximately $236,500 for 1993 and $227,400 for 1992. The increase from 1992 to 1993 was attributable primarily to modest increases in investment securities, loans, and cash and due from banks.

     A.   INVESTMENT SECURITIES
          _____________________

          At December 31, 1993, FB's investment securities portfolio aggregated $56,146, an increase of $5,164 and $8,213, respectively, from the $50,982 reported at December 31, 1992 and $47,933 reported at December 31, 1991.

          The following table sets forth the composition of FB's investment portfolio at the end of each period presented.

    INVESTMENT SECURITIES
    _____________________

                                     Available
                                     for Sale         Held to Maturity
                                     _________    _________________________
                                        1993       1993      1992      1991
                                        ____       ____      ____      ____

     U.S. Treasury                     $26,489    $    -    $16,930   $ 9,503
     U.S. Government Agencies           20,201     6,809     29,112    30,517
     State and municipal                     -     1,782      2,048     3,299
     Other Securities                      865         -      2,892     4,614
                                       _______    ______    _______   _______
              Total                    $47,555    $8,591    $50,982   $47,933
                                       =======    ======    =======   =======

          As of December 31, 1993, FB adopted Financial Accounting Standards Board Statement of Financial Accounting Standard ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under this standard, securities classified as held to maturity are those debt securities which Bank has the positive intent and ability to hold to maturity. These criteria are not considered satisfied when a security would be available to be sold in response to significant interest rate changes which were not anticipated in Bank's asset and liability management strategies, changes in the types of products offered by Bank, changes in its deposit structure, or potential liquidity needs. Bank has no trading securities, which are defined as securities bought and held principally for the purpose of selling them in the near term. Securities not meeting the criteria for classification as held to maturity or trading are classified as securities available for sale.

          Bank holds a $1,000 investment in debentures of an affiliated bank, which Bank had fully reserved in prior years. On August 1, 1994, the affiliated bank consummated a merger with another financial institution. As a result, Bank expects to collect approximately $1.8 million and will recognize this entire amount as income in the third quarter of 1994. See Notes 2 and 16 to the Notes to FB's Consolidated Financial Statements included elsewhere herein.

          At year end, the held to maturity securities portfolio had a net unrealized gain of $193 with gross gains of $193 and gross losses of $0. There were no investment sales during 1993 or 1991. Gross realized gains of $86 and gross realized losses of $0 were realized on investment sales during 1992. There are no securities whose book value, other than securities of the U.S. Government and related agencies, exceeded 10% of shareholders' equity.

          The following table presents  selected  contractual  maturity
     data   for   the   investment  securities  in  FB's  portfolio  at
     December 31, 1993.



                                One year     One to     Five to   Over Ten
     Available for Sale:        or less    Five Years  Ten Years   Years
     __________________         ________   __________  _________  ________
             U.S. Treasury:
              Amount            $ 9,140     $17,349    $     -    $     -
              Yield                6.13%       5.15%         -          -

             U.S. Agencies:
              Amount            $     -     $ 1,894    $ 3,622    $14,685
              Yield                   -        8.33%      5.47%      6.59%

             Other Securities
              Amount            $     -     $     -    $     -    $   865
              Yield                   -           -          -       4.40%
                                 ______      ______     ______     ______
                                  9,140      19,243      3,622    $15,550
                                 ======      ======     ======     ======
     Held to Maturity:
     ________________

             U.S. Agencies:
              Amount            $ 1,312     $ 2,000    $ 3,497          -
              Yield                7.97%       4.50%      5.89%         -

             State and Municipal:
              Amount            $   200     $ 1,582          -          -
              Taxable equivalent
                yield              5.70%       6.54%         -          -
                                 ______      ______     ______     ______
                                $ 1,512     $ 3,582    $ 3,497    $     0
                                 ======      ======     ======     ======

          See Note 2 to FB's Consolidated Financial Statements appearing elsewhere in this Proxy Statement for information concerning the amortized cost and estimated fair values of FB's investment securities at December 31, 1993.

     B.   LOANS
          ______

          FB engages in real estate lending through real estate construction and mortgage loans, and commercial and consumer lending. The lending activities of FB are guided by the basic lending policy established by its Board of Directors. Each loan is evaluated based on, among other things, character and leverage capacity of the borrower, capital and investment in a particular property, if applicable, cash flow, collateral, market conditions for the borrower's business or project and prevailing economic trends and conditions.

          The following table sets forth the type and amount of loans outstanding as of the date indicated:

     LOAN PORTFOLIO
     ______________

                                                       December 31,
                                    __________________________________________________
                                      1993       1992      1991      1990       1989
                                      ____       ____      ____      ____       ____
    Commercial and Industrial      $  8,690   $ 12,075  $ 16,784  $ 16,382   $ 20,949
    Real estate - construction       26,870     17,867    14,619     7,330      7,461
    Real estate - mortgage           81,675     75,356    76,664    66,442     60,591
    Consumer                         44,975     41,442    41,586    40,830     40,082
    Other loans                       2,111      1,935     2,919     2,096      3,886
                                    _______    _______   _______   _______    _______
       Total loans                  164,321    148,675   152,572   133,080   $132,969
       Unearned income             $ (3,914)  $ (3,685) $ (3,979) $ (3,864)    (3,875)
                                    =======    =======   =======   =======    =======
       Total loans (net)           $160,407   $144,990  $148,593  $129,216   $129,094
                                    =======    =======   =======   =======    =======

          FB's loan portfolio contains a concentration of loans to the residential real estate construction industry. A concentration is defined as amounts loaned to a multiple number of borrowers engaged in similar activities, which would cause them to be similarly impacted by economic or other conditions, where the amount exceeds 10% of total loans. At December 31, 1993, Bank had approximately $45,927 of loans outstanding to borrowers in the residential real estate construction industry, which represented 235.16% of Bank's Tier I Capital and approximately 28.63% of Bank's total outstanding loans on such date.

          Average loans have increased over the three years ended December 31, 1993 from $136,685 in 1991, to $145,317 and $148,523 in 1992 and 1993, respectively, principally as a result of increased loan demand in the market served by Bank as the local economy strengthened and single-family residential construction increased. FB's loan to deposit ratio was 74.47% and 66.53% at December 31, 1993 and 1992, respectively.

          The following table provides information concerning loan portfolio maturity as of December 31, 1993. Loan portfolio maturity by type of loan as presented in the table above is not readily available.


     Within One Year                                $  85,376
     After One But Within
      Five Years                                       71,990
     After Five Years                               $   3,041
                                                     ________
           Total                                    $ 160,407
                                                     ========


     Variable interest rates                        $  16,607
     Fixed interest rates                             143,800
                                                     ________
           Total                                    $ 160,407
                                                     ========



          Non-performing Assets. Management classifies loans as non-performing when they are either on non-accrual, accruing and past due ninety days or more, or a troubled debt restructuring. Loans are automatically placed on non-accrual when principal or interest is past due ninety days or more, unless the loan is both well secured and in the process of being collected. Additionally, loans are placed on non-accrual when collection of all principal or interest is deemed unlikely. Loans totaling $297 were classified as non-performing at year-end 1993, compared to $709 for 1992 and $2,475 for 1991. If these loans had performed in accordance with their original terms, interest income for 1993, 1992 and 1991 would have increased by approximately $36, $128 and $527, respectively. Income recognized on nonaccrual loans totalled approximately $6, $19 and $109 in 1993, 1992 and 1991, respectively. The following table summarizes the risk element in the loan portfolio and real estate and other assets acquired through foreclosures.

          Management  is  not  aware  of  any  loans   classified   for
     regulatory purposes as loss, doubtful, substandard, or special mention and excluded from the above table which: (1) represents or results from trends or uncertainties that will materially impact future operating results, liquidity or capital reserves, or
     (2) represents material credits about which management is aware of any information which causes doubts as to the ability of such borrowers to comply with the loan repayment terms.


     NON-PERFORMING ASSETS
     _____________________

                                                      December 31,
                                   _________________________________________________
                                   1993      1992       1991        1990        1989
                                   ____      ____       ____        ____        ____

      Non-accrual loans          $  105    $  662      $1,527      $1,817     $1,962
      Accruing loans past due
       ninety days or more          192        47         366       1,281        759
      Troubled debt restructing       -         -         582           -          -
                                  _____     _____       _____       _____      _____
      Non-performing loans       $  297    $  709      $2,475      $3,098     $2,721
                                  =====     =====       =====       =====      =====
      Real estate acquired
        through foreclosure      $1,692    $4,934      $5,281      $6,441     $6,868
                                  =====     =====       =====       =====      =====
      Other assets acquired
        through repossession     $   28    $   55      $  305      $  101     $  174
                                  =====     =====       =====       =====      =====

          Allowance for Loan Losses. A certain degree of risk is inherent in the extension of credit. Management has credit policies in place to monitor and attempt to control the level of loan losses and nonperforming loans. One product of FB's credit risk management is the maintenance of the allowance for loan losses at a level considered by management to be adequate to absorb estimated known and inherent losses in the existing portfolio, including commitments and standby letters of credit. The allowance for loan losses is established through charges to operations in the form of provisions for loan losses.

          The allowance is based upon a regular review of current economic conditions, which might affect a borrower's ability to pay, underlying collateral values, risk in and the composition of the loan portfolio, prior loss experience and industry averages. Loans that are deemed to be uncollectible are charged-off and deducted from the allowance. The provision for loan losses and recoveries on loans previously charged-off are added to the allowance.

          The following table sets forth FB's loan loss experience and certain information relating to its allowance for loan losses as of the dates and for the periods indicated.


     ALLOWANCE FOR POSSIBLE LOAN LOSSES
     __________________________________


                                             1993       1992       1991       1990       1989
                                             _____      _____      _____      _____      _____

   Balance at beginning of year            $ 3,308    $ 3,071    $ 2,571    $ 1,828   $ 1,460
   Provision charged (credited)
     to expense                             (1,300)       680      1,334      1,500     1,578
   Charge-offs:
     Real estate                                89        212        606        573       631
     Consumer                                  156        142        368        182       414
     Commercial and all other                    -        366        181        494       620
                                           ________   ________   ________   ________   ________
             Total charge-offs                 245        720      1,155      1,249     1,665

   Recoveries:
     Real estate                               295        104        163        252       161
     Consumer                                   80         87         80         96       105
     Commercial and all other                   19         86         78        144       189
                                          _________   _________  ________   _________  ________
            Total recoveries                   394        277        321        492       455
                                          _________   _________  _________  _________  _________
   Net loan charge-offs (recoveries)          (149)       443        834        757     1,210
                                          _________   _________  _________  _________  _________
   Balance at end of year                  $ 2,157    $ 3,308    $ 3,071    $ 2,571   $ 1,828
                                          =========   =========  =========  =========  =========
   Ratios:
     Net loan charge-offs
       as a % of average loans
       and leases                             0.10%      0.30%     0.61%     0.59%      0.93%
   Recoveries as a %
      of charge-offs                        160.82%     38.47%    27.79%    39.39%     27.33%
   Allowance for possible
      loan losses as a %
      of year-end loans and leases            1.34%      2.28%     2.08%     1.99%      1.42%

      ________________________


          Management believes that the allowance for loan losses at December 31, 1993 was adequate to absorb the known and inherent risks in the loan portfolio at that time. However, no assurance can be given that future changes in economic conditions that might adversely affect FB's principal market area, borrowers or collateral values, and other circumstances will not result in increased losses in FB's loan portfolio in the future.

          The Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 114, "Accounting by Creditors for Impairment of a Loan," which is effective January 1, 1995. This statement establishes standards, including the use of discounted cash flow techniques, for measuring the impairment of a loan when it is probable that the contractual terms will not be met. In management's opinion, the adoption of this standard is not anticipated to have a significant impact on FB's financial statements based on the current loan portfolio.

          Although FB does not normally allocate the allowance for loan losses to specific loan categories, an allocation has been made for purposes of this discussion as set forth below. The following table sets forth the approximate dollar amount of the allowance for loan losses allocable to the stated loan categories, and the percent of total loans in each such category for the periods presented.

     ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
     ___________________________________________


                                1993           1992           1991           1990         1989
                           ______________   _____________  ____________  _____________   ___________
                            Allow. Loans    Allow. Loans   Allow. Loans   Allow. Loans   Allow. Loans
                            ______ ______   ______ ______  ______ ______  ______ ______  ______ ______

   Commercial and
     Industrial            $  64   5.29%   $  61   8.11%   $  80  11.00%  $   76  12.30%  $  65  15.75%
   Real Estate
     Construction              0  16.35%       0  12.02%       0   9.58%       0   5.51%     36   5.61%
   Real Estate Mortgage      483  49.70%     486  50.69%     449  50.25%   1,001  49.93%    598  45.57%
   Consumer                  601  28.66%     587  29.18%     624  29.17%     630  32.26%    620  33.07%
   Unallocated             1,009     -     2,174     -     1,918     -       864     -      509    -
                         _______ _______  ______ _______  ______ _______ ______ _______  ______  _______
                          $2,157 100.00%  $3,308 100.00%  $3,071   100%  $2,571   100%   $1,828    100%
                          ====== =======  ====== =======  ====== ======= ====== =======  ======  =======


          The allocation of the allowance for loan losses should not be interpreted as an indication of future credit trends or that losses will occur in these amounts or proportions. Furthermore, the portion allocated to each loan category is not the total amount available for future losses that might occur within such categories, since even on the above basis there is a substantial unallocated portion of the allowance, and the total allowance is a general allowance applicable to the entire portfolio.

     C.   DEPOSITS
          ________

          Deposits are the primary source of funding for FB's earning assets. Total deposits at the end of 1993, 1992 and 1991 were approximately $215,391, $217,923 and $205,691, respectively. Time certificates of deposit of $100 or more, which were approximately $9,921 at December 31, 1993 and $10,140 at December 31, 1992, had
     remaining maturities as follows as of December 31:


            Remaining Maturity                     1993        1992
                                                  ______      ______


            Three months or less                 $  1,300   $  1,778
            Over three through twelve months        6,020      7,071
            Over one year through five years        2,601      1,291
            Over five years                             -         -
                                                 __________ __________
            Total                                $  9,921   $ 10,140


     D.   INTEREST RATE SENSITIVITY
          _________________________

          Interest rate risk is the potential impact of changes in interest rates on net interest income and results from disparities in repricing opportunities of assets and liabilities over a period of time. Management estimates the effects of changing interest rates and various balance sheet strategies on the level of net interest income. Management may alter the mix of floating- and fixed-rate assets and liabilities, change pricing schedules, and adjust maturities through sales and purchases of securities available for sale as a means of limiting interest rate risk.

          Presented below is FB's interest rate sensitivity position at December 31, 1993. This profile is based on a point in time and may not be meaningful because it does not consider subsequent changes in interest rate levels or spreads between asset and liability categories.

          The degree of interest rate sensitivity is not equal for all types of assets and liabilities. FB's experience has indicated that the repricing of interest-bearing demand, savings and money market accounts does not move with the same magnitude as general market rates. Additionally, these deposit categories, along with non-interest demand, have historically been stable sources of funds to FB, which indicates a much longer implicit maturity than their contractual availability. The accompanying table reflects cumulative gap to total assets as a negative 21.61% within the three-month period. A negative gap implies that earnings would increase in a falling interest rate environment and decrease in a rising interest rate environment.


  INTEREST RATE SENSITIVITY ANALYSIS AT DECEMBER 31, 1993
  _______________________________________________________


                                    0-3          4-6          7-12       After One   Non-interest
                                   Months       Months       Months        Year        bearing       Total
                                 __________    _________    __________   _________   ____________  __________

   Assets:
    Loans                        $  44,411    $  11,742     $  28,962    $  75,291        -         $ 160,406
    Investments                      7,730        2,199        10,296       35,921        -            56,146
    Interest-bearing
     deposits with banks               357          -            -           -            -               357
    Fed funds                        2,000          -            -           -            -             2,000
    Other non interest -
     bearing assets                    -            -            -           -          19,835         19,835
                                ___________   __________    ___________   _________   ___________   ___________

    Total assets
                                 $  54,498    $  13,941     $  39,258    $ 111,212   $  19,835        238,744


   Sources of funds:
    Savings and NOW
     accounts                       68,402          -            -          21,730         -           90,132
    Money Market Accounts           19,903          -            -            -            -           19,903
    CD's over $100,000               3,840        2,349         1,131        2,601         -            9,921
    Other time deposits             13,440       10,110        11,106       16,314         -           50,970
    Subordinated mandatory
     convertible capital notes         -            -           1,451         -            -            1,451
    Other liabilities                 500           -            -            -         45,653         46,153
    Shareholders' equity               -            -            -            -         20,214         20,214
                                ___________   ___________   ____________  __________  _________     __________

    Total source
     of funds                   $ 106,085     $  12,459     $  13,688     $  40,645   $ 65,867      $  238,744
                                ___________   ____________  _____________ ___________ __________    __________

   Repricing gap                $ (51,587)    $   1,482     $  25,570     $  70,567    (46,032)
   Cumulative repricing gap       (51,587)      (50,105)      (24,535)       46,032        -
   Cumulative repricing gap/
    Total assets                   (21.61)%      (20.99)%      (10.28)%       19.28%



      E.   LIQUIDITY
           __________

          FB seeks to manage its liquidity position to attempt to ensure that sufficient funds are available to meet customers' needs for borrowing and deposit withdrawals. Liquidity is derived from both the asset and liability sides of the balance sheet. Asset liquidity arises from the ability to convert assets to cash and self-liquidation or maturity of assets. Liquid asset balances include cash, interest-bearing deposits with financial institutions, short-term investments and federal funds sold. Liability liquidity arises from a diversity of funding sources as well as from the ability of FB to attract deposits of varying maturities. If FB were limited to only one source of funding or all its deposits had the same maturity, its liquidity position would be adversely impacted.

          FB's funding source is primarily its deposit base which is comprised of interest-bearing and noninterest-bearing accounts, augmented through securities sold under repurchase agreements and other short-term borrowings, which are interest-bearing. FB's non-interest bearing demand deposits are, by their very nature, subject to withdrawal upon demand. Declines in one form of funding source require FB to obtain funds from another source. If FB were to experience a decline in noninterest-bearing demand deposits and was to have a significant increase in loan volume without a commensurate increase in such deposits, it would utilize alternative sources of funds, probably at higher cost, to maintain its liquidity and to meet its loan funding needs. This would place downward pressure on FB's net interest margin and might have a negative impact on FB's liquidity position.

          Bank's liquidity expressed as a percentage of net liquid assets to net liabilities was 30.93% and 37.51% at December 31, 1993 and 1992, respectively.

     F.   CAPITAL ADEQUACY
          _________________

          At December 31, 1993, FB's total shareholders' equity was $20,214, an increase of 56.6% from $12,909 at December 31, 1992.
     Book value per common share is presented in the table below.


                                            December 31,
                              ___________________________________________
                                1993               1992           1991
                                _____              _____          ______

  Shares Outstanding           847,787            847,787         847,787
  Shareholders' equity      $   20,214          $  12,909       $   9,230
  Book value per
   common share                  23.84              15.23           10.89


          Adequate levels of capital are necessary over time to sustain growth and absorb losses. In the case of banks and bank holding companies, capital levels must also meet minimum regulatory requirements. Regulatory guidelines designed to measure capital adequacy in terms of risk-weighted assets became effective at the end of 1990 with compliance required by the end of 1992 to reach regulatory minimum of 4% Tier I and 8% total risk-based capital. Tier I capital consists of a certain amount of the allowance for loan losses, certain types of preferred stock and qualifying subordinated debt. Each tier is then divided by risk-weighted assets. The four categories of risk weightings are intended to reflect the creditworthiness of each asset and off-balance sheet exposure. In conjunction with the risk-based capital guidelines, the regulators have issued capital leverage guidelines. The minimum for all banks is 3% with higher minimums dependent upon the condition of the individual bank. FB's capital ratios exceeded the regulatory minimums as indicated in the capital table below:

                                                  December 31,
                                          __________________________       Regulatory
                                          1993             1992              Minimum
                                         _______         _________         ___________
  Capital:
    Tier I                             $  19,530        $  12,910
    Tier II                                2,061            2,732
                                       __________       ___________
       Total Capital                   $  21,591           15,642
                                       ==========       ===========
       Risk-weighted assets            $ 164,843        $ 159,983
  Ratios:
    Tier I capital to
      risk-weighted assets                 11.85%            8.07%             4.0%
    Tier II capital to
      risk-weighted assets                  1.25             1.71                -
       Total capital to
         risk-weighted assets              13.10             9.78              8.0
    Leverage  Ratio                         5.53             8.47              3.0


          The amount of retained earnings that could be paid to FB after December 31, 1993 without prior approval was $7,440 plus an amount equal to Bank's net income for 1994.

     G.   FAIR VALUE OF FINANCIAL INSTRUMENTS
          ___________________________________

          The fair value of certain financial assets and liabilities as of December 31, 1993 is disclosed in Note 13 of the Notes to Consolidated Financial Statements for the years ended December 31, 1993 and 1992. Fair values were determined based on market quotes, where available, or were calculated using discounted cash flows, if no market quotes were available. The differences between fair values and book values were primarily caused by differences between contractual and market interest rates at year-end.

          Fluctuations in fair value will occur as interest rates change. Since FB maintains the repricing of its assets and liabilities relatively matched, changes in fair values are not expected to have a material impact on FB's financial condition, results of operations, liquidity or capital resources. Although FB's balance sheet gap reflects a negative 21.58% three month cumulative gap, FB's stress analysis results indicate a slightly positive gap position due to the historical repricing experience on interest bearing liabilities relative to changes in movement of market interest rates.

     H.   NEW ACCOUNTING STANDARDS
          ________________________

          In December 1990, the Financial Accounting Standards Board issued SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The Statement, which is effective for fiscal years beginning after December 15, 1994 for FB, requires the accrual of the expected costs of postretirement benefits during the years that an eligible employee renders service to the employer. FB had not adopted the new standards as of December 31, 1993. As of January 1, 1993, the accumulated postretirement benefit obligation ("APBO") related to these benefits was approximately $278. FB had the option, upon adopting SFAS No. 106, of recognizing the APBO immediately or over a 20 year period. Subsequent to adoption of SFAS No. 106, FB does not expect the annual expense related to these benefits to materially differ from that recognized prior to adoption.

          In November 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits." The Statement which is effective January 1, 1994, will not have a material effect on FB's financial position or results of operation as FB does not offer a significant number of postemployment benefits.



                 FB MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               FINANCIAL CONDITION AND RESULTS OF OPERATIONS
             FOR THE THREE MONTHS ENDED MARCH 31, 1994 AND 1993
         (Dollar Amounts in Thousands except per share information)

     I.   RESULTS OF OPERATIONS
           _____________________

     Overview
     ________

          FB reported net income of $1,296 or $1.53 per share for the three months ended March 31, 1994, which was a decrease of $427 from the same period last year. Net income for the three months ended March 31, 1993 was $1,723 or $2.03 per share. The decrease was due to FB's adoption of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" during the first quarter of 1993, which had the effect of increasing net income for that period by $672.

          The major components of income are net interest income, provisions for loan losses, non-interest income, and non-interest expense. The following discusses certain changes in each of these items for the first three months of 1994 and 1993.

     A.   NET INTEREST INCOME
          ___________________

          Net interest income for the first three months of 1994 was $3,638 as compared to $3,453 for the same period in 1993. The improvement was due to an increase in earning assets, primarily federal funds sold and investment securities, and continued low rates on interest bearing liabilities. The net interest margin, net interest income expressed as a percentage of average earning assets, was 6.55% for the three-months ended March 31, 1994, as compared to 6.50% for the same period in 1993. The recent general increase in market interest rates did not affect net interest income for the first three months of 1994, however some reduction is expected throughout the remainder of 1994.

     B.   PROVISION FOR LOAN LOSSES
          _________________________

          The  provision  for  loan  losses  is the periodic charge  to earnings for potential losses in the loan portfolio. The evaluation process to determine potential losses includes consideration of the industry, the risk characteristics of the loan portfolio, the specific conditions of individual borrowers and the general economic environment. As these factors change, the level of loan loss provision changes. FB's provision for loan losses was $75 for the first three months of 1994 and $-0- for the same period last year.

     C.   NON-INTEREST INCOME
          ___________________

          Non-interest income was $827 for the first three months of 1994 compared to $645 for the same period a year ago. Service charges on deposit accounts, the largest component of non-interest income, increased $9 in 1994 compared to the same period last year. Increases in ATM fees, credit card income and commissions on credit life insurance of $70, 37 and 35, respectively, accounted for a substantial portion of the remaining increase of $182 over the previous period amount.

     D.   NON-INTEREST EXPENSE
          ____________________

          Non-interest expense was $2,453 for the first quarter of 1994 compared to $2,666 for the same period last year. Reductions in other real estate expenses of $385 offset by increases in personnel costs of $109 accounted for substantially all the decline from the prior period. Other real estate expenses declined due to fewer writedowns of real estate properties. Increases in the number of personnel accounted for the increase in personnel cost. Details of the components of non-interest expense are listed below for the first three months of the year.

     NON-INTEREST EXPENSE
     ____________________

                               Three months ended March 31,
                               ____________________________

                               1994                   1993
                               _____                  _____

   Salaries and Benefits      $ 1,227              $  1,118
   Occupancy                      381                   360
   FDIC Insurance                 118                   119
   Ad Valorem Taxes               135                   121
   Net other real estate
      expenses                     58                   443
   Other Expenses                 534                   505
                               ________             ________
      Total                   $  2,453              $ 2,666
                              =========             ========

     II.  FINANCIAL CONDITION
          ___________________

     A.   INVESTMENT SECURITIES
          ______________________

          FB experienced an increase in its investment portfolio of $7,639 over the December 31, 1993 balance with $7,622 of the increase being in the available for sale portfolio. The increase in the portfolio is attributable to the increase in deposits and the reduction in the loan portfolio experienced during the three month period ended March 31, 1994. With the increase in market interest rates, FB's available for sale portfolio experienced a reduction in value of $598, net of tax, from the $684, net of taxes, of appreciation as of December 31, 1993. There were no securities sold during the three month period.

     B.   LOANS
          ______

          At March 31, 1994, total loans were approximately $152,604, as compared to $160,406 at December 31, 1993. The reason for the decline in the portfolio is attributable primarily to loan maturities and a sale of residential real estate loans in the first quarter.

          Non-performing Assets. Management classifies loans as non-performing when they are either non-accrual, accruing and past due ninety days or more, or involve a troubled debt restructuring. The detail of nonperforming assets is given below.

     NON-PERFORMING ASSETS
     _____________________


                                      March 31,   December 31,
                                       1994           1993
                                   _____________  ____________

     Non-Accrual Loans                   698            105
     Accruing loans past due 90
      days or more                        27            192
     Trouble Debt Restructuring            -              -
                                       _______        _______
     Nonperforming Loans                 725            297
                                       =======        =======
     Real Estate Acquired
      Through Foreclosure              1,604          1,693
                                       =======        =======
     Other Assets Acquired
      Through Repossession                 -            28
                                       ========       =======
     Non performing loans as a
     percent of total loans              .5%            .2%
                                       ========       ========
            total loans


          Management reviews the allowance quarterly and will make changes to the allowance as appropriate. FB's loan portfolio contains a concentration of loans to the residential real estate construction industry. A concentration is defined as amounts loaned to a multiple number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions, where the amount exceeds 10% of total loans. At March 31, 1994, Bank had approximately $30,893 of loans outstanding to borrowers in the construction industry, which represented 148.5% of Bank's Tier I Capital and 20.5% of Bank's total outstanding loans on such date.

          The allowance for loan losses totaled $2,241 as of March 31, 1994, compared to $2,157 at December 31, 1993. Net charged off loans were ($9) for the three months ended March 31, 1994 compared to $49 for the same period in the prior year.

          The allowance for loan losses as a percentage of total loans was 1.47% at March 31, 1994 compared to 1.34% at December 31, 1993. A lower level of loans and a decrease in the balance contributed to the higher percentage.

     C.   DEPOSITS
          ________

          Total deposits increased to $223,387 at March 31, 1994 from $215,391 at December 31, 1993. Non-interest bearing deposits increased by $3,637 and interest bearing deposits, primarily time deposits, increased by $4,359.

     D.   INTEREST RATE SENSITIVITY
          _________________________

          Interest rate sensitivity is the result of differences between the dollar amount of assets and liabilities that mature or reprice within a period of time. These differences, or interest rate "gap," provide a relative indication of the extent to which net interest income is affected by interest rate movements in future periods.

          FB's negative gap at March 31, 1994 at the three month period was 19.99%. At December 31, 1993 the three month repricing gap was a negative 21.61%. Bancshares' goal is to mitigate significant exposure to changes in interest rate.

     E.   LIQUIDITY
          _________

          FB's primary sources of liquidity are cash, amounts due from banks, short term investments, and federal funds sold. In addition, liquidity is provided by maturing loans and securities. FB's liquidity position remained stable between December 31, 1993 and March 31, 1994. FB's liquidity expressed as the percentage of net liquid assets to net liabilities was 30.66% at March 31, 1994 and 30.93% at December 31, 1993.

          On March 21, 1994, FB retired all of the remaining  12%
     subordinated debentures which were maturing on September 22,
     1994.   The  retirement  of  the  debentures was funded by a
     $1,500 dividend from the Bank.

     F.   CAPITAL ADEQUACY
          ________________

          At March 31, 1994, FB's total  shareholders  equity was
     $20,912, an increase of $698 from $20,214 at December 31, 1993. FB has not declared dividends to its shareholders during the past five years.

          FB had a Tier I capital to risk weighted asset ratio of 14.22% and a leverage ratio of 8.45% at March 31, 1994.

          Book value per common share was $24.67 at March 31, 1994 compared to $23.84 at December 31, 1993.

          The amount of retained earnings that could be paid to FB after March 31, 1994 without prior approval was $7,236 plus an amount equal to Bank's net income for 1994.

                                INFORMATION ABOUT FCC

               The following documents, or the indicated portions thereof, have been filed by FCC with the Commission, and are incorporated by reference into this Proxy Statement and Prospectus: FCC's Annual Report on Form 10-K for the fiscal year ended December 31, 1993; FCC's quarterly report on Form 10-Q for the fiscal quarter ended March 31, 1994; and the description of FCC Common Stock set forth in FCC's Applications for Registration on Form 8-A filed with the Commission on November 9, 1972 and December 22, 1976, as amended by a report on Form 8 filed with the Commission on June 19, 1989 and by a report on Form 8-A/A filed with the Commission on August 12, 1993.

               In addition, all other documents that will be filed by FCC with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Proxy
          Statement and Prospectus and the date of the Special Meeting shall be deemed to be incorporated herein by reference from the date of filing. See "Available Information" for information with respect to securing copies of documents incorporated by reference in this Proxy Statement and Prospectus.

               Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed and incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement and Prospectus.

                          COMPARATIVE RIGHTS OF SHAREHOLDERS

               If the shareholders of FB approve the Plan and the Mergers are subsequently consummated, all shareholders of FB, other than those perfecting and not withdrawing or forfeiting dissenters' rights, will become shareholders of FCC and their rights will be governed by and be subject to the Articles of Incorporation and By-laws of FCC rather than the Articles of Incorporation and By-laws of FB, as amended. The following is a brief summary of certain of the principal differences between the rights of shareholders of FCC and FB not described elsewhere herein.

          Preferred Stock

               The Board of Directors of FCC is authorized, without action of its shareholders, to issue FCC preferred stock (the "FCC Preferred Stock") from time to time and to establish the designa-tions, preferences and relative, optional or other special rights and qualifications, limitations and restrictions thereof, as well as to establish and fix variations in the relative rights as between holders of any one or more series of such FCC Preferred Stock. The authority of the Board of Directors includes but is not limited to the determination or fixing of the following with respect to each series of FCC Preferred Stock which may be issued: (i) the designation of such series; (ii) the number of shares initially constituting such series; (iii) the dividend rate and conditions and the dividend preferences, if any, in respect of the FCC Common Stock and among the series of FCC Preferred Stock; (iv) whether, and upon what terms, the FCC Preferred Stock would be convertible into or exchanged for shares of any other class or other series of the same class; (v) whether, and to what extent, holders of one or more shares of a series of FCC Preferred Stock will have voting rights; and (vi) the restrictions, if any, that are to apply on the issue or reissue of any additional FCC Preferred Stock.

               Shares of FCC Preferred Stock that are authorized would be available for issuance in connection with the acquisition of other businesses, infusion of capital, or for other lawful corporate purposes, at the discretion of the Board of Directors. The Board of Directors could issue FCC Preferred Stock to a person or persons who would support management in connection with a proxy contest to replace an incumbent director or in opposition to an unsolicited tender offer. As a result, such proposals or tender offers could be defeated even though favored by the holders of a majority of the FCC Common Stock. As of March 31, 1994, FCC had 2,398,170 shares of Series 1992 Preferred Stock outstanding.

               The Articles of Incorporation of FB contain a similar provision; however, they require that such preferred stock have cumulative dividend rights.

          Shareholders' Meetings

               FCC's Articles of Incorporation and By-laws provide that upon the written request of holders of a majority of the voting power of FCC, the secretary shall call a special meeting of shareholders. FB's By-laws provide that the President, the Board of Directors or any one or more shareholders owning an aggregate of at least 1/5 of all outstanding stock of FB may call a special meeting of shareholders at any time.

          Fair Price Protection Statute

               FCC is subject to Louisiana's Fair Price Protection  Statute
          (Sections 132 - 134 of the LBCL), which requires that, in addition to any vote otherwise required by law or a corporation's articles of incorporation, any "business combination" (as defined in the statute) between a corporation and the holder of 10% or more of its total voting power be recommended by the corporation's Board of Directors and approved by (i) at least 80% of the total voting power of the corporation and (ii) at least two-thirds of the votes entitled to be cast by shareholders other than the 10% shareholder, unless certain minimum price, form of consideration and procedural requirements are satisfied by the 10% shareholder, or if the Board approves the business combination before the 10% shareholder becomes a 10% shareholder.

               The provisions of this statute are not applicable to FB.


                                    LEGAL MATTERS

               Correro, Fishman & Casteix, L.L.P., New Orleans, Louisiana, has rendered its opinion that the shares of FCC Common Stock to be issued in connection with the Holding Company Merger have been duly authorized and, if and when issued pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable.

                                       EXPERTS

               The audited consolidated financial statements of FB and its subsidiaries included in this Proxy Statement and Prospectus have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their report with respect thereto, and have been included herein in reliance upon the authority of such firm as experts in accounting and auditing.

               The audited consolidated financial statements of FCC and its subsidiaries incorporated by reference in this Proxy Statement and Prospectus have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their report with respect thereto, and have been so incorporated by reference in reliance upon the authority of such firm as experts in accounting and auditing. With respect to the unaudited consolidated interim financial information of FCC and its subsidiaries incorporated by reference in this Proxy Statement and Prospectus from FCC's quarterly report on Form 10-Q, Arthur Andersen & Co. has applied limited procedures in accordance with professional standards for a review of that information. However, their separate report thereon states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, Arthur Andersen & Co. is not subject to the liability provisions of Section 11 of the
          Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by them within the meaning of Sections 7 and 11 of the Securities Act.

                                    OTHER MATTERS

               At the time of the preparation of this Proxy Statement and Prospectus, FB had not been informed of any matters to be presented by or on behalf of FB or its management for action at the Special Meeting other than those listed in the Notice of Special Meeting of Shareholders and referred to herein. If any other matters come before the meeting or any adjournment thereof, the persons named in the enclosed proxy will vote on such matters according to their best judgment.

               Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board of Directors of FB, and return it at once in the enclosed envelope.

                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        ___________________________________
                                        Elton A. Arceneaux, President

          Slidell, Louisiana
          ____________, 1994

                             FIRST COMMERCE CORPORATION

                 PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                    (Unaudited)

            In addition to the Merger with First Bancshares, Inc., First Commerce Corporation has several other transactions pending which are described below. The unaudited pro forma condensed combined balance sheets as of December 31, 1993 and March 31, 1994 and the unaudited pro forma condensed combined statements of income for the years ended December 31, 1993, 1992 and 1991 and for the three months ended March 31, 1994 appearing on the following pages give effect to the proposed mergers of Lakeside Bancshares, Inc., First Bancshares, Inc., City Bancorp, Inc., and Wolcott Mortgage Group, Inc. with First Commerce Corporation ("FCC"). A brief description of each of the proposed plans of merger follows.

            FCC and Lakeside Bancshares, Inc. (Lakeside) have signed a definitive agreement to merge the two companies and their respective subsidiaries, The First National Bank of Lake Charles and Lakeside National Bank. Shareholders of Lakeside will receive shares of FCC Common Stock. The number of shares will be determined at the time the mergers are effected, but will not exceed approximately 1,540,000 shares.

            FCC and First Bancshares, Inc. (FB) have signed a definitive agreement to merge the two companies and their respective subsidiaries, First National Bank of Commerce and First Bank. Shareholders of FB will receive shares of FCC Common Stock. The exact number of shares will be determined at the time the mergers are effected, but in no event will exceed 2,860,169 shares.

            FCC and City Bancorp, Inc. (City) have signed a letter of intent to merge the two companies and their respective subsidiaries, The First National Bank of Lafayette and City Bank and Trust Company. Shareholders of City will receive approximately 4.75 shares of FCC Common Stock for each one share of City common stock owned. The total number of FCC shares issuable in this transaction is fixed at 475,000.

            FCC and Wolcott Mortgage Group, Inc. ("Wolcott") have signed a definitive agreement for FCC to acquire Wolcott. The shareholders of Wolcott will receive $1.251 million at closing, in the form of 51% FCC Common Stock and 49% cash. A second contingent payment, 51% FCC Common Stock and 49% cash, will be made one year from closing, with payment determined by loan origination volume by Wolcott. The maximum total purchase price will not exceed $2.5 million.

            The Lakeside, FB, and City mergers will be accounted for under the pooling-of-interests method of accounting. The Wolcott merger will be accounted for under the purchase method of accounting. The pro forma financial statements have been prepared to reflect the consummation of all of the mergers. No assurance can be given, however, that any or all of the mergers will be consummated, and consummation of one or more mergers is not a condition to the consummation of any other merger.

            No provision has been made for nonrecurring charges or credits directly related to the mergers, and any such charges or credits are not expected to be material. Certain direct costs of the mergers which have been incurred and included in the pro forma financial statements are immaterial. The unaudited pro forma condensed combined balance sheets include adjustments directly attributable to the proposed mergers based on estimates derived from information currently available.

            The proforma financial statements do not purport to be indicative of the financial position or results of operations that would actually have been obtained if the mergers had been in effect at such dates or for such periods, or of the results that may be obtained in the future. These statements and related notes should be read in conjunction with the consolidated financial statements of FB and FCC and the notes thereto included elsewhere herein or incorporated by reference hereto.

PRO FORMA CONDENSED COMBINED BALANCE SHEET
          March 31, 1994
          (In thousands)
            (Unaudited)


                                                                   Historical                              Pro             Pro
                                     ------------------------------------------------------------------   Forma           Forma
                                         FCC        Lakeside         FB           City        Wolcott   Adjustments<FN1>  Combined
                                     -----------   -----------   ----------   -----------   ----------- ------------    ----------
ASSETS
  Cash and due from banks           $    303,760   $   15,341   $   12,491   $      4,651   $     341   $  (1,225)   $    335,359
  Interest-bearing deposits in
    other banks                           90,430        7,159          263            495         142           -          98,489
  Securities held to maturity            446,697       48,976        8,608          4,765           -           -         509,046
  Securities available for sale        2,560,192       12,253       55,177         21,138           -           -       2,648,760
  Trading account securities                 466            -            -              -           -           -             466
  Federal funds sold and securities
    purchased under resale agreements    106,900        5,347        8,430         10,650           -           -         131,327
  Loans and leases, net of unearned
    income                             2,658,134       92,943      152,604         44,950       2,454           -       2,951,085
    Allowance for loan losses            (63,844)      (2,894)      (2,241)          (556)          -           -         (69,535)
                                    ------------   ---------   ----------   ------------   ---------   ---------    ------------
     Net loans and leases              2,594,290       90,049      150,363         44,394       2,454                   2,881,550
  Premises and equipment                 106,832        8,413        6,471          2,006          40           -         123,762
  Goodwill and other intangible
    assets                                15,494            -            -              -           -       2,141<FN6>     17,635
  Other assets                           148,063        2,586        4,725            895          58           -         156,327
                                    ------------   ---------   ----------   ------------   ---------   ---------    ------------
      Total assets                  $  6,373,124   $  190,124   $  246,528   $     88,994   $   3,035   $     916    $  6,902,721
                                    ============   ==========   ==========   ============   =========   =========    ============
LIABILITIES
  Domestic deposits
    Noninterest-bearing deposits    $  1,287,217   $   42,994   $   48,102   $     14,527   $       -   $       -    $  1,392,840
    Interest-bearing deposits          4,005,366      129,499      175,285         58,094           -           -       4,368,244
  Foreign branch interest-bearing
    deposits                               4,979            -            -              -           -           -           4,979
                                    ------------   ----------   ----------   ------------   ---------   ---------    ------------
      Total deposits                   5,297,562      172,493      223,387         72,621           -                   5,766,063
  Short-term borrowings                  407,868            -          554          7,782       2,609           -         418,813
  Other liabilities                       70,544        1,144        1,675            752          67           -          74,182
  Long-term debt                          89,682            -            -              -                       -          89,682
                                    ------------   ----------   ----------   ------------   ---------   ---------    ------------
      Total liabilities                5,865,656      173,637      225,616         81,155       2,676                   6,348,740
                                    ------------   ----------   ----------   ------------   ---------   ---------    ------------
STOCKHOLDERS' EQUITY
  Preferred stock                         59,979            -            -              -        147         (147)<FN2>    59,979
  Common stock                           130,720        1,250          848            500          3       22,016 <FN2>   155,337
  Capital surplus                        137,406        2,500        3,823          2,504          -      (20,744)<FN2>   125,489
  Retained earnings                      202,797       12,698       16,155          4,886        209         (209)<FN2>   236,536
  Unearned restricted stock
    compensation                          (1,191)           -            -              -          -            -          (1,191)
  Unrealized gain(loss) on
    securities available for sale        (22,243)          39           86            (51)         -            -         (22,169)
                                    ------------   ----------   ----------   ------------   ---------   ---------    ------------
      Total stockholders' equity         507,468       16,487       20,912          7,839        359          916         553,981
                                    ------------   ----------   ----------   ------------   ---------   ---------    ------------
      Total liabilities and
        stockholders' equity        $  6,373,124   $  190,124   $  246,528   $     88,994   $  3,035   $      916    $  6,902,721
                                    ============   ==========   ==========   ============   =========   =========    ============

(See accompanying notes)

PRO FORMA CONDENSED COMBINED BALANCE SHEET
        December 31, 1993
          (In thousands)
            (Unaudited)

                                                            Historical                          Pro              Pro
                                 ---------------------------------------------------------     Forma            Forma

                                      FCC          Lakeside         FB            City        Adjustments<FN1>  Combined<FN7>
                                 ------------   ------------   ------------   ------------   ------------    ------------
ASSETS
  Cash and due from banks        $    387,548   $     18,915   $     11,042   $      4,424   $          -    $    421,929
  Interest-bearing deposits
    in other banks                     55,422          2,750            357            693              -          59,222
  Securities held for investment    1,523,638         58,916          8,591         24,716              -       1,615,861
  Securities held for sale          1,779,927              -         47,555              -              -       1,827,482
  Trading account securities              482              -              -              -              -             482
  Federal funds sold and
    securities purchased under
    resale agreements                  28,600          3,500          2,000          2,425              -          36,525
  Loans and leases, net of
    unearned income                 2,674,697         96,827        160,406         45,557              -       2,977,487
    Allowance for loan losses         (68,302)        (2,971)        (2,157)          (590)             -         (74,020)
                                 ------------   ------------   ------------   ------------   ------------    ------------
     Net loans and leases           2,606,395         93,856        158,249         44,967                      2,903,467
  Premises and equipment              102,230          8,498          6,634          2,053              -         119,415
  Goodwill and other intangible
   assets                              16,143              -              -              -              -          16,143
  Other assets                        159,900          2,043          4,316            918              -         167,177
                                 ------------   ------------   ------------   ------------   ------------    ------------
      Total assets               $  6,660,285   $    188,478   $    238,744   $     80,196   $               $  7,167,703
                                 ============   ============   ============   ============   ============    ============
LIABILITIES
  Domestic deposits
    Noninterest-bearing deposits $  1,196,259   $     45,691   $     44,465   $     13,565   $          -    $  1,299,980
    Interest-bearing deposits       4,107,813        125,863        170,926         53,487              -       4,458,089
  Foreign branch interest-bearing
    deposits                            5,787              -              -              -              -           5,787
                                 ------------   ------------   ------------   ------------   ------------    ------------
      Total deposits                5,309,859        171,554        215,391         67,052                      5,763,856
  Short-term borrowings               678,316              -          1,951          4,914              -         685,181
  Other liabilities                    72,734            938          1,188            610              -          75,470
  Long-term debt                       89,704              -              -              -              -          89,704
                                 ------------   ------------   ------------   ------------   ------------    ------------
      Total liabilities             6,150,613        172,492        218,530         72,576                      6,614,211
                                 ------------   ------------   ------------   ------------   ------------    ------------
STOCKHOLDERS' EQUITY
  Preferred stock                      59,979              -              -              -              -          59,979
  Common stock                        130,311          1,250            848            500         21,778 <FN2>   154,687
  Capital surplus                     135,911          2,500          3,823          2,504        (21,778)<FN2>   122,960
  Retained earnings                   184,288         12,236         14,859          4,616              -         215,999
  Unearned restricted stock
    compensation                         (817)             -              -              -              -            (817)
  Unrealized gain(loss) on
    securities available for sale           -              -            684<FN3>         -              -             684
                                 ------------   ------------   ------------   ------------   ------------    ------------
      Total stockholders' equity      509,672         15,986         20,214          7,620              -         553,492
                                 ------------   ------------   ------------   ------------   ------------    ------------
      Total liabilities and
        stockholders' equity     $  6,660,285   $    188,478   $    238,744   $     80,196   $         -     $  7,167,703
                                 ============   ============   ============   ============   ============    ============

(See accompanying notes)

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
 Three Months Ended March 31, 1994
 (In thousands, except share data)
            (Unaudited)


                                                      Historical                                            Pro           Pro
                             ------------------------------------------------------------------------      Forma         Forma
                                 FCC          Lakeside         FB            City          Wolcott       Adjustments    Combined
                             ------------   ------------   ------------   ------------   ------------   ------------   ------------
Interest income              $     97,183   $      2,902   $      4,762   $      1,434   $         39   $        -   $    106,320
Interest expense                   34,437            717          1,124            457             33            -         36,768
                             ------------   ------------   ------------   ------------   ------------   ----------   ------------
Net interest income                62,746          2,185          3,638            977              6            -         69,552
Provision for loan losses          (3,832)             -             75             20              -            -         (3,737)
Net interest income after    ------------   ------------   ------------   ------------   ------------   ----------   ------------
  provision for loan losses        66,578          2,185          3,563            957              6            -         73,289
Other income                       28,501            823            827            255            260            -         30,666
Operating expense                  56,472          2,319          2,453            803            261           27 <FN6>   62,335
                             ------------   ------------   ------------   ------------   ------------   ----------   ------------
Income before income tax
  expense                          38,607            689          1,937            409              5          (27)        41,620
Income tax expense                 12,475            227            641            139              2            -         13,484
                             ------------   ------------   ------------   ------------   ------------   ----------   ------------
Net income                         26,132            462          1,296            270              3          (27)        28,136
Preferred dividend
  requirements                      1,087              -              -              -              2            -          1,089
                             ------------   ------------   ------------   ------------   ------------   ----------   ------------
Income applicable to common
  shares                     $     25,045   $        462   $      1,296   $        270   $          1   $      (27)  $     27,047
                             ============   ============   ============   ============   ============   ==========   ============

Earnings per share <FN4>
  Primary                    $        .95   $        .92   $       1.53   $       2.70   $      33.33                $        .87
  Fully diluted              $        .86   $        .92   $       1.53   $       2.70   $      33.33                $        .80

Weighted average shares
  outstanding <FN4)>
  Primary                      26,302,120        500,000        847,658        100,000             30                  31,224,967
  Fully diluted                32,244,994        500,000        847,658        100,000             30                  37,167,841

(See accompanying notes)


PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
   Year Ended December 31, 1993
 (In thousands, except share data)
            (Unaudited)


                                                   Historical                                             Pro            Pro
                           ------------------------------------------------------------------------      Forma          Forma
                               FCC          Lakeside          FB          City           Wolcott      Adjustments     Combined
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
Interest income            $    393,334   $     11,999   $     20,640   $      6,033   $        308   $          -   $    432,314
Interest expense                143,324          3,207          5,030          1,788            254              -        153,603
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
Net interest income             250,010          8,792         15,610          4,245             54              -        278,711
Provision for loan losses        (4,504)             -         (1,300)           205              -              -         (5,599)
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
Net interest income after
  provision for loan losses     254,514          8,792         16,910          4,040             54              -        284,310
Other income                    102,421          3,256          2,544            807          1,465              -        110,493
Operating expense               221,080          9,764         10,586          3,224          1,391            107 <FN6>  246,152
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
Income before income tax
  expense                       135,855          2,284          8,868          1,623            128           (107)       148,651
Income tax expense               40,641            822          2,919            552             41              -         44,975
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
Net income <FN5>                 95,214          1,462          5,949          1,071             87           (107)       103,676
Preferred dividend
  requirements                    4,348              -              -              -              9              -          4,357
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
Income applicable to
  common shares            $     90,866   $      1,462   $      5,949   $      1,071   $         78   $       (107)  $     99,319
                           ============   ============   ============   ============   ============   ============   ============

Earnings per share <FN4><FN5>
  Primary                  $       3.48   $       2.92   $       7.02   $      10.71   $   2,600.00                  $       3.20
  Fully diluted            $       3.18   $       2.92   $       7.02   $      10.71   $   2,600.00                  $       2.99

Weighted average shares
  outstanding <FN4>
  Primary                    26,132,211        500,000        847,787        100,000             30                    31,055,058
  Fully diluted              32,125,003        500,000        847,787        100,000             30                    37,047,850


(See accompanying notes)

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
   Year Ended December 31, 1992
 (In thousands, except share data)
            (Unaudited)


                                                     Historical                                 Pro           Pro
                                ---------------------------------------------------------      Forma         Forma
                                    FCC          Lakeside          FB           City         Adjustments    Combined
                               ------------   ------------   ------------   ------------   ------------   ------------
Interest income                 $    398,701   $     13,593   $     20,495   $      6,086   $          -   $    438,875
Interest expense                     163,348          4,798          6,682          2,073              -        176,901
                                ------------   ------------   ------------   ------------   ------------   ------------
Net interest income                  235,353          8,795         13,813          4,013              -        261,974
Provision for loan losses             22,040            675            680            236              -         23,631
                                ------------   ------------   ------------   ------------   ------------   ------------
Net interest income after
  provision for loan losses          213,313          8,120         13,133          3,777              -        238,343
Other income                          96,627          4,167          2,106            728              -        103,628
Operating expense                    203,781         10,383          9,785          3,113              -        227,062
                                ------------   ------------   ------------   ------------   ------------   ------------
Income before income tax
  expense and minority
  interest                           106,159          1,904          5,454          1,392              -        114,909
Income tax expense                    32,766            689          1,774            226              -         35,455
                                ------------   ------------   ------------   ------------   ------------   ------------
Income before minority
  interest                            73,393          1,215          3,680          1,166              -         79,454
Earnings of minority
  interest                               918              -              -              -              -            918
                                ------------   ------------   ------------   ------------   ------------   ------------
Net income                            72,475          1,215          3,680          1,166              -         78,536
Preferred dividend
  requirements                         4,076              -              -              -              -          4,076
                                ------------   ------------   ------------   ------------   ------------   ------------
Income applicable to
  common shares                 $     68,399   $      1,215   $      3,680   $      1,166   $          -$        74,460
                                ============   ============   ============   ============   ============   ============

Earnings per share <FN4>
  Primary                       $       2.88   $       2.43   $       4.34   $      11.66                  $       2.60
  Fully diluted                 $       2.70   $       2.43   $       4.34   $      11.66                  $       2.50

Weighted average shares
  outstanding <FN4>
  Primary                         23,728,540        500,000        847,787        100,000                    28,603,274
  Fully diluted                   29,568,365        500,000        847,787        100,000                    34,443,099


(See accompanying notes)

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
   Year Ended December 31, 1991
 (In thousands, except share data)
            (Unaudited)

                                                             Historical                                    Pro           Pro
                                          ---------------------------------------------------------       Forma         Forma
                                               FCC         Lakeside          FB           City         Adjustments    Combined
                                          ------------   ------------   ------------   ------------   ------------   ------------
Interest income                          $    393,922   $     16,779   $     19,463   $      6,549   $          -$       436,713
Interest expense                              202,060          7,986          9,187          3,031              -        222,264
                                          ------------   ------------   ------------   ------------   ------------   ------------
Net interest income                           191,862          8,793         10,276          3,518              -        214,449
Provision for loan losses                      43,734            300          1,334             80              -         45,448
                                          ------------   ------------   ------------   ------------   ------------   ------------
Net interest income after
  provision for loan losses                   148,128          8,493          8,942          3,438              -        169,001
Other income                                   83,678          3,720          2,169            369              -         89,936
Operating expense                             185,963         10,005          8,249          3,011              -        207,228
                                          ------------   ------------   ------------   ------------   ------------   ------------
Income before income tax expense and
  minority interest                            45,843          2,208          2,862            796              -         51,709
Income tax expense                             10,936            547            872             13              -         12,368
                                          ------------   ------------   ------------   ------------   ------------   ------------
Income before minority interest                34,907          1,661          1,990            783              -         39,341
Earnings of minority interest                     878              -              -              -              -            878
                                          ------------   ------------   ------------   ------------   ------------   ------------
Net income                                     34,029          1,661          1,990            783              -         38,463
Preferred dividend requirements                     -              -              -              -              -              -

Income applicable to common shares       $     34,029   $      1,661   $      1,990   $        783   $          -$        38,463
                                          ============   ============   ============   ============   ============   ============

Earnings per share <FN4>
  Primary                                $       1.56   $       3.32   $       2.35   $       7.83                  $       1.44
  Fully diluted                          $       1.56   $       3.32   $       2.35   $       7.83                  $       1.44

Weighted average shares outstanding <FN4>
  Primary                                  21,808,941        500,000        847,787        100,000                    26,683,675
  Fully diluted                            21,808,941        500,000        847,787        100,000                    26,683,675


(See accompanying notes)

                       NOTES TO PRO FORMA CONDENSED COMBINED
                          FINANCIAL STATEMENTS (Unaudited)

          <FN1>   In connection with the mergers, FCC will issue shares of its
      Common Stock to the shareholders of Lakeside, FB, City, and Wolcott. To calculate pro forma information, it has been assumed that the number of outstanding shares of FCC Common Stock includes shares to be issued upon consummation of the mergers. Under the terms of the proposed mergers with Lakeside and FB, the number of shares of FCC Common Stock to be delivered will be determined at the time the mergers are effected based on the closing sales price of FCC Common Stock with a maximum number of shares to be issued in the transactions of 1,540,000 and 2,860,169, respectively. For purposes of these pro formas, it has been assumed that the maximum number of shares issuable under the proposed mergers with Lakeside and FB will be issued. The total number of shares of FCC Common Stock issuable in the transaction with City is fixed at 475,000. Under the terms of the proposed merger with Wolcott, the number of shares to be delivered will be determined, among other things, by the average sales price of a share of FCC Common Stock. Upon consummation, the shareholders of Wolcott will receive $1,251,000, in the form of 51% FCC Common Stock and 49% cash. A second contingent payment will be made one year from closing, with payment determined by loan origination volume at Wolcott. Payment of this second contingent payment will be in the form of 51% stock and 49% cash. The maximum purchase price will not exceed $2,500,000. For purposes of these pro formas, it has been assumed that the maximum amount of $2,500,000, 51% FCC Common Stock; 49% cash, is paid for Wolcott with an average sales price of FCC Common Stock of $26.50 resulting in the issuance of 48,113 shares of FCC Common Stock.

          <FN2>   Calculation of Pro Forma  Capital.  As required by generally accepted accounting principles under the pooling-of-interests method of accounting, FCC's Common Stock account has been decreased by the balance in common stock for Lakeside, FB, and City and increased by the par value of the FCC Common Stock assumed to be issued under the mergers. As required by generally accepted accounting principles under the purchase method of accounting, FCC's stockholders' equity has been decreased by the balance in Wolcott's stockholders' equity accounts and increased by the fair value of the FCC Common Stock assumed to be issued under the merger. An analysis of these adjustments follows (in thousands, except share data):


                                                                           Stockholders' Equity
                                              ___________________________________________________________________________________
                                                                                                        Unrealized
                                                                                           Unearned    Gain (Loss) On
                                    Excess                                                Restricted    Securities      Total
                                  Cost Over   Preferred  Common   Capital   Retained         Stock      Available    Stockholders'
                          Cash    Fair Value    Stock    Stock    Surplus   Earnings     Compensation    For Sale       Equity
                          ____    __________  _________  ______   _______   ________     ____________  _____________ ____________

   Lakeside (A)         $     -   $     -   $     -   $  7,700  $ (3,950)   $     -    $       -    $         -    $   3,750
                                                         (1,250)   (2,500)                                (3,750)

   FB (B)                      -         -         -     14,301    (9,630)         -            -              -        4,671
                                                           (848)   (3,823)                                (4,671)

   City (C)                    -         -         -      2,375       629          -            -              -        3,004
                                                           (500)   (2,504)                                (3,004)

   Wolcott (D)            (1,225)    2,141         -        241     1,034          -            -              -        1,275
                                                (147)        (3)        -       (209)           -              -         (359)
                          ______    ______    ______    _______   _______     ______     ________       _________     _______
   Total                 $(1,225)  $ 2,141   $  (147)  $ 22,016  $(20,744)   $  (209)   $       -    $         -    $     916
                          ======    ======    ======    =======   =======     ======     ========       =========     =======

            (A) Issuance of 1,540,000 shares of FCC Common Stock for 500,000 shares of Lakeside common stock in a transaction accounted for as a pooling-of-interests. FCC's Common Stock account has been decreased by the balance in Lakeside's common stock account ($1,250) and increased by the par value of the FCC Common Stock issued ($7,700).

            (B) Issuance of 2,860,169 shares of FCC Common Stock for 847,787 shares of FB Common Stock in a transaction accounted for as a pooling-of-interests. FCC's Common Stock account has been decreased by the balance in FB's Common Stock account ($848) and increased by the par value of the FCC Common Stock issued ($14,301).

            (C) Issuance of 475,000 shares of FCC Common Stock for 100,000 shares of City common stock in a transaction accounted for as a pooling-of-interests. FCC's Common Stock account has been decreased by the balance in City's common stock account ($500) and increased by the par value of the FCC Common Stock issued ($2,375).

            (D) Payment of $1,225 in cash and issuance of 48,113 shares of FCC Common Stock in exchange for 30 shares of Wolcott common stock and 120 shares of Wolcott preferred stock in a transaction accounted for as a purchase. Excess cost over fair value of $2,141 will be recorded as a result of this transaction.

            <FN3>   FB adopted Statement of Financial Accounting Standards No.
        115, "Accounting for Certain Investments in Debt and Equity Securities" as of December 31, 1993. FCC, Lakeside, and City adopted SFAS No. 115 as of January 1, 1994.

            <FN4>   Pro forma earnings per share have been computed on the pro forma combined weighted average shares outstanding. Pro forma combined weighted average shares outstanding include weighted average outstanding shares of FCC Common Stock, after adjustment for shares of FCC Common Stock assumed to be issued in connection with the mergers. Income for primary earnings per share is adjusted for preferred stock dividends. Income for fully diluted earnings per share is adjusted for interest related to convertible debentures, net of the related income tax effect, and preferred stock dividends.

            <FN5>   Lakeside  and FB adopted Statement of Financial Accounting
        Standards No. 109, "Accounting for Income Taxes" in 1993 and reported the cumulative effect of this accounting change in their respective 1993 consolidated statements of income. The effect of this change was a $131,000 decrease in net income for Lakeside and a $672,000 increase in net income for FB. These amounts are not considered to be components of ongoing results and accordingly have not been included in the historical or combined pro forma amounts presented.

            <FN6>   To record the excess cost over fair value  for the Wolcott
        merger  of  $2,141,000.   The excess cost is being amortized  over  20
        years on a straight line basis.

            <FN7>   The  pro forma condensed  combined  balance  sheet  as  of
        December 31, 1993 reflects only those mergers accounted for under the pooling-of-interests method of accounting.

                    PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                       (Unaudited)
                           (First Bancshares Transaction Only)

               The unaudited pro forma condensed combined balance sheets as of December 31, 1993 and March 31, 1994 and the unaudited pro forma condensed combined statements of income for the years ended December 31, 1993, 1992 and 1991 and for the three months ended March 31, 1994 appearing on the following pages give effect to the proposed First Bancshares, Inc. (FB) merger with First Commerce Corporation (FCC) using the pooling-of-interests method of accounting. A brief description of the proposed plan of merger follows.

               FCC and FB (collectively the "Companies") have signed a definitive agreement to merge the two companies and their respective subsidiaries, First National Bank of Commerce and First Bank (the "Mergers"). Shareholders of FB will receive shares of FCC Common Stock. The exact number of shares will be determined at the time the Mergers are effected, but in no event would exceed 2,860,169 shares.

               No provision has been made for nonrecurring charges or credits directly related to the Mergers, and any such charges or credits are not expected to be material. Certain direct costs of the Mergers which have been incurred and included in the pro forma financial statements are immaterial. The unaudited pro forma condensed combined balance sheets include adjustments directly attributable to the proposed Mergers based on estimates derived from information currently available.

               The proforma financial statements do not purport to be indicative of the financial position or results of operations that would actually have been obtained if the Mergers had been in effect at such dates or for such periods, or of the results that may be obtained in the future. These statements and related notes should be read in conjunction with the consolidated financial statements of the Companies and the notes thereto included elsewhere herein or incorporated by reference hereto.

PRO FORMA CONDENSED COMBINED BALANCE SHEET
            March 31, 1994
            (In thousands)
             (Unaudited)

                                                                                       Pro              Pro
                                                              Historical              Forma            Forma
                                                    -----------------------------
                                                         FCC               FB       Adjustments<FN1>  Combined
                                                    ------------     ------------   ------------    ------------
ASSETS
  Cash and due from banks                          $    303,760     $     12,491   $          -    $    316,251
  Interest-bearing deposits in other banks               90,430              263              -          90,693
  Securities held to maturity                           446,697            8,608              -         455,305
  Securities available for sale                       2,560,192           55,177              -       2,615,369
  Trading account securities                                466                -              -             466
  Federal funds sold and securities
    purchased under resale agreements                   106,900            8,430              -         115,330
  Loans and leases, net of unearned income            2,658,134          152,604              -       2,810,738
    Allowance for loan losses                           (63,844)          (2,241)             -         (66,085)
                                                    ------------     ------------   ------------    ------------
     Net loans and leases                             2,594,290          150,363              -       2,744,653
  Premises and equipment                                106,832            6,471              -         113,303
  Goodwill and other intangible assets                   15,494                -              -          15,494
  Other assets                                          148,063            4,725              -         152,788
                                                    ------------     ------------   ------------    ------------
      Total assets                                 $  6,373,124     $    246,528   $          -    $  6,619,652
                                                    ============     ============   ============    ============
LIABILITIES
  Domestic deposits
    Noninterest-bearing deposits                   $  1,287,217     $     48,102   $          -    $  1,335,319
    Interest-bearing deposits                         4,005,366          175,285              -       4,180,651
  Foreign branch interest-bearing deposits                4,979                -              -           4,979
                                                    ------------     ------------   ------------    ------------
      Total deposits                                  5,297,562          223,387              -       5,520,949
  Short-term borrowings                                 407,868              554              -         408,422
  Other liabilities                                      70,544            1,675              -          72,219
  Long-term debt                                         89,682                 -             -          89,682
                                                    ------------     ------------   ------------    ------------
      Total liabilities                               5,865,656          225,616              -       6,091,272
                                                    ------------     ------------   ------------    ------------
STOCKHOLDERS' EQUITY
  Preferred stock                                        59,979                 -             -          59,979
  Common stock                                          130,720              848         13,453 <FN2>   145,021
  Capital surplus                                       137,406            3,823        (13,453)<FN2>   127,776
  Retained earnings                                     202,797           16,155              -         218,952
  Unearned restricted stock compensation                 (1,191)                -             -          (1,191)
  Unrealized gain(loss) on securities
    available for sale                                  (22,243)              86              -         (22,157)
                                                    ------------     ------------   ------------    ------------
      Total stockholders' equity                        507,468           20,912              -         528,380
                                                    ------------     ------------   ------------    ------------
      Total liabilities and stockholders' equity   $  6,373,124     $    246,528   $          -    $  6,619,652
                                                    ============     ============   ============    ============
(See accompanying notes)

PRO FORMA CONDENSED COMBINED BALANCE SHEET
          December 31, 1993
            (In thousands)
             (Unaudited)

                                                                                       Pro              Pro
                                                              Historical              Forma            Forma
                                                    -----------------------------
                                                         FCC              FB        Adjustments<FN1>  Combined
                                                    ------------     ------------   ------------    ------------
ASSETS
  Cash and due from banks                          $    387,548     $     11,042   $          -    $    398,590
  Interest-bearing deposits in other banks               55,422              357              -          55,779
  Securities held for investment                      1,523,638            8,591              -       1,532,229
  Securities held for sale                            1,779,927           47,555              -       1,827,482
  Trading account securities                                482                -              -             482
  Federal funds sold and securities
    purchased under resale agreements                    28,600            2,000              -          30,600
  Loans and leases, net of unearned income            2,674,697          160,406              -       2,835,103
    Allowance for loan losses                           (68,302)          (2,157)             -         (70,459)
                                                    ------------     ------------   ------------    ------------
     Net loans and leases                             2,606,395          158,249              -       2,764,644
  Premises and equipment                                102,230            6,634              -         108,864
  Goodwill and other intangible assets                   16,143                -              -          16,143
  Other assets                                          159,900            4,316              -         164,216
                                                    ------------     ------------   ------------    ------------
      Total assets                                 $  6,660,285     $    238,744   $          -    $  6,899,029
                                                    ============     ============   ============    ============
LIABILITIES
  Domestic deposits
    Noninterest-bearing deposits                   $  1,196,259     $     44,465   $          -    $  1,240,724
    Interest-bearing deposits                         4,107,813          170,926              -       4,278,739
  Foreign branch interest-bearing deposits                5,787                -              -           5,787
                                                    ------------     ------------   ------------    ------------
      Total deposits                                  5,309,859          215,391              -       5,525,250
  Short-term borrowings                                 678,316            1,951              -         680,267
  Other liabilities                                      72,734            1,188              -          73,922
  Long-term debt                                         89,704                -              -          89,704
                                                    ------------     ------------   ------------    ------------
      Total liabilities                               6,150,613          218,530              -       6,369,143
                                                    ------------     ------------   ------------    ------------
STOCKHOLDERS' EQUITY
  Preferred stock                                        59,979                -              -          59,979
  Common stock                                          130,311              848         13,453 <FN2>   144,612
  Capital surplus                                       135,911            3,823        (13,453)<FN2>   126,281
  Retained earnings                                     184,288           14,859              -         199,147
  Unearned restricted stock compensation                   (817)               -              -            (817)
  Unrealized gain(loss) on securities
    available for sale                                        -              684              -             684
                                                    ------------     ------------   ------------    ------------
      Total stockholders' equity                        509,672           20,214              -         529,886
                                                    ------------     ------------   ------------    ------------
      Total liabilities and stockholders' equity   $  6,660,285     $    238,744   $          -    $  6,899,029
                                                    ============     ============   ============    ============
(See accompanying notes)

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
  Three Months Ended March 31, 1994
  (In thousands, except share data)
             (Unaudited)

                                                                                       Pro            Pro
                                                         Historical                   Forma          Forma
                                                 -----------------------------
                                                      FCC               FB          Adjustments     Combined
                                                 ------------     ------------     ------------   ------------
Interest income                                 $     97,183     $      4,762     $           -  $    101,945
Interest expense                                      34,437            1,124                 -        35,561
                                                 ------------     ------------     ------------   ------------
Net interest income                                   62,746            3,638                 -        66,384
Provision for loan losses                             (3,832)              75                 -        (3,757)
                                                 ------------     ------------     ------------   ------------
Net interest income after
  provision for loan losses                           66,578            3,563                 -        70,141
Other income                                          28,501              827                 -        29,328
Operating expense                                     56,472            2,453                 -        58,925
                                                 ------------     ------------     ------------   ------------
Income before income tax expense                      38,607            1,937                 -        40,544
Income tax expense                                    12,475              641                 -        13,116
                                                 ------------     ------------     ------------   ------------
Net income                                            26,132            1,296                 -        27,428
Preferred dividend requirements                        1,087                -                 -         1,087
                                                 ------------     ------------     ------------   ------------
Income applicable to common shares              $     25,045     $      1,296     $           -  $     26,341
                                                 ============     ============     ============   ============

Earnings per share <FN3>
  Primary                                       $        .95     $       1.53                    $        .90
  Fully diluted                                 $        .86     $       1.53                    $        .83

Weighted average shares outstanding <FN3>
  Primary                                         26,302,120          847,658                      29,161,854
  Fully diluted                                   32,244,994          847,658                      35,104,728

(See accompanying notes)


PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
     Year Ended December 31, 1993
  (In thousands, except share data)
            (Unaudited)

                                                                                       Pro            Pro
                                                            Historical                Forma          Forma
                                                 -----------------------------
                                                      FCC               FB         Adjustments    Combined
                                                 ------------     ------------     ------------   ------------
Interest income                                 $    393,334     $     20,640     $           -  $    413,974
Interest expense                                     143,324            5,030                 -       148,354
                                                 ------------     ------------     ------------   ------------
Net interest income                                  250,010           15,610                 -       265,620
Provision for loan losses                             (4,504)          (1,300)                -        (5,804)
                                                 ------------     ------------     ------------   ------------
Net interest income after
  provision for loan losses                          254,514           16,910                 -       271,424
Other income                                         102,421            2,544                 -       104,965
Operating expense                                    221,080           10,586                 -       231,666
                                                 ------------     ------------     ------------   ------------
Income before income tax expense                     135,855            8,868                 -       144,723
Income tax expense                                    40,641            2,919                 -        43,560
                                                 ------------     ------------     ------------   ------------
Net income <FN4>                                      95,214            5,949                 -       101,163
Preferred dividend requirements                        4,348                -                 -         4,348
                                                 ------------     ------------     ------------   ------------
Income applicable to common shares              $     90,866     $      5,949     $           -  $     96,815
                                                 ============     ============     ============   ============

Earnings per share <FN3><FN4>
  Primary                                       $       3.48     $       7.02                    $       3.34
  Fully diluted                                 $       3.18     $       7.02                    $       3.09

Weighted average shares outstanding <FN3>
  Primary                                         26,132,211          847,787                      28,991,945
  Fully diluted                                   32,125,003          847,787                      34,984,737

(See accompanying notes)


PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
     Year Ended December 31, 1992
  (In thousands, except share data)
             (Unaudited)


                                                                                       Pro            Pro
                                                          Historical                  Forma          Forma
                                                 -----------------------------
                                                     FCC               FB           Adjustments    Combined
                                                 ------------     ------------     ------------   ------------
Interest income                                 $    398,701     $     20,495     $           -  $    419,196
Interest expense                                     163,348            6,682                 -       170,030
                                                 ------------     ------------     ------------   ------------
Net interest income                                  235,353           13,813                 -       249,166
Provision for loan losses                             22,040              680                 -        22,720
                                                 ------------     ------------     ------------   ------------
Net interest income after
  provision for loan losses                          213,313           13,133                 -       226,446
Other income                                          96,627            2,106                 -        98,733
Operating expense                                    203,781            9,785                 -       213,566
                                                 ------------     ------------     ------------   ------------
Income before income tax expense and
  minority interest                                  106,159            5,454                 -       111,613
Income tax expense                                    32,766            1,774                 -        34,540
                                                 ------------     ------------     ------------   ------------
Income before minority interest                       73,393            3,680                 -        77,073
Earnings of minority interest                            918                -                 -           918
                                                 ------------     ------------     ------------   ------------
Net income                                            72,475            3,680                 -        76,155
Preferred dividend requirements                        4,076                -                 -         4,076
                                                 ------------     ------------     ------------   ------------
Income applicable to common shares              $     68,399     $      3,680     $           -  $     72,079
                                                 ============     ============     ============   ============

Earnings per share <FN3>
  Primary                                       $       2.88     $       4.34                    $       2.71
  Fully diluted                                 $       2.70     $       4.34                    $       2.58

Weighted average shares outstanding <FN3>
  Primary                                         23,728,540          847,787                      26,588,274
  Fully diluted                                   29,568,365          847,787                      32,428,099

(See accompanying notes)


PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
     Year Ended December 31, 1991
  (In thousands, except share data)
             (Unaudited)


                                                                                       Pro            Pro
                                                         Historical                   Forma          Forma
                                                 -----------------------------
                                                     FCC               FB           Adjustments    Combined
                                                 ------------     ------------     ------------   ------------
Interest income                                 $    393,922     $     19,463     $           -  $    413,385
Interest expense                                     202,060            9,187                 -       211,247
                                                 ------------     ------------     ------------   ------------
Net interest income                                  191,862           10,276                 -       202,138
Provision for loan losses                             43,734            1,334                 -        45,068
Net interest income after                        ------------     ------------     ------------   ------------
  provision for loan losses                          148,128            8,942                 -       157,070
Other income                                          83,678            2,169                 -        85,847
Operating expense                                    185,963            8,249                 -       194,212
                                                 ------------     ------------     ------------   ------------
Income before income tax expense and
  minority interest                                   45,843            2,862                 -        48,705
Income tax expense                                    10,936              872                 -        11,808
                                                 ------------     ------------     ------------   ------------
Income before minority interest                       34,907            1,990                 -        36,897
Earnings of minority interest                            878                -                 -           878
                                                 ------------     ------------     ------------   ------------
Net income                                            34,029            1,990                 -        36,019
Preferred dividend requirements                            -                -                 -             -
                                                 ------------     ------------     ------------   ------------
Income applicable to common shares              $     34,029     $      1,990     $           -  $     36,019
                                                 ============     ============     ============   ============

Earnings per share <FN3>
  Primary                                       $       1.56     $       2.35                    $       1.46
  Fully diluted                                 $       1.56     $       2.35                    $       1.46

Weighted average shares outstanding <FN3>
  Primary                                         21,808,941          847,787                      24,668,675
  Fully diluted                                   21,808,941          847,787                      24,668,675

(See accompanying notes)

    NOTES TO PRO FORMA CONDENSED COMBINED
    FINANCIAL STATEMENTS (Unaudited)

  <FN1> In connection with the Mergers, FCC will  issue  shares of Common Stock to the shareholders of FB. To calculate pro forma information, it has been assumed that the number of outstanding shares of FCC Common Stock includes shares to be issued upon consummation of the Mergers. Under the terms of the proprosed Mergers with FB, the number of shares of FCC Common Stock to be delivered will be determined at the time the Mergers are effected based on the closing sales price of FCC Common Stock with a maximum number of shares of 2,860,169. For purposes of these pro formas, it has been assumed that the maximum number of shares issuable under the proposed Mergers with FB will be issued.

  <FN2> Calculation  of  Pro  Forma Capital.  As required by generally accepted accounting principles under the pooling-of-interests method of accounting, FCC's Common Stock account has been decreased by the balance in common stock for FB and increased by the par value of the FCC Common Stock assumed to be issued under the Mergers. An analysis of these adjustments follows (in thousands, except share data):

       December 31,  Preferred  Common   Capital   Retained   Unearned   Unrealized    Total
           1993        Stock      Stock    Surplus Earnings  Restricted     Gain   Stockholders'
            and                                                Stock       (Loss)      Equity
       March 31, 1994                                       Compensation     on
                                                                         Securities
                                                                         Available
                                                                         For Sale
     FB <FNA>        $   --    $  14,301  $  (9,630)   $     --     $     --    $    --     $  4,671

                                    (848)    (3,823)                                          (4,671)
                             ________________________________________________________________________
     Total           $   --    $  13,453  $ (13,453)   $     --     $     --    $    --     $     --
                             ========================================================================

(A) Issuance of 2,860,169 shares of FCC Common Stock for 847,787 shares of FB Common Stock in a transaction accounted for as a pooling-of-interests. FCC's Common Stock account has been decreased by the balance in FB's Common Stock account ($848) and increased by the par value of the FCC Common Stock issued ($14,301).

<FN3>Pro  forma  earnings  per  share  have  been  computed on the pro forma combined weighted average shares outstanding. Pro forma combined weighted average shares outstanding include weighted average outstanding shares of FCC Common Stock, after adjustment for shares of FCC Common Stock assumed to be issued in connection with the Mergers. Income for primary earnings per share is adjusted for preferred stock dividends. Income for fully diluted earnings per share is adjusted for interest related to convertible debentures, net of the related income tax effect, and preferred stock dividends.

<FN4>FB  adopted  Statement  of  Financial  Accounting  Standards  No.  109,
"Accounting for Income Taxes" in 1993 and reported the cumulative effect of this accounting change in their 1993 consolidated statement of income. The effect of this change was a $672,000 increase in net income for FB. This amount is not considered to be a component of ongoing results and accordingly has not been included in the historical or combined pro forma amounts presented.

                      INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                          OF
                                FIRST BANCSHARES, INC.

                                                                       Page

          Report of Independent Public Accountant......................F-19

          Consolidated Balance Sheets as of
               December 31, 1993 and 1992
               and March 31, 1994 .....................................F-20

          Consolidated Statements of Income for
               the Years Ended December 31, 1993,
               1992 and 1991 and the Three
               Months ended March 31, 1994 and 1993....................F-21

          Consolidated Statements of Shareholders'
               Equity for the Years Ended
               December 31, 1993, 1992 and 1991
               and the Three Months ended
               March 31, 1994..........................................F-22

          Consolidated Statements of Cash Flows for
               the Years Ended December 31, 1993,
               1992 and 1991 and the Three
               Months ended March 31, 1994 and 1993....................F-23

          Notes to Consolidated Financial Statements...................F-24

               REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




     To the Shareholders and Board of
     Directors of First Bancshares, Inc.:

     We have audited the accompanying consolidated balance sheets of First Bancshares, Inc. (a Louisiana corporation) and subsidiary as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Bancshares, Inc. and subsidiary as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

     As discussed in notes 1 and 6 to the consolidated financial statements, the Company changed its method of accounting for certain investments in debt and equity securities as of December 31, 1993 and its method of accounting for income taxes as of January 1, 1993.



                                   ARTHUR ANDERSEN & CO.





     New Orleans, Louisiana,
     March 11, 1994

                           FIRST BANCSHARES, INC. AND SUBSIDIARY
                                CONSOLIDATED BALANCE SHEETS
                     AS OF DECEMBER 31, 1993 AND 1992 AND MARCH 31, 1994
                               (Dollar Amounts in Thousands)


                                                   (Unaudited)
                                                    March 31,
           ASSETS                                     1994         1993           1992
           ______                                   ________     _________      _________
CASH AND DUE FROM BANKS                           $   12,754    $   11,399     $   13,169

FEDERAL FUNDS SOLD                                     8,430         2,000         16,800

INVESTMENT SECURITIES AVAILABLE
  FOR SALE, at fair value                             55,177        47,555              _

INVESTMENT SECURITIES HELD TO MATURITY
  (fair value of approximately $8,784,334
  in 1993 and $52,340,452 in 1992)                     8,608         8,591         50,982


LOANS                                                152,604       160,406        144,989
  Less:  Reserve for possible loan losses             (2,241)       (2,157)        (3,308)
                                                    ________      ________       ________
           Net loans                                 150,363       158,249        141,681

PREMISES AND EQUIPMENT                                 6,471         6,634          6,294

OTHER REAL ESTATE                                      1,604         1,693          4,934

ACCRUED INCOME RECEIVABLE                              1,360         1,309          1,268

OTHER ASSETS                                           1,761         1,314          1,449
                                                    ________      ________       ________
           Total assets                              246,528       238,744        236,577
                                                    ========      ========       ========


           LIABILITIES

DEPOSITS:
  Non-interest bearing                                48,102        44,465         42,378
  Interest bearing                                   175,285       170,926        175,545
                                                    ________      ________       ________
           Total deposits                            223,387       215,391        217,923

NOTE OPTION ACCOUNT                                      554           500            500

NOTE PAYABLE AND SUBORDINATED DEBENTURES                             1,451          3,932

ACCRUED TAXES, INTEREST AND EXPENSES                   1,675         1,188          1,313
                                                    ________      ________       ________
           Total liabilities                         225,616       218,530        223,668
                                                    ________      ________       ________

       SHAREHOLDERS' EQUITY

COMMON STOCK, $1 par value, 907,500
  shares authorized, 847,658
  shares issued and outstanding
  at March 31, 1994, 847,787 shares
  issued and outstanding at
  December 31, 1993 and 1992                             848           848            848

PAID-IN CAPITAL                                        3,823         3,823          3,823

RETAINED EARNINGS                                     16,155        14,859          8,238

INVESTMENT SECURITIES MARKET VALUATION,
  net of tax                                              86           684              -
                                                    ________      ________       ________
       Total shareholders' equity                     20,912        20,214         12,909
                                                    ________      ________       ________
       Total liabilities and shareholders' equity    246,528       238,744        236,577
                                                    ========      ========       ========

   The accompanying notes are an integral part of these financial statements.

                               FIRST BANCSHARES, INC. AND SUBSIDIARY
                                  CONSOLIDATED STATEMENTS OF INCOME
                        FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991
                         AND THE THREE MONTHS ENDED MARCH 31, 1994 AND 1993
                      (Dollar Amounts in Thousands except per share amounts)


                                                 (Unaudited)
                                         Three months ended March 31,         Year ended December 31,
                                         _____________________________    _______________________________
                                             1994           1993          1993          1992        1991
                                             ____           ____          ____          ____        ____
INTEREST INCOME:
  Interest and fees on loans             $    3,983     $   3,834     $   16,846   $  16,473    $  16,117
  Interest on securities -
    U.S. treasury securities                    369           282          1,307         904          483
    Mortgage-backed securities
     and collateral mortgage
     obligations                                412           531          2,035       2,641        2,163
    State and political obligations              29            30            117         171          264
    Banker's acceptances                                                                  14           26
  Interest on deposits with banks                 3             6             12          18           25
  Interest on Federal funds sold                 68           131            323         274          385
                                             ______        ______         ______      ______       ______
      Total interest income                   4,864         4,814         20,640      20,495       19,463
                                             ______        ______         ______      ______       ______
INTEREST EXPENSE:
  Interest on deposits                        1,093         1,217          4,652       6,183        8,652
  Interest on parent company
    borrowings                                   28           108            361         480          508
  Interest on Federal funds
    purchased and other short-term
    borrowings                                  105            36             17          19           27
                                             ______        ______         ______      ______       ______
      Total interest expense                  1,226         1,361          5,030       6,682        9,187
                                             ______        ______         ______      ______       ______
NET INTEREST INCOME                           3,638         3,453         15,610      13,813       10,276

PROVISION FOR POSSIBLE LOAN LOSSES               75             -         (1,300)        680        1,334
                                             ______        ______         ______      ______       ______
NET INTEREST INCOME AFTER
  PROVISION FOR POSSIBLE LOAN
  LOSSES                                      3,563         3,453         16,910      13,133        8,942
                                             ______        ______         ______      ______       ______
NON-INTEREST INCOME:
  Service charges on deposits                   507           498          2,091       1,748        1,848
  Net securities gains                                                                    86
  Net other real estate
    gains (losses)                               19            12             90         (26)          27
  Other income                                  301           135            363         298          294
                                             ______        ______         ______      ______       ______
      Total non-interest income                 827           645          2,544       2,106        2,169

NON-INTEREST EXPENSE:
  Salaries and benefits                       1,227         1,118          4,796       4,031        3,276
  Occupancy                                     381           360          1,511       1,302        1,077
  Net other real estate expense                  58           443            991       1,399        1,103
  Other operating expenses                      787           745          3,288       3,053        2,793
                                             ______        ______         ______      ______       ______
      Total non-interest expense              2,453         2,666         10,586       9,785        8,249
                                             ______        ______         ______      ______       ______
INCOME BEFORE TAXES AND
  CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE                           1,937         1,432          8,868       5,454        2,862
                                             ______        ______         ______      ______       ______
PROVISION (CREDIT) FOR INCOME
  TAXES:
  Current                                       513           297          2,272       2,109        1,108
  Deferred                                      128            84            647        (335)        (236)
                                             ______        ______         ______      ______       ______
      Total provision for
        income taxes                            641           381          2,919       1,774          872
                                             ______        ______         ______      ______       ______
INCOME BEFORE CUMULATIVE EFFECT
  OF ACCOUNTING CHANGE                        1,296         1,051          5,949       3,680        1,990
                                             ______        ______         ______      ______       ______
CUMULATIVE EFFECT OF ACCOUNTING
  CHANGE                                          -           672            672           -            -
                                             ______        ______         ______      ______       ______
NET INCOME                               $    1,296     $   1,723     $    6,621   $   3,680    $   1,990
EARNINGS PER SHARE:                          ======        ======         ======      ======       ======
  Income before cumulative
   effect of accounting change                $1.53         $1.24          $7.02       $4.34        $2.35
  Cumulative effect of
   accounting change                              -           .79            .79           -            -
                                              _____         _____          _____       _____        _____
  Net income per share                        $1.53         $2.03          $7.81       $4.34        $2.35
                                              =====         =====          =====       =====        =====



    The accompanying notes are an integral part of these financial statements.





                            FIRST BANCSHARES, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                   FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991
                    AND THE THREE MONTHS ENDED MARCH 31, 1994 AND 1993
                               (Dollar Amounts in Thousands)

                                                                                                Investment
                                      Common Stock                                              Securities
                                   __________________           Paid-in           Retained         Market
                                   Shares      Amount           Capital           Earnings       Valuation
                                   ______      ______           _______           ________      __________

BALANCE, December 31, 1990            848     $    848        $    3,823        $    2,568      $       -
  Net income - 1991                                                                  1,990
                                   ______        _____           _______          ________       ________
BALANCE, December 31, 1991            848          848             3,823             4,558      $       -
  Net income - 1992                                                                  3,680
                                   ______        _____           _______          ________       ________
BALANCE, December 31, 1992            848          848             3,823             8,238      $       -
  Net income - 1993                                                                  6,621
  Net change in investment
    securities market
    valuation - net of tax                                                                      $     684
                                   ______        _____           _______          ________       ________

BALANCE, December 31, 1993            848     $    848        $    3,823        $   14,859      $     684
                                   ______        _____           _______          ________       ________
  Net income through
   March 31, 1994*                                                                   1,296
  Net change in investment
    securities market                                                                                (598)
    valuation - net of tax*        ______        _____           _______          ________       ________

BALANCE, March 31, 1994*              848     $    848        $    3,823        $   16,155      $      86
                                   ======        =====           =======          ========       ========

___________________
*  Unaudited Information


    The accompanying notes are an integral part of these financial statements.

                           FIRST BANCSHARES, INC. AND SUBSIDIARY
                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991
                    AND THE THREE MONTHS ENDED MARCH 31, 1994 AND 1993
                              (Dollar Amounts in Thousands)

                                                   (Unaudited)
                                            Three months ended March 31,            Year ended December 31,
                                            ____________________________    ____________________________________
                                                 1994          1993           1993          1992          1991
                                                 ____          ____           ____          ____          ____
OPERATING ACTIVITIES:
 Net income                                    $ 1,296        $1,693       $  6,621      $  3,680       $ 1,990
 Adjustments to reconcile net
   income to net operating
   cash flows -
 Provision for possible loan losses                  75             -        (1,300)          680         1,334
 Provision for other real estate
   losses                                             -           375           686         1,050           606
 Depreciation                                       198           179           791           698           610
 Net accretion of security discount
   and premium                                      (17)          (10)          (68)          (43)          (83)
 (Gains) Losses on sale of other
   real estate                                      (19)          (47)          (90)           25           (26)
 (Increase) decrease in accrued
   income receivable                                (51)         (133)          (42)          280           (83)
 Decrease in accrued liabilities                    487           458          (125)         (214)         (383)
                                                 ______        ______         _____       _______        ______
   Net operating cash flows                       1,969         2,515         6,473         6,156         3,965
                                                 ______        ______         _____       _______        ______
INVESTING ACTIVITIES:
 Proceeds from maturities of
   investment securities                          4,637         3,592        15,687        16,696         7,222
 Proceeds from sales of
   investment securities                                                          -         2,499             -
 Purchases of investment securities             (12,857)       (8,032)      (19,746)      (21,215)      (32,097)
 Net (increase) decrease in loan
   portfolio                                      7,812         4,200       (15,268)          274       (20,532)
 Net (increase) decrease in Federal
   funds sold                                    (6,430)        1,300        14,800       (13,800)          700
 Net purchase of premises and
   equipment                                        (35)         (269)       (1,131)         (610)         (788)
 Proceeds from sale of other real
   estate                                           107           703         2,646         1,917         3,256
 Net increase in other assets                      (447)         (879)         (219)         (703)         (389)
                                                 ______        ______        ______        ______        ______
   Net investing cash flows                      (7,213)          615        (3,231)      (14,942)      (42,628)
                                                 ______        ______        ______        ______        ______
FINANCING ACTIVITIES:
  Net increase (decrease) in
    interest-free, money market,
    savings and NOW deposits                   $  5,391       $(5,596)     $ (1,141)    $  24,132       $30,545
  Net increase (decrease) in
    certificate of deposit                        2,605           512        (1,391)      (11,900)        6,790
  Net increase in short-term
    borrowings                                       54             -             -             -            56
  Net decrease in note payable                   (1,451)         (269)       (2,480)         (375)          (65)
                                                 ______        ______        ______        ______        ______
   Net financing cash flows                       6,599        (5,353)       (5,012)       11,857        37,326
                                                 ______        ______        ______        ______        ______
INCREASE (DECREASE) IN CASH
  AND DUE FROM BANKS                              1,355        (2,223)       (1,770)        3,071        (1,337)

CASH AND DUE FROM BANKS AT
  BENINNING OF PERIOD                            11,399        13,169        13,169        10,098        11,435
                                                 ______        ______        ______        ______        ______
CASH AND DUE FROM BANKS AT
  ENDING OF PERIOD                             $ 12,754       $10,946      $ 11,399     $  13,169       $10,098
                                                 ======        ======        ======        ======        ======
CASH PAID FOR INTEREST                         $  1,203       $ 1,412      $  5,202     $   6,996       $ 9,309
                                                 ======        ======        ======        ======        ======
CASH PAID FOR TAXES                            $      -       $     -      $  2,425     $   2,399       $ 1,377
                                                 ======        ======        ======        ======        ======


   The accompanying notes are an integral part of these financial statements.

                FIRST BANCSHARES, INC. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   DECEMBER 31, 1993, 1992 AND 1991
                    (Dollar Amounts in Thousands)



     1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
          __________________________________________

     Basis of Presentation
     ______________________

     The accounting principles and reporting policies of First Bancshares, Inc. (the Company) conform with generally accepted accounting principles. The following is a description of the more significant of these policies.

     Consolidation
     _____________

     The  consolidated  financial statements include the accounts of the Company and its  wholly-owned  subsidiary, First Bank
     (the  Bank).   Intercompany  accounts and  transactions  are
     eliminated in consolidation.

     Investment Securities
     _____________________

     As of December 31, 1993, the Company adopted the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standard (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Under this standard, securities classified as held to maturity are those debt securities in which the Bank has the positive intent and ability to hold to maturity. These criteria are not considered satisfied when a security would be available to be sold in response to significant interest rate changes which were not anticipated in the Bank's asset and liability management strategies, changes in the types of products offered by the Bank, changes in its deposit structure, or potential liquidity needs. The Bank has no trading securities, which are defined as securities bought and held principally for the purpose of selling them in the near term. Securities not meeting the criteria for classification as held to maturity or trading are classified as securities available for sale.

     Securities held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts, which does not differ materially from the interest method. Available for sale securities are carried at fair value, with the difference between cost and fair value reflected in shareholders' equity net of tax as investment securities market valuation account. Fair value for securities is determined from quoted prices or quoted prices of similar securities of comparable risk and maturity where no quoted market price exists. Premiums and discounts on mortgage-backed securities are amortized at a constant rate with monthly adjustments for the amount of prepayments in relation to the remaining balance. The lives used are adjusted periodically due primarily to prepayment variations resulting from changes in market interest rates.

     Loans
     _____

     Loans are stated at the principal balance outstanding less unearned discount on certain consumer loans. Interest on loans, other than certain consumer loans, is recognized as income based on the principal balance outstanding. Interest on certain consumer loans is recognized as income over the term of the loan using the sum-of-the-months' digits method, which does not differ materially from the interest method. Accrual of interest on a loan is discontinued when management believes that collection of interest is doubtful, after considering economic and business conditions and collection efforts, and reviewing the borrower's financial condition. Income is recorded on a cash basis for non-accrual loans.

     Nonperforming Loans
     ___________________

     Loans and leases past due 90 days or more are considered to be performing loans and leases until placed on nonaccrual status. Loans and leases are placed on nonaccrual status when, in the opinion of management, there is sufficient uncertainty as to timely collection of interest or principal so as to preclude the recognition in reported earnings of some or all of the contractual interest. When a loan is placed  on  nonaccrual  status,  interest  accrued  but  not collected is usually reversed against interest income. Generally, any payments received on nonaccrual loans and leases are first applied to reduce outstanding principal amounts. Loans are not reclassified as accruing until interest and principal payments are brought current and future payments are reasonably assured.

     Reserve for Possible Loan Losses
     ________________________________

     The provision for possible loan losses charged to operating expense is determined by management based on a review of the past loan loss experience and an evaluation of the quality of the current loan portfolio. The reserve for possible loan losses is based on estimates and ultimate losses may vary from current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the periods in which they become known.

     Premises and Equipment
     ______________________

     Premises and equipment are stated at cost, less accumulated depreciation. Depreciation expense is computed primarily on a straight-line basis over the estimated useful lives of the depreciable assets. Maintenance and repairs are charged to operating expense, and gains or losses on dispositions are reflected currently in the statements of income.

     Income Taxes
     _____________

     Effective January 1, 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes." In general, under this new accounting standard, deferred taxes are recognized based on temporary differences between book and tax bases of assets and liabilities as of the balance sheet date. The change in net deferred assets or liabilities between periods is recognized as a deferred tax expense or benefit in the consolidated statement of income. Income taxes and the impact of adopting SFAS No. 109 are discussed in more detail in Note 6. Prior to January 1, 1993, deferred taxes were recognized based on the deferred method.

     Other Real Estate
     _________________

     The cost basis of foreclosed real estate and other assets is established at the lower of the loan balance or fair value less estimated costs to sell the asset at the time of foreclosure. Any excess of the loan balance over the fair value less estimated costs to sell at foreclosure is charged to the reserve for possible loan losses. Subsequent declines in fair value of the assets below the initial cost basis are provided for in the reserve for other real estate losses in the period the decline is noted. These reserves are periodically adjusted as fair values change; however, the net carrying value of each asset never exceeds the cost basis. Expenses associated with owning and operating other real estate and gains and losses on disposition of such assets are recorded in earnings in the period incurred.

     Reclassifications
     _________________

     Certain prior year amounts have been reclassified in order to conform with current year presentation.

     2. INVESTMENT SECURITIES:
        _____________________

     The amortized cost and estimated fair values of investments in debt securities are as follows:


                                  AGGREGATE BOOK AND ESTIMATED FAIR VALUES
                                  _________________________________________

                                                                December 31, 1993
                                  ________________________________________________________________________________
                                                                                                       Fair Value/
                                                       Unrealized      Unrealized                         Book
Held to Maturity                     Book Value           Gains          Loses        Fair Value       Difference
________________                   ______________      ____________   ____________    ___________   _______________
U.S. governmental direct
  agency obligations                $    6,809         $     110       $      -      $    6,919     $      110
State and political obligations          1,782                83              -           1,865             83
                                   _______________     ____________    ___________    ____________  _______________
        Total                       $    8,591         $     193              -      $    8,784            193
                                   ===============     ============    ===========    ============  ===============


                                                                                                       Fair Value/
                                                        Unrealized     Unrealized                         Book
Available for Sale                   Book Value           Gains           Loses        Fair Value      Difference
________________                   ______________      ____________    ____________    ___________   _______________

U.S. Treasury                       $  25,969          $     520        $     -      $   26,489      $     520
U.S. government agencies:
  Mortgage-backed securities           13,600                471              5          14,066            466
  Collateral mortgage
    obligations                         6,949                 69             18           7,000             51
                                   ______________     ______________   ____________    ____________  _______________
     Total                          $  46,518          $   1,060        $    23       $  47,555      $   1,037
                                   ==============     ==============   ============    ============  ===============




                                                           December 31, 1992
                                  ________________________________________________________________________

                                                          Gross            Gross         Estimated
                                    Amortized          Unrealized       Unrealized          Fair
                                       Cost               Gains            Losses          Value
                                  _______________    _______________   _____________   _______________

U.S. Treasury                      $  16,930          $      512        $              $  17,442
U.S. government agencies:             15,476                 513              (8)         15,981
Collateral mortgage obligations       12,183                 198             (45)         12,336
Other                                  4,345                 157              (5)          4,497
State and political obligations        2,048                  48             (12)          2,084
                                  ________________   ________________   _____________   ______________
               Total              $   50,982          $    1,428        $    (70)       $  53,340
                                  ================   ================   =============   ==============

The amortized cost and estimated fair value of debt securities at December 31, 1993, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                    AMORTIZED COST AND ESTIMATED MARKET VALUE BY MATURITY
                    _____________________________________________________

       Held to Maturity                     Book Value          Fair Value        Difference
       ________________                    ____________         ___________       ___________

       Due in one year or less             $    1,511           $    1,551        $      40
       Due after one year through
         five years                             3,582                3,663               81
       Due after five years through
          ten years                             3,498                3,570               72
                                           ____________         ____________      ___________
          Total                            $    8,591           $    8,784        $     193
                                           ============         ============      ===========


       Available for Sale                   Book Value          Fair Value        Difference
       ________________                    ____________         ___________       ___________
       Due in one year or less             $   9,002            $    9,140        $     138
       Due after one year through
          five years                          16,967                17,297              330
                                           _____________        ____________      ____________
                                              25,969                26,437              468
       Mortgage-backed securities             20,549                21,118              569
                                           _____________        ____________      ____________
           Total                           $  46,518                47,555            1,037
                                           =============        ============      ============


        The Bank's mortgage-backed securities consist of ownership interests in pools of residential mortgages guaranteed by a U.S. government agency with contract maturities ranging from approximately 1 to 39 years; however, the underlying mortgages are subject to significant prepayments, primarily when contractual interest rates exceed the current market rate on similar mortgages. Based on current prepayment assumptions, the estimated average remaining life of these securities was approximately 4.1 years at December 31, 1993.

        Investment securities with book values of $6,978 and $6,154 at December 31, 1993 and 1992, respectively, were pledged as security for public deposits and other liabilities as required by law.

        During 1992, $3,030 of the Company's securities were sold or called prior to maturity resulting in realized gains of $86 and no realized losses. During 1993 and 1991 the Company sold no securities.

     The Bank holds a $1,000 investment in debentures of an affiliated bank consisting of 12% mandatory convertible subordinated debentures of First Continental Bancshares, Inc. (FCB). The debentures were issued in 1986 and mature in 1996 with principal payment to be made with 78 shares of FCB common stock per thousand in debenture face value. There is no active market for these debentures or for the common stock into which they convert. During 1988 and 1989, a reserve equal to the cost of these debentures was recorded due to FCB's default on its then senior debt, which debt was secured by 100% of the stock of FCB's only significant asset, the First National Bank of Jefferson Parish. During December, 1993, FCB and Hibernia Corporation (Hibernia) entered into a definitive agreement to merge. Under the terms of the agreement, Hibernia will redeem all of the outstanding principal and accrued interest related to FCB's outstanding debentures. The transaction is subject, among other things, to approval by FCB shareholders and certain regulatory bodies. The transaction is expected to close before the end of 1994.

     The debenture agreement requires a redemption price of 105% and 103% if redeemed during the twelve month period ending November 15, 1994 and 1995, respectively. Therefore, the Bank will receive $1,000 of principal, all outstanding accrued interest, which approximated $670 as of December 31, 1993, and a premium of $50 if the transaction is closed before November 15, 1994.

     As discussed above, the Bank assigned no value to the FCB debentures and related accrued interest in the accompanying financial statements; therefore, the Bank will recognize income when it collects the principal, accrued interest, and related premium upon closing of the merger transaction.

  3.   LOANS:
       ______

  The composition of the loan portfolio was as follows:

                                      December 31,
                                  _________________________
                                   1993              1992
                                 ________          _______
 COMMERCIAL AND INDUSTRIAL
  LOANS, other than real
  estate                         $  8,690         $  12,075

 REAL ESTATE LOANS -
  Residential properties           55,162            52,632
  Commercial properties            55,494            42,526

  CONSUMER LOANS                   44,975            41,442
                                __________        ___________
                                  164,321           148,675
  LESS: Unearned discount          (3,914)           (3,685)
                                __________        ___________
                                $ 160,407         $ 144,990
                                ==========        ===========

     The Bank grants commercial, real estate and consumer loans to customers located primarily in St. Tammany Parish and the surrounding area. The Bank evaluates the credit risk of each customer on an individual basis and, where deemed appropriate, collateral is obtained. Collateral varies by individual loan customer but may include accounts receivable, inventory, real estate, equipment, deposits, personal and government guarantees, and general security agreements. Access to collateral is dependent upon the type of collateral obtained. On an on-going basis, the bank monitors its collateral and the collateral value related to the loan balance outstanding.

     4.   RESERVE FOR POSSIBLE LOAN LOSSES
          AND OTHER REAL ESTATE LOSSES:
          ________________________________

     The provision for possible loan losses charged to expense is determined in accordance with the policy described in Note 1. Transactions in the reserve for possible loan losses during 1993, 1992 and 1991 were as follows:

                                     1993              1992         1991
                                    _______          _______       _______

   Balance, beginning of year       $ 3,308          $ 3,071      $  2,571
   Provision for posible loan
    losses                           (1,300)             680         1,334
   Losses charged to the reserve       (245)            (720)       (1,155)
   Recoveries of loans previously
    charged-off                         394              277           321
                                    _________        _________     _________
       Balance, end of year         $ 2,157          $ 3,308       $ 3,071
                                    =========        =========     =========

Transactions in the reserve for other real estate losses during 1993, 1992 and 1991 were as follows:

                                          1993          1992        1991
                                         ______        ______      ______
   Balance, beginning of year            $ 509         $   96      $   _

   Provision charged to expense            686          1,050         606

   Write-downs charged to the reserve     (792)          (637)       (510)
                                         ______        _______     _______
         Balance, end of year            $ 403         $  509      $   96
                                         ======        =======     =======


 Nonperforming assets include loans on nonaccrual status and real estate acquired through foreclosure. Loans past due 90 days or more are considered to be performing assets until placed on non-accrual status. Nonperforming assets included in the accompanying consolidated balance sheets are as follows:

                                                   December 31
                                            _________________________
                                               1993           1992
                                            ___________   ___________
     Nonperforming assets:
       Nonaccrual loans                    $     105       $     662
       Other real estate, net                  1,692           4,934
                                            ___________   ___________
          Total nonperforming assets       $   1,797       $   5,596
                                            ===========   ===========
          Loans past due 90 days or
           more and not on nonaccrual
           status                          $     192       $     47
                                           ============   ===========
     Nonperforming assets as a
      percentage of loans and
      forclosed property                        1.11%          3.73%

     Reserve for loan and other
      real estate losses as a
      percentage of:
      Non performing assets                   142.46%         68.21%
      Gross loans                               1.60%          2.63%

 Income recognized on non-accrual loans totaled approximately $6, $19 and $109 in 1993, 1992 and 1991, respectively. If the accrual of interest on these loans had not been suspended, their recorded income would have totaled approximately $36, $128 and $527, respectively.

 In the opinion of management, progress has been made in its credit risk management process and only normal risk and loss potential remains in the loan portfolio. Consequently, the Company does not anticipate significant increases in the level of nonperforming assets in the foreseeable future.
 The current level of nonperforming assets is not anticipated to have a significant, adverse affect on the results of operations of the Company.

 The FASB has issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which is effective January 1, 1995. This statement establishes standards, including the use of discounted cash flow techniques, for measuring the impairment of a loan when it is probable that the contractual terms will not be met. In management's opinion, the adoption of this standard is not anticipated to have a significant impact on the Company's financial statements based on the current loan portfolio.

  5.   PREMISES AND EQUIPMENT:
       ______________________

 Premises and equipment, stated at cost less accumulated depreciation, consist of the following:


                                                   December 31,
                                  Estimated     ____________________
                                 Useful Life     1993          1992
                                 ___________   _________    _________

Land                                 -         $    353     $    50
Buildings and leasehold
 improvements                    5-40 years       8,050       8,024
Furniture, fixtures and
 equipment                       3-10 years       5,547       4,752
                                              ___________   __________
                                                 13,950      12,826
Less-accumulated depreciation                    (7,316)     (6,532)
                                              ___________   __________
                                              $   6,634    $  6,294
                                              ===========   ==========


  Depreciation included in occupancy expenses totaled $791, $698 and $610 in 1993, 1992 and 1991, respectively.

  6. FEDERAL INCOME TAXES:
     _____________________

  Effective January 1, 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes." The effect of adopting this statement was to increase the deferred tax asset by $672, which is reflected in the consolidated statement of income as the cumulative effect of an accounting change. Net deferred tax assets, which are included in other assets in the consolidated balance sheets, were approximately $516 and $819 as of December 31, 1993 and 1992, respectively. The components of the net deferred tax asset as of December 31, 1993 were as follows:


      Deferred tax assets:
        Reserve for possible loan losses              $   205
        Other real estate                                 329
        Premises and equipment                            335
                                                      _________
            Total deferred tax assets                 $   869
                                                      =========
      Deferred tax liability - net unrealized
       gain on securities available for sale          $  (353)
                                                      =========
      Net deferred tax asset                          $   516
                                                      =========

 In accordance with the provisions of SFAS No. 115 (Note 1), the deferred provision related to the deferred tax liability above (net unrealized gain on securities available for sale) is not included in deferred tax provision in the consolidated statement of income; instead, it is included in the investment securities market valuation account in the consolidated balance sheet.

 Under SFAS No. 109, a valuation allowance must be established against deferred tax assets if, based on all available evidence, it is more likely than not that some or all of the assets will not be realized. Based on income taxes paid during the available carryback period, a valuation allowance is not required as of December 31, 1993. Also, there are no regulatory capital restrictions related to the Company's deferred tax assets as of December 31, 1993.

 The effective tax rate is less than the statutory Federal income tax rate for each of the three years in the period ended December 31, 1993 because of the following:

                               1993       1992      1991
                              _______   ________  ________

  Statutory tax rate           34.0%     34.0%     34.0%
  Tax exempt income            (0.9)     (1.6)     (4.1)
  Non-deductible expenses       0.1       0.2       0.6
  Other                        (0.3)     (0.1)       -
                              _______  _________  ________
  Effective tax rate           32.9%     32.5%     30.5%
                              =======  =========  ========

  The tax effect of temporary differences accounted for under the deferred method (prior to the adoption of SFAS No. 109) was:

                                     1992           1991
                                   ________      __________

   Provision for possible
    loan losses                   $   (139)      $   (109)
   Depreciation                         (3)           (51)
   ORE writedowns and sales           (193)          (104)
   Alternative minimum tax
    credit utilized                     -              30
   Other                                -              (2)
                                  ___________    ___________
                                  $   (335)      $    (236)
                                  ===========    ===========



  7.  NOTE PAYABLE AND SUBORDINATED DEBENTURES:
      ________________________________________

     The note payable and subordinated debentures consist of the following:

                                               December 31,
                                     _______________________________
                                         1993              1992
                                        ______            _______
   12% subordinated debentures,
   maturing September 22, 1994,
   and redeemable at any time at
   the option of the Company          $  1,451            $ 3,661

   Note payable to a bank, which
   bears interest at the Chase
   Manhattan Bank's prime rate plus
   one percent (7% at December 31,
   1992), maturing June 19, 1998,
   secured by 50,000 shares (27.6%
   of total shares outstanding) of
   First Bank common stock                -                 270
                                      _________         __________
                                     $   1,451           $  3,931
                                     ==========         ==========

 As further discussed in Note 10, the Company's ability to service its debt requirements is dependent upon its cash reserves and dividends received from the Bank. The 12% debentures are subordinated to the senior indebtedness of the Company, as defined in the debenture agreement. The note payable agreement provides, among other things, that the Bank may not merge or consolidate with another corporation or be dissolved without the lender's consent, may not issue common stock warrants or rights and must maintain specific financial criteria.

 In January, 1994, the Company received a dividend from the Bank of $1,500. The Company intends to utilize this dividend to retire, in full, the subordinated debentures in March, 1994.

 8.   EARNINGS PER SHARE:
      ___________________

 Earnings per share are calculated based upon 847,787 weighted average shares outstanding in 1993, 1992 and 1991.

 9.   RELATED PARTY TRANSACTIONS:
      __________________________

 In the ordinary course of business, the Bank makes loans to its directors, executive officers and principal shareholders. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Loans made to directors, executive officers and principal shareholders, including their family members and companies in which they have a significant ownership interest, amounted to $2,501 and $4,690 as of December 31, 1993 and 1992, respectively.

 The Bank has a number of banking relationships with other banks which have some directors and officers in common. The most significant of these relationships relates to loan participations purchased from and sold to these banks. Participations purchased from these banks amounted to approximately $386 and $223 at December 31, 1993 and 1992, respectively, and participations sold totaled $2,424 and $2,169 at those dates. The
 Bank's loan participations are made without recourse, on comparable terms with the original loan, at market rates of interest which provide for reimbursement of the originating Bank's loan origination and servicing costs.

 Affiliated banks had no deposits in the Bank at December 31, 1993 and 1992. The Bank held deposits in affiliated banks totaling $311 and $943 at December 31, 1993 and 1992, respectively.

 Certain loan review, internal audit and consulting services are performed for the Bank by related banks. Charges for these services are included in other operating expenses and totaled approximately $129, $191 and $143 in 1993, 1992 and 1991, respectively.

 10.  REGULATORY MATTERS:
      ___________________

 The Bank is required to maintain non-interest bearing balances with correspondent banks to fulfill its regulatory reserve requirements. The average reserve requirement was approximately $1,693 in 1993.

 Dividends from the Bank to the Company currently do not require regulatory approval.

 As a result of an examination of the Bank during 1989 conducted by the FDIC, the Bank consented to the issuance of a Regulatory Order. This Order was terminated by the FDIC in June, 1992.

 11.  COMMITMENTS AND CONTINGENCIES:
      ______________________________

 The Company is involved in various litigation which is routine to the nature of its business. Management believes that resolution of these matters will not result in any material adverse effect on the financial statements.

 The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include standby letters of credit and commitments to extend credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

 Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. The extent of collateral varies for each commitment but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

 Standby letters of credit are commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most guarantees expire in 1994. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral supporting those commitments for which collateral is deemed necessary. Mortgage loans sold with recourse are pre-sold mortgage loans (FHA and VA type loans) that the Company sells to various lenders. The Company does not retain any servicing rights and interest rate risk is minimal as rates are locked in at closing. The loans are sold with a 90-day recourse period.

 Financial instruments whose contract amounts represent credit risk as of December 31, 1993 and 1992 are as follows:

                                          1993         1992
                                        _________   _________

 Commitments to extend credit           $ 23,513    $ 14,910
 Standby letters of credit                 1,394       1,502
 Mortgage loans sold with recourse         6,652       4,551


 The Bank does not maintain insurance coverage protection for losses resulting from actions of their directors or officers. The Bank has agreed to indemnify its officers and directors for personal losses from litigation while serving as officers and directors.

 12. EMPLOYEE BENEFIT PLANS:
     ______________________

          In December 1990, the FASB issued SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The Statement, which is effective for fiscal years beginning after December 15, 1994 for the Company, requires the accrual of the expected costs of postretirement benefits during the years that an eligible employee renders service to the employer. The Company has not adopted the new standard as of December 31, 1993. As of January 1, 1993, the accumulated postretirement benefit obligation (APBO) related to these benefits was approximately $278. The Company has the option, upon adopting SFAS No. 106, of recognizing the APBO immediately or over a 20 year period. Subsequent to adoption, the Company does not expect the annual expense related to these benefits to materially differ from that recognized prior to adoption.

          Effective January 1, 1988, the Company adopted a defined contribution savings plan for its employees. Under the terms of the plan, the Company shall make a matching contribution of no less than 40% of the first 3% of the employee's compensation contributed. For 1993 and 1992, the Company matched 40% of the first 4% of employee contributions representing contributions of $33 and $29, respectively. In addition, the employer may make a discretionary contribution as authorized by the Board of Directors. In 1993 and 1992, the Company made discretionary contributions of 110% and 60% of the employees' contributions, resulting in contributions of $107 and $46, respectively.

          13.FAIR VALUE OF FINANCIAL INSTRUMENTS:

          Fair values of financial instruments are based on quoted market prices when available. If quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by assumptions used, including the discount rate and estimates of future cash flows. The derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Further, the disclosures do not include estimated fair value for the core deposit intangible, which is not a financial instrument, but represents significant value to the Company. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. The carrying amount of cash and short-term investments, demand, money market and savings deposits and short-term borrowing approximates the estimated fair value of these financial instruments. The estimated fair value of securities is based on quoted market prices, dealer quotes and prices obtained from independent pricing services. The estimated fair value of loans, time deposits and long-term debt is estimated based on present values using applicable risk-adjusted spreads to the
          U. S. Treasury bond yield curve to approximate entry-value interest rates applicable to each category of these financial instruments.

          Entry-value interest rates were not adjusted for changes in credit of performing commercial loans for which there are no known credit concerns. Management believes that the risk factor embedded in the entry-value interest rates results in a fair valuation of these loans on an entry-value basis.

          Variances between the carrying amount and the estimated fair value of loans reflect both interest rate risk and credit risk. The fair value estimates presented are based on information available to management as of December 31, 1993 and 1992, respectively. Subsequent to year-end, market interest rates on the Bank's financial instruments have increased resulting in a decline in the estimated fair values. Although the impact of the change in the rates has not been quantified, management does not believe that the increase in rates will have a significant adverse effect on the Company's financial position.


                                           December 31, 1993          December 31, 1992
                                     ___________________________  _____________________________
                                                    Estimated                      Estimated
                                      Carrying         Fair          Carrying        Fair
                                       Amount         Value           Amount         Value
                                     ____________  _____________   ____________  _____________
 ASSETS:
  Cash and short-term investments    $   13,399    $    13,399     $    29,969   $    29,969
  Securities                             56,146         56,340          50,982        52,340
  Commercial loans                       95,885         97,723          81,474        83,402
  Installment loans                      62,364         63,168          60,208        61,733

 LIABILITIES:
  Demand deposits                        44,465         44,465          42,579        42,579
  Savings deposits                      110,035        110,035         113,062       113,062
  Time deposits                          60,891         61,257          62,281        62,648
  Short-term borrowings                    -               -               770           770
  Long-term debt                          1,451          1,478           3,662         3,832

 OFF-BALANCE SHEET
  FINANCIAL INSTRUMENTS:

  Commitments to extend credit           23,513         23,513          14,910        14,910
  Standby letters of credit               1,394          1,394           1,502         1,502
  Mortgage loans sold with recourse       6,652          6,652           4,551         4,551


 14.  BANK ONLY FINANCIAL DATA:
      _________________________

     The balance sheet of First Bank as of December 31, 1993, and the statement of income for the year then ended are as follows:

                                    BALANCE SHEET
                                    _____________

                                        ASSETS
                                    _____________

  CASH AND DUE FROM BANKS                                   $    11,399

  FEDERAL FUNDS SOLD                                              2,000

  INVESTMENT SECURITIES AVAILABLE FOR SALE, at fair value        47,555

  INVESTMENT SECURITIES HELD TO MATURITY
     (fair value of approximately $8,784,334)                     8,591

 LOANS                                                          160,406
   Less- Reserve for possible loan losses                        (2,157)
                                                               __________

   Net loans                                                    158,249

 PREMISES AND EQUIPMENT                                           6,545

 OTHER REAL ESTATE                                                1,693

 ACCRUED INCOME RECEIVABLE                                        1,309

 OTHER ASSETS                                                     1,242
                                                               __________
   Total assets                                              $  238,583
                                                               ==========

               LIABILITIES AND SHAREHOLDER'S EQUITY
               _____________________________________

 DEPOSITS:
  Non-interest bearing                                       $   44,788
  Interest bearing                                              170,926
                                                             ____________

   Total deposits                                               215,714

 NOTE OPTION ACCOUNT                                                500

 ACCRUED TAXES, INTEREST AND EXPENSES                             1,129
                                                             _____________

   Total liabilities                                            217,343
                                                             _____________

 SHAREHOLDER'S EQUITY:
   Common Stock                                                     907
   Paid-in Capital                                                4,092
   Retained earnings                                             15,557
   Investment securities market valuation, net of tax               684
                                                             ______________

   Total shareholder's equity                                    21,240
                                                             ______________

   Total liabilities and shareholder's equity                $  238,583
                                                             ==============

                          STATEMENT OF INCOME
                          ____________________

 INTEREST INCOME:
   Interest and fees on loans                                $   16,846
   Interest on securities-
     U.S. treasury securities                                     1,307
     Mortgage-backed securities and collateral
       mortgage obligations                                       2,035
     State and political obligations                                117
   Interest on deposits with banks                                   12
   Interest on Federal funds sold                                   323
                                                             _______________

       Total interest income                                     20,640
                                                             _______________

 INTEREST EXPENSE:
   Interest on deposits                                           4,668
   Interest on short-term borrowings                                 17
                                                              ______________

       Total interest expense                                     4,685
                                                              ______________

 NET INTEREST INCOME                                             15,955

 PROVISION FOR POSSIBLE LOAN LOSSES                               1,300
                                                              ______________
 NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE LOAN LOSSES    17,255

 NON-INTEREST INCOME:
   Service charges on deposits                                    2,090
   Other income                                                     453
                                                              ______________
       Total non-interest income                                  2,543
                                                              ______________
  NON-INTEREST EXPENSE:
    Salaries and benefits                                         4,796
    Occupancy                                                     1,499
    Other operating expense                                       4,138
                                                              ______________
       Total non-interest expense                                10,433
                                                              ______________
  INCOME BEFORE TAXES                                             9,365

                                                              ______________
  PROVISION FOR INCOME TAXES:
    Current                                                       2,441
    Deferred                                                        647
                                                              ______________
       Total provision for income taxes                           3,088
                                                              ______________
  INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE       $    6,277

  CUMULATIVE EFFECT OF ACCOUNTING CHANGE                            909
                                                              ______________
  NET INCOME                                                 $    7,186
                                                              ==============



  15.  PARENT COMPANY ONLY FINANCIAL DATA:

  The condensed balance sheet of First Bancshares, Inc. (parent company only) as of December 31, 1993, and the statement of income for the year then ended follow:

                                  BALANCE SHEET

                                     ASSETS

      INVESTMENT IN FIRST BANK                               $   21,240

      CASH                                                          323

      OTHER ASSETS                                                  161
                                                            ______________
            Total assets                                     $   21,724
                                                            ==============

                     LIABILITIES AND SHAREHOLDERS' EQUITY

     NOTE PAYABLE AND SUBORDINATED DEBENTURES                $    1,451

     ACCRUED TAXES, INTEREST AND EXPENSES                            59
                                                            ______________
            Total liabilities                                     1,510

     SHAREHOLDERS' EQUITY                                        20,214
                                                            ______________
            Total liabilities and shareholders' equity       $   21,724
                                                            ==============
                          STATEMENT OF INCOME

     REVENUES:
      Dividends received from First Bank                     $    3,000
      Undistributed earnings of First Bank                        4,186
      Interest income                                                16
                                                            ______________
            Total revenues                                        7,202
                                                            ______________
     EXPENSES:
      Interest expense                                              361
      Other expenses, net                                           152
                                                            ______________
            Total expenses                                          513
                                                            ______________
     INCOME BEFORE INCOME TAXES                                   6,689

     CREDIT FOR INCOME TAXES                                        169
                                                            ______________
     INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE    $    6,858

     CUMULATIVE EFFECT OF ACCOUNTING CHANGE                        (237)
                                                            ______________
     NET INCOME                                              $    6,621
                                                            ==============


          16.EVENT SUBSEQUENT TO DATE OF AUDITORS' REPORT:

          On May 26, 1994, the Board of Directors approved an Agreement and Plan of Merger and two related merger agreements (collectively, the "Plan") pursuant to which (a) the Bank will be merged into First National Bank of Commerce, a wholly owned subsidiary of First Commerce Corporation ("FCC"), (b) immediately thereafter the Company will be merged into FCC, and (c) on the effective date of the FCC merger, each outstanding share of common stock of the Company will be converted into shares of FCC common stock as determined in accordance with the terms of the Plan. The Plan is subject to approval by the shareholders of the Company as well as certain other contingencies.

          As discussed in Note 2, the Bank holds a $1,000,000 investment in an affiliated bank which entered into a merger agreement with Hibernia. On August 1, 1994, this merger was consummated. As a result, the Bank expects to collect approximately $1.8 million, including premium and accrued interest, in the third quarter of 1994, and will recognize this entire amount as income in that period.

                                      APPENDIX A

                                  PERTINENT PORTIONS

                                          OF

                             AGREEMENT AND PLAN OF MERGER

                             AGREEMENT AND PLAN OF MERGER

                                          OF

                              FIRST COMMERCE CORPORATION

                                         AND

                                FIRST BANCSHARES, INC.

                                  TABLE OF CONTENTS

          SECTION 1.  The Mergers.......................................1
               1.01 Mergers.............................................1

          SECTION 2.  Closing...........................................1
               2.01 The Closing.........................................1
               2.02 The Effective Date and Time.........................2

          SECTION 3.  Conversion of Stock of FB.........................2
               3.01 Conversion of Stock of FB...........................2
               3.02 Closing Transfer Books..............................2

          SECTION 4.  Representations and Warranties of FB and Bank.....2
               4.01 Consolidated Group; Organization; Qualification.....2
               4.02 Capital Stock; Other Interests......................3
               4.03 Corporate Authorization; No Conflicts...............3
               4.04 Financial Statements, Reports and Proxy Statements..4
               4.05 Loan and Investment Portfolios......................5
               4.06 Adequacy of Allowances for Loan Losses..............5
               4.07 Absence of Certain Changes or Events................6
               4.08 Taxes...............................................7
               4.09 Title to Assets.....................................8
               4.10 Litigation..........................................9
               4.11 Employee Benefit Plans..............................9
               4.12 Insurance Policies..................................11
               4.13 Agreements..........................................11
               4.14 Licenses, Franchises and Governmental
                    Authorizations......................................13
               4.15 Corporate Documents.................................13
               4.16 Certain Transactions................................13
               4.17 Broker's or Finder's Fees...........................13
               4.18 Environmental Matters...............................14
               4.19 Compliance with Laws................................16
               4.20 Intellectual Property...............................16
               4.21 Community Reinvestment Act..........................16
               4.22 Representations and Warranties......................16
               4.23 Accuracy of Statements..............................16

          SECTION 5. Representations and Warranties of Acquiror and
               Acq. Bank................................................17
               5.01 Organization and Qualification......................17
               5.02 Capital Stock: Other Interests......................17
               5.03 Corporate Authorization; No Conflicts...............17
               5.04 Financial Statements, Reports and Proxy Statements..18
               5.05 Legality of Acquiror Securities.....................19
               5.06 Broker's or Finder's Fees...........................19
               5.07 Litigation..........................................19
               5.08 Environmental Matters...............................19
               5.09 Regulatory Matters..................................20
               5.10 Accuracy of Statements..............................20

          SECTION 6.  Covenants and Conduct of Parties Prior to the
               Effective Date...........................................20
               6.01 Cooperation and Best Efforts........................20
               6.02 Information for, and Preparation of, Registration
                    Statement and Proxy Statement.......................20
               6.03 Approval of Bank Merger Agreement...................21
               6.04 Press Releases......................................21
               6.05 Investigations; Planning............................21
               6.06 Preservation of Business............................22
               6.07 Conduct of Business in the Ordinary Course..........22
               6.08 Additional Information from FB......................24
               6.09 FB Shareholder Approval.............................24
               6.10 Affiliates Letter...................................24
               6.11 Loan Policy.........................................24
               6.12 No Solicitations....................................24
               6.13 Operating Functions.................................25
               6.14 Intentionally Left Blank............................25
               6.15 Acquiror Registration Statement.....................25
               6.16 Application to Regulatory Authorities...............26
               6.17 Revenue Ruling......................................26
               6.18 Additional Information from Acquiror................26
               6.19 Indemnification of Directors and Officers of FB
                    and Bank............................................27
               6.20 Benefits Provided to Employees of FB's
                    Consolidated Group..................................28
               6.21 FB's 401(k) Plan....................................29
               6.22 Publications of Post-Merger Financial Statements....29
               6.23 Dissenters..........................................29
               6.24 Withholding.........................................29

          SECTION 7.  Conditions of Closing.............................30
               7.01 Conditions of All Parties...........................30
                    (a)  Shareholder Approval...........................30
                    (b)  Effective Registration Statement...............30
                    (c)  No Restraining Action..........................30
                    (d)  Statutory Requirements and Regulatory
                         Approval.......................................30
               7.02 Additional Conditions of Acquiror and Acq. Bank.....30
                    (a)  Representations, Warranties and Covenants......31
                    (b)  No Material Adverse Change.....................31
                    (c)  Opinion of Counsel.............................32
                    (d)  Pooling of Interests...........................32
                    (e)  Accountant's Letters...........................32
                    (f)  Shareholder's Commitment; Confirmation.........32
                    (g)  Regulatory Action..............................32
                    (h)  First Continental Debentures...................33
                    (i)  Noncompetition Agreements......................33
               7.03 Additional Conditions of FB and Bank................33
                    (a)  Representations, Warranties and Covenants......33
                    (b)  No Material Adverse Change.....................33
                    (c)  Opinion of Counsel.............................34
                    (d)  Opinion of Investment Bankers..................34
                    (e)  Tax Opinion....................................34
               7.04 Waiver of Conditions................................34

          SECTION 8.  Termination.......................................34
               8.01 Termination.........................................34
                    (a)  Mutual Consent.................................34
                    (b)  Material Breach................................34
                    (c)  Abandonment....................................35
                    (d)  Price of Acquiror Common Stock.................35
                    (e)  Dissenting Shareholders........................35
                    (f)  Shareholder Vote...............................35
                    (g)  FB Recommendation..............................35
               8.02 Effect of Termination: Survival.....................36

          SECTION 9.  MISCELLANEOUS.....................................36
               9.01 Notices.............................................36
               9.02 Waiver..............................................37
               9.03 Expenses............................................37
               9.04 Non-Survival of Representations and Warranties......37
               9.05 Headings............................................37
               9.06 Annexes, Exhibits and Schedules.....................37
               9.07 Integrated Agreement................................37
               9.08 Choice of Law.......................................38
               9.09 Parties in Interest.................................38
               9.10 Amendment...........................................38
               9.11 Counterparts........................................38


          Exhibit A      Agreement of Merger of First Bank into First
                         National Bank of Commerce

          Exhibit B      Joint Agreement of Merger of First Bancshares,
                         Inc. with and into First Commerce Corporation

          Exhibit C      Shareholder's Commitment

          Exhibit D      Opinion of McGlinchey Stafford Lang to First
                         Commerce Corporation

          Exhibit E      Accountants' Letters

          Exhibit F      List of Officers

          Exhibit G      Opinion of Jones, Walker, Waechter, Poitevent,
                         Carrere & Denegre to First Bancshares, Inc.




          Annex A        List of Additional Corporations in First
                         Bancshares, Inc.'s Consolidated Group

          Annex B Financial Statements and Documents delivered by First Bancshares, Inc.

          Annex C Financial Statements and Documents delivered by First Commerce Corporation

                             AGREEMENT AND PLAN OF MERGER


               THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made May ____, 1994, between First Commerce Corporation ("Acquiror"), and its wholly-owned subsidiary, First National Bank of Commerce
          ("Acq. Bank"), on the one hand; and First Bancshares, Inc. ("FB"), and its wholly-owned subsidiary, First Bank ("Bank"), on the other hand.

                                       PREAMBLE

               Acquiror and FB desire to effect a business combination pursuant to which Acquiror and FB, and their respective subsidiaries, Acq. Bank and Bank, will merge and the holders of common stock, $1 par value per share, of FB ("FB Common Stock") will receive shares of Acquiror common stock. The Board of Directors of Acquiror and of FB each has approved the Mergers, as hereinafter defined, and the Board of Directors of FB has recommended that its shareholders approve the Mergers.

               ACCORDINGLY, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

          SECTION 1.  The Mergers

               1.01 Mergers. Before the Closing Date, as hereinafter defined, (i) Acq. Bank and Bank shall enter into an agreement of merger, substantially in the form attached hereto as Exhibit A (the "Bank Merger Agreement"), pursuant to which Bank will merge with and into Acq. Bank (the "Bank Merger"), and (ii) Acquiror and FB shall enter into a joint agreement of merger, substantially in the form attached hereto as Exhibit B (the "Company Merger Agreement" and together with the Bank Merger Agreement the "Merger Agreements"), pursuant to which FB will merge with and into Acquiror (the "Company Merger" and together with the Bank Merger the "Mergers") in each case subject to the conditions set forth in Section 7 hereof.

          SECTION 2.  Closing

               2.01 The Closing.  The "Closing" of the  Mergers  will  take place at the Board Room of Acq. Bank, 210 Baronne Street, New Orleans, Louisiana, at 10:00 a.m., Central Time, on a mutually agreeable date as soon as practicable following satisfaction of the conditions in subparagraphs (a), (b) and (d) of subsection
          7.01 hereof, or if no date has been agreed to, on any date specified by any party to the others upon 10 days notice following satisfaction of such conditions. The date on which the Closing occurs is herein called the "Closing Date". If all conditions in Section 7 hereof are satisfied or waived by the party entitled to grant such waiver, at the Closing (a) Acquiror and Acq. Bank, on the one hand, and FB and Bank, on the other hand, shall each provide to the other such proof of satisfaction of the conditions in Section 7 as the party whose obligations are conditioned upon such satisfaction may reasonably request, (b) the certificates, letters and opinions required by Section 7 shall be delivered, (c) the appropriate officers of the parties shall execute, deliver and acknowledge the Merger Agreements, and
          (d) the parties shall take such further action as is required to consummate the transactions contemplated by this Agreement and the Merger Agreements. If on any date established for the Closing all conditions in Section 7 hereof have not been satisfied or waived by the party entitled to grant such waiver, then any party, on one or more occasions, may declare a delay of the Closing of such duration, not exceeding 10 business days, as the declaring party shall select but no such delay shall extend beyond the date set forth in subparagraph (c) of subsection 8.01, and no such delay shall interfere with the right of any party to declare a termination pursuant to Section 8 hereof.

               2.02 The Effective Date and Time. Immediately following (or concurrently with) the Closing (i) the Bank Merger Agreement shall be filed with the Office of the Comptroller of the Currency (the "OCC") as provided by law and the Bank Merger will be effective at the date and time of such filing; and (ii) the Company Merger Agreement shall be filed with and recorded by the Secretary of State of Louisiana and the Company Merger shall be effective at the date and time specified in the Company Merger Agreement. The date on which and the time at which the Company Merger becomes effective are herein referred to as the "Effective Date" and the "Effective Time," respectively.

          SECTION 3.  Conversion of Stock of FB

               3.01 Conversion of Stock of FB. Except for shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under Section 131 of the Louisiana Business Corporation Law (the "BCL"), on the Effective Date, by reason of the Company Merger, each issued and outstanding share of FB Common Stock shall be converted as set forth in Section 4 of the Company Merger Agreement.

               3.02 Closing Transfer Books.At the Effective Time, the stock transfer books of FB shall be closed and no transfer of shares of FB Common Stock shall be made thereafter.

          SECTION 4.  Representations and Warranties of FB and Bank

               FB and Bank represent and warrant to Acquiror and Acq. Bank that, except as set forth in the corresponding subsection of the Schedule of Exceptions that FB and Bank have delivered to Acquiror and Acq. Bank:

               4.01 Consolidated Group; Organization; Qualification. FB's "consolidated group," as such term is used in this Agreement, consists of FB, Bank and those corporations listed on Annex A. FB is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana, and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"). Bank is a state chartered bank duly organized, validly existing and in good standing under the laws of the State of Louisiana. Each corporation listed on Annex A is duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each member of FB's consolidated group has all requisite corporate power and authority to own and lease its property and to carry on its business as it is currently being conducted and is qualified and in good standing as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on such member's financial condition, results of operations or business.

               4.02 Capital Stock; Other Interests. The authorized capital stock (i) of FB consists of 907,500 shares of FB Common Stock, of which 847,668 shares are issued and outstanding, and 119 shares are held in its treasury, and (ii) of Bank consists of 181,500 shares of common stock, $5 par value per share, of which 181,500 shares are issued and outstanding and no shares are held in its treasury. All issued and outstanding shares of capital stock of each member of FB's consolidated group have been duly authorized and are validly issued, fully paid and (except as provided in La.R.S. 6:262) non-assessable, and all of the outstanding shares of each such member (other than FB) are owned by FB or Bank, free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances. No member of FB's consolidated group has outstanding any stock options or other rights to acquire any shares of its capital stock. The outstanding capital stock of each member of FB's consolidated group has been issued in compliance with all legal requirements and any preemptive or similar rights. No member of FB's consolidated group has a subsidiary or direct or indirect ownership interest exceeding 5% in any corporation, partnership or other entity.

               4.03 Corporate Authorization; No Conflicts. Subject to the approval of this Agreement and the Company Merger Agreement by the shareholders of FB, all corporate acts and other corporate proceedings required of each member of FB's consolidated group for the due and valid authorization, execution, delivery and performance of this Agreement and the Merger Agreements and consummation of the Mergers have been validly and appropriately taken. Subject to such shareholder approval and to such regulatory approvals as are required by law, this Agreement and the Merger Agreements are legal, valid and binding obligations of FB and Bank, as the case may be, and are enforceable against them in accordance with the respective terms hereof and thereof, except that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by general equitable principles and by provisions of United States and Louisiana laws relating to deceptive practices, misstatements or omissions of material facts in the sale of securities, fraud and gross fault. With respect to each member of FB's consolidated group, neither the execution, delivery or performance of this Agreement or the Merger Agreements, nor the consummation of the transactions contemplated hereby or thereby will (i) violate, conflict with, or result in a breach of any provision of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of or accelerate the performance required by, or (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of its properties or assets under, any of the terms, conditions or provisions of its articles of incorporation or association or by-laws or any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to or by which it or any of its assets is bound; or violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to it or any of its assets.

               4.04 Financial Statements, Reports and Proxy Statements.

                    (a) FB has delivered to Acquiror true and complete copies of the Financial Statements, Interim Financial Statements and other documents listed on Annex B.

                    (b) The Financial Statements and the Interim Financial Statements have been (and all financial statements delivered to Acquiror as required by this Agreement will be) prepared in conformity with generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods, and present fairly, in conformity with GAAP, the consolidated results of operations of FB's consolidated group for the respective periods covered thereby and the consolidated financial condition of its consolidated group as of the respective dates thereof. All call and other regulatory reports have been filed on the appropriate form and prepared in accordance with such form's instructions and the applicable rules and regulations of the regulating federal agency. As of the date of the latest balance sheet forming part of the Interim Financial Statements (the "Latest Balance Sheet"), no member of FB's consolidated group had, nor were any of any such member's assets subject to, any material liability, commitment, indebtedness or obligation, which is not reflected and adequately reserved against in the Latest Balance Sheet in accordance with GAAP. No report, including any report filed with the Federal Reserve Board, or other report, proxy statement or registration statement filed by any member of FB's consolidated group with the Securities and Exchange Commission ("SEC"), and no report made to shareholders of FB, as of the respective dates thereof, contained and no such report, proxy statement, registration statement or report to shareholders filed or disseminated after the date of this Agreement will contain, any untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Financial Statements and Interim Financial Statements are supported by and consistent with a general ledger and detailed trial balances of investment securities, loans and commitments, depositors' accounts and cash balances on deposit with other institutions, copies of which have been made available to Acquiror.

               4.05 Loan and Investment Portfolios. All loans, discounts and financing leases (in which a member of FB's consolidated group is lessor) reflected on the Latest Balance Sheet (a) were, at the times and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of its consolidated group, (b) are evidenced by genuine notes, agreements or other evidences of indebtedness and
          (c) to the extent secured, have been secured by valid liens and security interests which have been perfected. Accurate lists of all such loans, discounts and financing leases as of the date of the Latest Balance Sheet (or a more recent date), and of the investment portfolios of each member of FB's consolidated group as of such date, have been delivered to Acquiror. Except as specifically noted on the loan schedule attached to the Schedule of Exceptions, Bank is not a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) known by Bank to be otherwise in material default for more than 30 days, (iii) classified as "substandard," "doubtful," "loss," "other assets especially mentioned" or any comparable classification by Bank or the Federal Deposit Insurance Corporation, (iv) an obligation of any director, executive officer or 10% shareholder of any member of FB's consolidated group who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (v) in violation of any law, regulation or rule of any governmental authority, other than those that are immaterial in amount.

               4.06 Adequacy of Allowances for Loan Losses. Each of the allowances for losses on loans, financing leases and other real estate owned shown on the Latest Balance Sheet is adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and there are no facts or circumstances known to any executive officer of FB or Bank which are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any of such provisions for losses or a material decrease in the allowances therefor reflected in the Latest Balance Sheet. Each of the allowances for losses on loans, financing leases and other real estate owned reflected on the books of FB's consolidated group at all times from and after the date of the Latest Balance Sheet has been and will be adequate in accordance with applicable regulatory guidelines and GAAP in all material respects.

               4.07 Absence of Certain Changes or Events. Since December 31, 1993, neither FB nor any member of FB's consolidated group has declared, set aside for payment or paid any dividend to holders of, or declared or made any distribution on, any shares of FB's capital stock. Since the date of the Latest Balance Sheet, there has been no event or condition of any character (whether actual or to the knowledge of any executive officer of FB or Bank threatened) that has had, or can reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations or business of any member of FB's consolidated group, taken as a whole. Except as may result from the transactions contemplated by this Agreement, no such member has, since the date of the Latest Balance Sheet:

                    (a) borrowed any money or entered into any capital lease or leases or, except in the ordinary course of business consistent with past practices, (i) lent any money or pledged any of its credit in connection with any aspect of its business, (ii) mortgaged or otherwise subjected to any lien, encumbrance or other liability any of its assets, (iii) sold, assigned or transferred any of its assets in excess of $100,000 in the aggregate, except for the sale of raw land behind the Mandeville Branch Office, or (iv) incurred any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute or contingent);

                    (b) suffered any material damage, destruction or loss, whether or not covered by insurance;

                    (c) experienced any material change in asset concentrations as to customers or industries or in the nature and source of its liabilities or in the mix of interest-bearing versus non-interest bearing deposits;

                    (d) received notice or had knowledge or reason to believe that any material labor unrest exists among any of its employees or that any group, organization or union has attempted to organize any of its employees;

                    (e) received notice or had knowledge or reason to believe that any of its substantial customers has terminated or intends to terminate such customer's relationship with it;

                    (f) failed to operate its business in the ordinary course consistent with past practices, or failed to preserve its business organization intact or to preserve the goodwill of its customers and others with whom it has business relations;

                    (g) incurred any material loss except for losses adequately reserved against on the date of this Agreement or waived any material right in connection with any aspect of its business, whether or not in the ordinary course of business;

                    (h) forgiven any debt owed to it in excess of $100,000, or canceled any of its claims in excess of $100,000, or paid any of its noncurrent obligations or liabilities in excess of $25,000;

                    (i) made any capital expenditure or capital addition or betterment in excess of $25,000 each;

                    (j) entered into any agreement requiring the payment, conditionally or otherwise, of any salary, bonus, extra compensation, pension or severance payment to any of its present or former directors, officers or employees, except for (i) that certain Executive Employment Agreement, dated as of April 19, 1994, between the Bank and James C. Piercey, (ii) those certain retention agreements between the Bank and its executive officers and its department and branch managers and lending personnel,
          (iii) the adoption of a severance policy in the event of an acquisition transaction, (iv) incentive pay arrangements for the Bank's lenders and branch management, (v) budgeted bonuses for the Bank's senior management consistent with past practices and
          (vi) such agreements as are terminable at will without any penalty or other payment by it, or increased (except for increases of not more than 5% consistent with past practices) the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar payments) of any such person whose annual compensation would, following such increase, exceed $30,000, except as may be provided in the exceptions to the first clause of this paragraph (j);

                    (k) changed any accounting practice followed or employed in preparing the Financial Statements or Interim Financial Statements except changes required to be made in accordance with GAAP;

                    (l) made any loan, given any discount or entered into any financing lease which has not been (i) made, at the time and under the circumstances in which made, for good, valuable and adequate consideration in the ordinary course of business, (ii) evidenced by genuine notes or other evidences of indebtedness and
          (iii) fully reserved against in an amount sufficient in accordance with applicable regulatory guidelines to provide for all charge-offs reasonably anticipated in the ordinary course of business after taking into account all recoveries reasonably anticipated in the ordinary course of business; or

                    (m) entered into any agreement, contract or commitment to do any of the foregoing.

               4.08 Taxes. Each member of FB's consolidated group has timely filed all federal, state and local income, franchise, excise, real and personal property, employment and other tax returns, tax information returns and reports required to be filed, has paid all taxes, interest payments and penalties as reflected therein which have become due, has made adequate provision for the payment of all such taxes for all periods ending on or before the date of this Agreement (and will make such accruals through the Closing Date) to any city, parish, state, the United States or any other taxing authority, and is not delinquent in the payment of any tax or material governmental charge of any nature. The consolidated federal income tax returns of FB's consolidated group have not been audited by the Internal Revenue Service for the last seven years. No audit, examination or investigation is presently being conducted or, to the knowledge of FB's executive officers, is presently being threatened by any taxing authority, no material unpaid tax deficiencies or additional liabilities of any sort have been proposed to any member of FB's consolidated group by any governmental representative, and no agreements for extension of time for the assessment of any tax have been entered into by or on behalf of any member of FB's consolidated group. Each such member has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in compliance with all tax withholding provisions of applicable federal, state and local laws (including, without limitation, income, social security and employment tax withholding for all forms of compensation).

               4.09 Title to Assets.  (a) On the date of the Latest Balance
          Sheet, each member of FB's consolidated group had and, except with respect to assets disposed of for adequate consideration in the ordinary course of business since such date, now has, good and merchantable title to all real property and good and merchantable title to all other material properties and assets reflected on the Latest Balance Sheet, and has good and merchantable title to all real property and good and merchantable title to all other material properties and assets acquired since the date of the Latest Balance Sheet, in each case free and clear of all mortgages, liens, pledges, restrictions, security interests, charges and encumbrances of any nature except for (i) mortgages and encumbrances which secure indebtedness which is properly reflected in the Latest Balance Sheet or which secure deposits of public funds as required by law; (ii) liens for taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after the date of the Latest Balance Sheet, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or assets or the potential sale of any of such owned properties or assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. Each member of FB's consolidated group owns, or has valid leasehold interests in, all material properties and assets used in the conduct of its business. Any real property and other material assets held under lease by any such member are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made or proposed to be made by such member of such property.

                    (b) With respect to each lease of any real property or a material amount of personal property to which any member of FCB's consolidated group is a party, except for financing leases in which a member of such consolidated group is lessor, (i) such lease is in full force and effect in accordance with its terms;
          (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid; (iii) there exists no default, or event, occurrence, condition or act, which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a default under such lease; and (iv) neither the Company Merger nor the Bank Merger will constitute a default or a cause for termination or modification of such lease.

                    (c) No member of FB's consolidated group has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets; or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

               4.10 Litigation. (a) Except for the actions listed on the subsection of the Schedule of Exceptions that corresponds to this subsection, there are no material claims, actions, suits, proceedings, arbitrations or investigations pending or, to the knowledge of any executive officer of FB, threatened against FB or any member of its consolidated group nor does any executive officer of FB have knowledge of any facts or circumstances that would be likely to form the basis for any material claim, in any court or before or by any governmental agency or instrumentality or arbitration panel or otherwise, against any member of FB's consolidated group.

               (b) The subsection of the Schedule of Exceptions that corresponds to this subsection lists each claim, action, suit, proceeding, arbitration, or investigation, pending or known to be threatened, in which any material claim or demand is made or, to the knowledge of any executive officer of FB, threatened to be made against any member of FB's consolidated group or any person by reason of his or her being or having been an officer, director, advisory director or employee of any such member.

               4.11 Employee Benefit Plans. (a) Except for the plans listed on the subsection of the Schedule of Exceptions that corresponds to this subsection (the "ERISA Plans"), no member of FB's consolidated group sponsors, maintains or contributes to, and no such member has at any time sponsored, maintained or contributed to, any employee benefit plan that is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in which any employee of any such member is or was a participant (whether or not on an active or frozen basis). Except as set forth in the Schedule of Exceptions, all contributions required to be made by any member of FB's consolidated group have been made, all insurance premiums required have been paid and each of the ERISA Plans has been maintained and administered in all material respects in compliance with its terms, the provisions of ERISA and all other applicable laws, and, where applicable, the provisions of the Internal Revenue Code of 1986, as amended (the "Code"). With respect to each of the ERISA Plans, no transaction has occurred that could result in the imposition of a tax or penalty on prohibited transactions or party-in-interest transactions pursuant to Section 4975 of the Code or Section 502(i) of ERISA; there is no matter relating to any of the ERISA Plans pending or, to the knowledge of any executive officer of FB, threatened, nor, to the knowledge of any executive officer of FB, are there any facts or circumstances existing that could lead to (other than routine filings such as qualification determination filings) proceedings before, or administrative actions by, any governmental  agency;  there  are  no  actions,  suits  or claims pending or, to the knowledge of any executive officer of FB, threatened (including, without limitation, breach of fiduciary duty actions, but excluding routine uncontested claims for benefits) against any of the ERISA Plans or the assets thereof. Each member of FB's consolidated group has complied in all material respects with the reporting and disclosure requirements of ERISA and the Code. None of the ERISA Plans are multi-employer plans within the meaning of Section 3(37) of ERISA. Except as set forth on the Schedule of Exceptions, a favorable determination letter has been issued by the Internal Revenue Service with respect to each ERISA Plan that is intended to be qualified under Section 401(a) of the Code, the Internal Revenue Service has taken no action to revoke any such letter and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification. Except as set forth on the Schedule of Exceptions, no member of FB's consolidated group has sponsored, maintained or made contributions to any plan, fund or arrangement subject to Title IV of ERISA or the requirements of
          Section 412 of the Code or providing for post-retirement medical benefits or insurance coverage or other similar benefits.

                    (b) Set forth on the subsection of the Schedule of Exceptions corresponding to this subsection is a true and complete list and description of each and every benefit plan and benefit arrangement of any member of FB's consolidated group other than the ERISA Plans. True and complete copies of all plan (including ERISA Plan) documents and written agreements (including all amendments and modifications thereof), together with copies of any tax determination letters, trust agreements, summary plan descriptions, insurance contracts, investment management agreements and the three most recent annual reports on form series 5500 with respect to such plan or arrangement have been delivered to Acquiror. No such ERISA Plan or other plan constitutes a defined benefit pension plan or has any "accumulated funding deficiency" within the meaning of the Code.

                    (c) All group health plans of any member of FB's consolidated group to which Section 4980B(f) of the Code or
          Section 601 of ERISA applies are in compliance in all material respects with continuation coverage requirements of Section
          4980B(f) of the Code and Section 601 of ERISA and any prior violations of such sections have been cured prior to the date hereof.

                    (d) Except as contemplated by Sections 6.20 and 6.21 hereof, the consummation of the transactions contemplated hereunder will not (i) result in the imposition of any obligation or liability on any member of FB's consolidated group, Acquiror or Acq. Bank to any such plan, fund or arrangement or to any employee or former employee of any member of FB's consolidated group or (ii) result in a prohibited transaction as such term is used in Code Section 4975 or ERISA Section 406.

                    (e) Each plan, fund or arrangement previously sponsored or maintained by any member of FB's consolidated group, or to which any member of FB's consolidated group previously made contributions which has been terminated by any member of FB's consolidated group was terminated in accordance with ERISA, the Code and the terms of such plan, fund or arrangement and no event has occurred and no condition exists that would subject any member of FB's consolidated group, Acquiror, or Acq. Bank to any tax, penalty, fine or other liability as a result of, directly or indirectly, the termination of such plan, fund or arrangement.

               4.12 Insurance Policies. Each member of FB's consolidated group maintains in force insurance policies and bonds in such amounts and against such liabilities and hazards as are considered by it to be adequate. An accurate list of all such insurance policies is attached to the Schedule of Exceptions. No member of FB's consolidated group is now liable, nor will any such member become liable, for any material retroactive premium adjustment. All policies are valid and enforceable and in full force and effect, and no member of FB's consolidated group has received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, no member of FB's consolidated group has been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such polices), and no such member has reason to believe that its existing insurance coverage cannot be renewed as and when same shall expire, upon terms and conditions standard in the market at the time renewal is sought.

               4.13 Agreements.   (a)  No member of FB's consolidated group
          is a party to:

                         (i)  any collective bargaining agreement;

                         (ii) other than  the  employee  benefits and plans
                    referred to in the section of the Schedule of Exceptions that corresponds to subsection 4.11 of this Agreement, any employment or other agreement or contract with or commitment to any employee except the agreements, arrangements, policies and practices referred to in the exceptions to paragraph (j) of subsection 4.07 of this Agreement and such agreements as are terminable without penalty upon not more than 30 days notice by the employer;

                         (iii)    any    obligation    of    guaranty    or
                    indemnification except such indemnification of officers, directors, employees and agents of FB's consolidated group as on the date of this Agreement may be provided in their respective articles of incorporation or association and by-laws (and no indemnification of any such officer, director, employee or agent has been authorized, granted or awarded except as set forth in the subsection of the Schedule of Exceptions that corresponds with this subsection), and except if entered into in the ordinary course of business with respect to customers of any member of FB's consolidated group, letters of credit, guaranties of endorsements and guaranties of signatures;

                         (iv) any agreement, contract or  commitment  which
                    is or if performed will be materially adverse to the financial condition, results of operations or business of any member of FB's consolidated group;

                         (v) any agreement, contract or commitment containing any covenant limiting the freedom of any member of FB's consolidated group to engage in any line of business or to compete with any person in a line of business permitted by applicable regulatory guidelines to be engaged in by bank holding companies or Louisiana state banks, or their subsidiaries; or

                         (vi) any  written  agreement,  memorandum, letter,
                    order or decree, formal or informal, with any federal or state regulatory agency.

               (b) The subsection of the Schedule of Exceptions that corresponds to this subsection contains a list of each material agreement, contract or commitment (except those entered into in the ordinary course of business with respect to loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar banking activities and equipment maintenance agreements which are not material) to which any member of FB's consolidated group is a party or which affects any such member. No member of FB's consolidated group has in any material respect breached, nor is there any pending or to any of its executive officers' knowledge threatened claim that it has materially breached, any of the terms or conditions of any of such agreements, contracts or commitments or of any material agreement, contract or commitment that it enters into after the date of this Agreement. No member of FB's consolidated group is in material violation of any written agreement, memorandum, letter, order or decree, formal or informal, with any federal or state regulatory agency.

               4.14 Licenses, Franchises and Governmental Authorizations. Each member of FB's consolidated group possesses all licenses, franchises, permits and other governmental authorizations necessary for the continued conduct of its business without interference or interruption. The deposits of Bank are insured by the FDIC to the extent provided by applicable law, and there are no pending or to any of Bank's executive officers' knowledge threatened proceedings to revoke or modify that insurance or for relief under 12 U.S.C. Section 1818.

               4.15 Corporate Documents. FB has delivered to Acquiror, with respect to each member of FB's consolidated group, true and correct copies of its articles of incorporation or association, and its by-laws, all as amended. All of the foregoing and all of the corporate minutes and stock transfer records of each member of FB's consolidated group are current, complete and correct in all material respects.

               4.16 Certain Transactions. Except as disclosed in the subsection of the Schedule of Exceptions that corresponds to this subsection, no past or present director, executive officer or five percent shareholder of FB has, since January 1, 1990, engaged in any transaction or series of transactions which, if FB had been subject to Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), would have been required to be disclosed pursuant to Item 404 of Regulation S-K of the Rules and Regulations of the Securities Exchange Committee (the "SEC"), and no director or executive officer of Bank has, since January 1, 1990, engaged in any transaction or series of transactions which, if Bank had been subject to Section 14(a) of the Exchange Act, would have been required to be disclosed under
          Item 404 of Regulation S-K of the Rules and Regulations of the SEC.

               4.17 Broker's   or   Finder's   Fees.    No  agent,  broker,
          investment banker, investment or financial advisor or other person acting on behalf of any member of FB's consolidated group is entitled to any commission, broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated by this Agreement, except for the financial advisor retained by FB pursuant to the written agreement which has been delivered to Acquiror.

               4.18 Environmental Matters.

                    (a) (i) Each member of FB's consolidated group has obtained all material permits, licenses and other authorizations that are required to be obtained by it under any applicable Environmental Law Requirements (as hereinafter defined) in connection with the operation of its businesses and ownership of its properties (collectively, the "Subject Properties"), including without limitation properties acquired by foreclosure or in settlement of loans;

                         (ii) Except as disclosed in the subsection  of the
                    Schedule of Exceptions that corresponds to this subsection, FB and each member of its consolidated group is in compliance in all material respects with all terms and conditions of such permits, licenses and authorizations and with all applicable Environmental Law Requirements;

                         (iii) Except as disclosed in the subsection of the
                    Schedule of Exceptions that corresponds to this subsection, there are no past or present events, conditions, circumstances, activities or plans by any member of FB's consolidated group related in any manner to FB or any member of its consolidated group or the Subject Properties that did or would, in any material respect, violate or prevent compliance or continued compliance with any of the Environmental Law Requirements or give rise to any Environmental Liability, as hereinafter defined;

                         (iv) Except  as  set  forth  in  the  Schedule  of
                    Exceptions pursuant to clause (iii) above, there is no civil, criminal or administrative action, suit, demand, claim, order, judgment, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or to the knowledge of the executive officers of FB's consolidated group threatened by any person against FB or any member of its consolidated group, or any prior owner of any of the Subject Properties and relating to the Subject Properties, and relating in any way to any Environmental Law Requirement, or seeking to impose any Environmental Liability; and

                         (v) No member of FB's consolidated group is subject to or responsible for any material Environmental Liability which is not set forth and adequately reserved against on the Latest Balance Sheet.

                    (b)  "Environmental   Law    Requirement"   means   all
               applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative, and regulatory decrees, judgments and orders relating to the protection of human health or the environment, including without limitation: (A) all requirements, including but not limited to, those (i) pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases or threatened releases of Hazardous Materials (as such term is defined below), chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes, whether solid, liquid, or gaseous in nature; (B) all requirements pertaining to protection of the health and safety of employees or the public; and (C) all requirements pertaining to the (i) drilling, production, and abandonment of oil and gas wells, (ii) the transportation of produced oil and gas, and (iii) the remediation of sites related to that drilling, production or transportation.

                    (c)  "Hazardous  Materials"   shall   mean:    (A)  Any
               "hazardous substance" as defined by either the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 USC Section 9601, et seq.) ("CERCLA"), as amended from time to time, or regulations promulgated thereunder; (B) asbestos; (C) polychlorinated byphenyls; (D) any "regulated substance" as defined by 40 C.F.C. Section 280.12, or La.
               Admin.  Code  33:XI.103;  (E)   any   naturally    occurring
               radioactive  material ("NORM"), as defined  by  La.   Admin.
               Code  33:XV,     Chapter  14,  as amended from time to time,
               irrespective   of   whether  the    NORM   is   located   in
               Louisiana or another jurisdiction; (F) any non-hazardous oilfield wastes ("NOW") defined under La. R.R. 30:1, et seq., and regulations promulgated thereunder, irrespective of whether those wastes are located in Louisiana or another jurisdiction; (G) any substance the presence of which on the Subject Properties is prohibited by any lawful rules and regulations of legally constituted authorities from time
               to  time  in  force and   effect  relating  to  the  Subject
               Properties; and (H) any other substance which  by  any  such
               rule  or  regulation  requires   special  handling  in   its
               collection,  storage,  treatment  or disposal.

                    (d) "Environmental Liability" shall mean (i) any liability or obligation arising under any Environmental Law Requirement, or (ii) any liability or obligation under any other current theory of law or equity (including, without limitation, any liability for personal injury, property damage or remediation) that results from, or is based upon or related to, the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material, pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

               4.19 Compliance with Laws. The business of each member of FB's consolidated group has been conducted in compliance with all applicable laws, rules, regulations, orders, writs, judgments and decrees the noncompliance with which could cause a material adverse change with respect to FB's consolidated group or could have a material adverse effect on the financial condition, results of operations or business of FB's consolidated group taken as a whole. There are no governmental investigations pending or known by any executive officer of any member of FB's consolidated group to be threatened against any such member. There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any member of FB's consolidated group as a result of examination by any bank or bank holding company regulatory authority, except those cited in examination reports previously submitted to, and reviewed by, Acquiror.

               4.20 Intellectual Property. Each member of FB's consolidated group owns all trademarks, tradenames, service marks and other intellectual property that is material to the conduct of its business.

               4.21 Community Reinvestment Act. Bank has complied in all material respects with the provisions of the Community Reinvestment Act ("CRA") and the rules and regulations thereunder, has a CRA rating of not less than "satisfactory," has received no material criticism from regulators with respect to discriminatory lending practices, and has no knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than "satisfactory" or material criticism from regulators with respect to discriminatory lending practices.

               4.22 Representations and Warranties. Each of the representations and warranties contained in Section 4 is true and correct on the date of this Agreement and will be true and correct on the Closing Date, as if made again on and as of the Closing Date.

               4.23 Accuracy of Statements. No warranty or representation made or to be made by any member of FB's consolidated group in this Agreement or in any document furnished or to be furnished by any member of FB's consolidated group pursuant to this Agreement, and no information furnished by any such member pursuant to this Agreement, contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement, as defined in subsection 6.15 hereof, or the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

          SECTION 5. Representations and Warranties of  Acquiror  and  Acq.
          Bank

                    Acquiror and Acq. Bank represent and warrant to FB and Bank that:

               5.01 Organization and Qualification. Acquiror is a corporation duly organized and validly existing under the laws of the State of Louisiana and is a bank holding company within the meaning of the Bank Holding Company Act. Acq. Bank is a national banking association duly organized and validly existing under the laws of the United States. Each of Acquiror and Acq. Bank has all requisite corporate power and authority to own and lease its property and to carry on its business as it is currently being conducted and, as to Acquiror, is qualified and in good standing as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on its financial condition, results of operations or business.

               5.02 Capital Stock: Other Interests. The authorized capital stock of Acquiror consists of 100,000,000 shares of Acquiror Common Stock, $5 par value per share, of which, at March 31, 1994, 26,144,036 shares were issued and outstanding and no shares were held in its treasury; and 5,000,000 shares of preferred stock, no par value per share, of which 2,399,170 shares were issued and outstanding and no shares were held in its treasury. All issued and outstanding shares of capital stock of Acquiror and Acq. Bank have been duly authorized and are validly issued, fully paid and non-assessable. The outstanding capital stock of each of Acquiror and Acq. Bank has been issued in compliance with all legal requirements and any preemptive or similar rights. Acquiror owns all of the issued and outstanding shares of capital stock of Acq. Bank free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances. Neither Acquiror nor Acq. Bank has outstanding as of March 31, 1994 any stock options or other rights to acquire any shares of its capital stock, other than (i) stock options and restricted stock granted or issued under existing stock compensation plans, (ii) Acquiror's 12 3/4% convertible debentures and (iii) Acquiror's convertible preferred stock.

               5.03 Corporate Authorization; No Conflicts. Subject to the approval of this Agreement and the Bank Merger Agreement by Acquiror as sole shareholder of Acq. Bank, all corporate acts and other proceedings required of Acquiror and Acq. Bank for the due and valid authorization, execution, delivery and performance of this Agreement and the Merger Agreements and consummation of the Mergers have been validly and appropriately taken. Subject to such shareholder approval and to such regulatory approvals as are required by law, this Agreement and the Merger Agreements are legal, valid and binding obligations of Acquiror and Acq. Bank, as the case may be, and are enforceable against them in accordance with the respective terms of such agreements, except that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by general equitable principles and by provisions of United
          States and Louisiana laws relating to deceptive practices, misstatements or omissions of material facts in the sale of securities, fraud and gross fault. With respect to each of Acquiror and Acq. Bank, neither the execution, delivery or performance of this Agreement or the Merger Agreements, nor the consummation of the transactions contemplated hereby or thereby will (i) violate, conflict with, or result in a breach of any provision of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of or accelerate the performance required by, or (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of its properties or assets under, any of the terms, conditions or provisions of its articles of incorporation or association or by-laws or any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to or by which it or any of its assets is bound; or violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to it or any of its assets.

               5.04 Financial Statements, Reports and Proxy Statements.

                    (a) Acquiror has delivered to FB true and complete copies of the Financial Statements, Interim Financial Statements and other documents listed on Annex C.

                    (b)  The Financial Statements and the Interim Financial
          Statements have been prepared in conformity with GAAP applied on a basis consistent with prior periods, and present fairly, in conformity with GAAP, the consolidated results of operations of Acquiror's consolidated group for the respective periods covered thereby and the consolidated financial condition of its consolidated group as of the respective dates thereof. All call reports have been filed on the appropriate form and prepared in accordance with such form's instructions and the applicable rules and regulations of the regulating federal agency. As of the date of the latest balance sheet forming part of the Interim Financial Statements (the "Latest Balance Sheet"), no member of Acquiror's consolidated group had, nor were any of any of such member's assets subject to, any material liability, commitment, indebtedness or obligation, which is not reflected and adequately reserved against in the Latest Balance Sheet in accordance with GAAP.

               5.05 Legality of Acquiror Securities. All shares of Acquiror Common Stock to be issued pursuant to the Company Merger have been duly authorized and, when issued pursuant to the Company Merger Agreement, will be validly and legally issued, fully paid and non-assessable, and will be, at the time of their delivery, free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances and any preemptive or similar rights.

               5.06 Broker's   or   Finder's   Fees.    No  agent,  broker,
          investment banker, investment or financial advisor or other person acting on behalf of Acquiror or Acq. Bank is entitled to any commission, broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated by this Agreement.

               5.07 Litigation.   Except  as disclosed by Acquiror  in  any
          report filed by it with the SEC prior to the date of this Agreement, there are no material actions, suits, proceedings, arbitrations or investigations pending or, to its executive officers' knowledge, threatened against Acquiror or its consolidated subsidiaries which are required to be disclosed pursuant to Items 3 and 5 of Form 8-K, Items 1 and 5 of Form 10-Q and Item 103 of Regulation S-K of the SEC's Rules and Regulations nor does any executive officer of Acquiror or any member of its consolidated group have knowledge of any facts or circumstances that would be likely to form the basis for any material claim, in any court or before or by any governmental agency or instrumentality or arbitration panel or otherwise, against any member of Acquiror's consolidated group.

               5.08 Environmental Matters. (a) Each of Acquiror and Acq. Bank has obtained all material permits, licenses and other authorizations that are required to be obtained by it under any applicable Environmental Law Requirements in connection with the operation of its businesses and ownership of its properties, including without limitation properties acquired by foreclosure or in settlement of loans (collectively, the "Acquiror's Subject Properties").

                    (b) Acquiror and each member of its consolidated group is in compliance in all material respects with all terms and conditions of such permits, licenses and authorizations and with all applicable Environmental Law Requirements.

                    (c)   There  are no past or present events, conditions,
          circumstances, activities  or  plans  by  Acquiror  or  Acq. Bank related in any manner to Acquiror or any member of its consolidated group or the Acquiror's Subject Properties that did or would, in any material respect, violate or prevent compliance or continued compliance with any of the Environmental Law Requirements, or give rise to any Environmental Liability.

                    (d) There is no civil, criminal or administrative action, suit, demand, claim, order, judgment, hearing, notice or demand letter, notice or violation, investigation or proceeding pending or, to the knowledge of any of the executive officers of Acquiror's consolidated group, threatened by any person against Acquiror or any member of its consolidated group, or any prior owner of the Acquiror's Subject Properties and relating to the Acquiror's Subject Properties, and relating in any way to any Environmental Law Requirement, or seeking to impose any Environmental Liability.

               5.09 Regulatory Matters. During the last five years, neither Acquiror nor any of its banking subsidiaries has received a Community Reinvestment Act rating of less than "satisfactory" and, during the same period, neither Acquiror nor any of its banking subsidiaries has been cited for discriminatory lending practices by any of its regulatory authorities.

               5.10 Accuracy of Statements. No warranty or representation made or to be made by Acquiror or Acq. Bank in this Agreement or in any document furnished or to be furnished by Acquiror or Acq. Bank pursuant to this Agreement, and no information furnished by either pursuant to this Agreement, contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement, as defined in subsection 6.15 hereof, and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

          SECTION 6.Covenants and Conduct of Parties Prior to the Effective
                    Date

               The parties further covenant and agree as follows:

               6.01 Cooperation and Best Efforts. Each of the parties hereto will cooperate with the other parties and use its best efforts to (a) procure all necessary consents and approvals of third parties, (b) complete all necessary filings, registrations, applications, schedules and certificates, (c) satisfy all requirements prescribed by law for, and all conditions set forth in this Agreement to, the consummation of the Mergers and the transactions contemplated hereby and by the Merger Agreements, and (d) effect the transactions contemplated by this Agreement and the Merger Agreements at the earliest practicable date.

               6.02 Information for, and Preparation of, Registration Statement and Proxy Statement. Each of the parties hereto will cooperate in the preparation of the Registration Statement referred to in subsection 6.15 hereof and a proxy statement of FB (the "Proxy Statement") which complies with the requirements of the Securities Act of 1933 (the "Securities Act"), the rules and regulations promulgated thereunder and other applicable federal and state laws, for the purpose of submitting this Agreement, the Company Merger Agreement and the transactions contemplated hereby and thereby, and any amendments to FB's articles of incorporation required by the aforesaid agreements and transactions to FB's shareholders for approval. Each of the parties hereto will as promptly as practicable after the date hereof furnish all such data and information relating to it and its subsidiaries as any of the other parties may reasonably request for the purpose of including such data and information in the Registration Statement and the Proxy Statement.

               6.03 Approval of Bank Merger Agreement. Acquiror, as the sole shareholder of Acq. Bank, and FB, as the sole shareholder of Bank, shall take all action necessary to effect shareholder approval of the Bank Merger Agreement.

               6.04 Press Releases. Acquiror and FB will cooperate with each other in the preparation of any press releases announcing the execution of this Agreement or the consummation of the transactions contemplated hereby. Without the prior written consent of Acquiror, no member of FB's consolidated group will issue any press release or other written statement for general circulation relating to the transactions contemplated hereby, except as may otherwise be required by law.

               6.05 Investigations; Planning. Each member of FB's consolidated group shall continue to provide to Acquiror and Acq. Bank and to their authorized representatives full access during all reasonable times to its premises, properties, books and records (including, without limitation, all corporate minutes and stock transfer records), and to furnish Acquiror and Acq. Bank and such representatives with such financial and operating data and other information of any kind respecting its business and properties as Acquiror and Acq. Bank shall from time to time reasonably request. Any investigation shall be conducted in a manner which does not unreasonably interfere with the operation of the business of FB's consolidated group. Each member of FB's consolidated group agrees to cooperate with Acquiror and Acq. Bank in connection with planning for the efficient and orderly combination of the parties and the operation of Acquiror and Acq. Bank after consummation of the Mergers. In the event of termination of this Agreement prior to the Effective Date, Acquiror and Acq. Bank shall, except to any extent necessary to assert any rights under this Agreement or the Merger Agreements, return, without retaining copies thereof, or destroy (and certify to same under penalty of perjury) all confidential or non-public documents, work papers and other materials obtained from FB's consolidated group in connection with the transactions contemplated hereby and shall keep such information confidential, not disclose such information to any other person or entity except as may be required by legal process, and not use such information in connection with its business, and shall cause all of its employees, agents and representatives to keep such information confidential and not to disclose such information or to use it in connection with its business, in each case unless and until such information shall come into the public domain through no fault of Acquiror or Acq. Bank.

               6.06 Preservation of Business. Each member of FB's consolidated group will use its best efforts to preserve the possession and control of all of its assets other than those consumed or disposed of for value in the ordinary course of business or pursuant to the terms of this Agreement, to preserve the goodwill of customers and others having business relations with it and to do nothing knowingly to impair its ability to keep and preserve its business as it exists on the date of this Agreement.

               6.07 Conduct of Business in the Ordinary Course. Each member of FB's consolidated group shall conduct its business only in the ordinary course consistent with past practices, and, except as otherwise provided herein, it shall not, without the prior written consent of Acquiror:

                    (a) declare, set aside, increase or pay any dividend, or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase, or otherwise acquire, any shares of its capital stock or authorize the creation or issuance of or issue any additional shares of its capital stock or any securities or obligations convertible into or exchangeable for its capital stock, provided that this subparagraph shall not apply to prevent dividends or distributions from any member of FB's consolidated group to any other member of such consolidated group;

                    (b) amend its articles of incorporation or association or by-laws, or adopt or amend any resolution or agreement concerning indemnification of its directors or officers;

                    (c) enter into or modify any agreement so as to require the payment, conditionally or otherwise, of any salary, bonus, extra compensation, pension or severance payment to any of its present or former directors, officers or employees except such agreements as are terminable at will without any penalty or other payment by it, or increase by more than 5% the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar benefits and payments) of any such person whose annual compensation would, following such increase, exceed $30,000, or increase any such compensation in any manner inconsistent with its past practices;

                    (d) except as described in the Schedule of Exceptions or except in the ordinary course of business, place or suffer to exist on any of its assets or properties any mortgage, pledge, lien, charge or other encumbrance, except those of the character described in subsection 4.09 hereof, or forgive any material indebtedness owing to it or any claims in excess of $100,000 which it may have possessed, or waive any right of substantial value in excess of $100,000 or discharge or satisfy any material noncurrent liability;

                    (e) acquire another business or entity, or sell or otherwise dispose of a material part of its assets, except in the ordinary course of business consistent with past practices or as described in the Schedule of Exceptions;

                    (f) knowingly commit or omit to do any act which act or omission would cause a breach of any covenant of FB or Bank contained in this Agreement or would cause any representation or warranty of FB or Bank contained in this Agreement to become untrue, as if each such representation and warranty were continuously made from and after the date hereof;

                    (g) violate in any material respect any applicable law, statute, rule, governmental regulation or order;

                    (h) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed;

                    (i) fail to pay, or to make adequate provision in all material respects for the payment of, all taxes, interest payments and penalties due and payable (for all periods up to the Effective Date, including that portion of its fiscal year to and including the Effective Date) to any city, parish, state, the United States or any other taxing authority, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established;

                    (j)  enter into any new line of business;

                    (k) except as described in the Schedule of Exceptions, charge off (except as may otherwise be required by law or by regulatory authorities or by generally accepted accounting principles consistently applied) or sell (except for a price not less than the value thereof) any of its portfolio of loans, discounts or financing leases, or sell any asset held as other real estate owned or other foreclosed assets for an amount less than 100% of its book value at the Latest Balance Sheet;

                    (l) dispose of investment securities having an aggregate market value greater than 10% of the aggregate book value of its investment securities portfolio on the date of the Latest Balance Sheet; or make investments in non-investment grade securities or which are inconsistent with past investment practices;

                    (m) take or cause to be taken any action which would disqualify the Mergers as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code; or

                    (n)  agree or commit to do any of the foregoing.

               6.08 Additional Information from FB. FB will provide Acquiror and Acq. Bank (a) with prompt written notice of any material adverse change in the financial condition, results of operations or business of any member of its consolidated group, any material breach by any such member of any of its warranties, representations or covenants in this Agreement, or any material action taken or proposed to be taken with respect to any member of FB's consolidated group by any regulatory agency, (b) as soon as they become available, copies of any financial statements, reports and other documents of the type referred to in subsection
          4.04 hereof with respect to FB and Bank, and (c) promptly upon its dissemination, any report disseminated to shareholders of FB.

               6.09 FB Shareholder Approval. FB's Board of Directors shall submit this Agreement and the Company Merger Agreement to its shareholders for approval in accordance with the BCL at a special meeting of shareholders duly called and convened for that purpose as soon as practicable.

               6.10 Affiliates Letter. FB will use its best efforts to obtain by the Closing Date an agreement from each person who is a director, executive officer or 5% beneficial owner of securities of FB who will receive shares of Acquiror Common Stock by virtue of the Company Merger to the effect that such person will not dispose of any Acquiror Common Stock received pursuant to the Company Merger in violation of Rule 145 of the Securities Act or the rules and regulations of the SEC thereunder or in a manner that would disqualify the transactions contemplated hereby from pooling of interests accounting treatment.

               6.11 Loan Policy.No member of FB's consolidated group will make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies, a true and correct copy of which loan policies have been provided to Acquiror, provided that this covenant shall not prohibit Bank from extending or renewing credit or loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of loans currently in its loan portfolio.

               6.12 No Solicitations. (a) Prior to the Effective Date or until the termination of this Agreement, no member of FB's consolidated group shall, without the prior approval of Acquiror, solicit or encourage inquiries or proposals with respect to, or, except to the extent required in the opinion of its counsel to discharge properly its fiduciary duties to FB's consolidated group and its shareholders, furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of its assets, or of a substantial equity interest in it, or any business combination with it, other than as contemplated by this Agreement (and in no event will any such information be supplied except pursuant to a confidentiality agreement in form and substance substantially the same as the confidentiality agreement between FB and Acquiror); and each such member shall instruct its officers, directors, agents and affiliates to refrain from doing any of the above, and will notify Acquiror immediately if any such inquiries or proposals are received by it, any such information is requested from it, or any such negotiations or discussions are sought to be initiated with it; provided, however, that nothing contained herein shall be deemed to prohibit any officer or director of FB or Bank from taking any action that is required by law or is required to discharge his fiduciary duties to FB's consolidated group and its shareholders.

                    (b)  Neither  the  Board  of  Directors  of  FB nor any
          committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Acquiror, the approval or recommendation to shareholders of this Agreement or the Mergers, (ii) approve or recommend, or propose to recommend any takeover proposal with respect to FB or Bank, except such action that is required in the written opinion of its counsel to discharge its fiduciary duties to FB's consolidated group and its shareholders, or (iii) modify, or waive or release any party from any provision of, or fail to enforce any provision of, if Acquiror so requests such enforcement, any confidentiality agreement entered into by FB or Bank with any prospective acquiror after the date of this Agreement or within two years prior to such date.

               6.13 Operating Functions. Each member of FB's consolidated group agrees to cooperate in the consolidation of appropriate operating functions with Acquiror and Acq. Bank to be effective on the Effective Date, provided that the foregoing shall not be deemed to require any action which, in the opinion of such member's Board of Directors, would adversely affect its operations if the Mergers were not consummated.

               6.14 Intentionally Left Blank.

               6.15 Acquiror Registration Statement. (a) Acquiror will promptly prepare and file on Form S-4 a registration statement (the "Registration Statement") under the Securities Act (which will include the Proxy Statement) complying with all the requirements of the Securities Act applicable thereto, for the purpose, among other things, of registering the Acquiror Common Stock which will be issued to the holders of FB Common Stock pursuant to the Company Merger. Acquiror shall use its best efforts to cause the Registration Statement to become effective as soon as practicable, to qualify the Acquiror Common Stock under the securities or blue sky laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to consummate the transactions contemplated hereby.

                    (b) Acquiror will indemnify and hold harmless each member of FB's consolidated group and each of their respective directors, officers and other persons, if any, who control FB within the meaning of the Securities Act from and against any losses, claims, damages, liabilities or judgments, joint or several, to which they or any of them may become subject, under the Securities Act or any state securities or blue sky laws or otherwise, insofar as such losses, claims, damages, liabilities, or judgments (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment or supplement thereto, or in any state application for qualification, permit, exemption or registration as a broker/dealer, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that Acquiror shall not be liable, in any such case, to the extent that any such loss, claim, damage, liability, or judgment (or action in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, or any such amendment or supplement thereto, or in any such state application, or in any amendment or supplement thereto, in reliance upon and in conformity with information furnished to Acquiror by or on behalf of any member of FB's consolidated group or any officer, director or affiliate of any such member for use therein.

               6.16 Application to Regulatory Authorities. Acquiror shall prepare, as promptly as practicable, all regulatory applications and filings which are required to be made with respect to the Mergers and provide copies thereof to FB at least five days in advance of filing for FB's prior review and approval.

               6.17 Revenue Ruling. Acquiror or FB may elect to prepare (and in that event the other party shall cooperate in the preparation of) a request for a ruling from the Internal Revenue Service with respect to certain tax matters in connection with the transactions contemplated by this Agreement and the Merger Agreements.

               6.18 Additional Information from Acquiror. Acquiror will provide FB with: (a) prompt written notice of any material adverse change in the financial condition, results of operations or business of Acquiror or Acq. Bank, (b) as soon as they become available and are publicly disclosed, copies of any financial statements, reports and other documents of the type referred to in subsection 5.04(a) hereof with respect to Acquiror and Acq. Bank and (c) promptly upon its dissemination, any report disseminated to the shareholders of Acquiror.

               6.19 Indemnification  of  Directors  and  Officers of FB and
          Bank. (a) From and after the Effective Time of the Mergers, Acquiror agrees to indemnify and hold harmless each person who from time to time has served or who shall hereafter serve as an officer or director of FB and Acq. Bank agrees to indemnify and hold harmless each person who from time to time has served or who shall hereafter serve as an officer or director of Bank, in each case from and against all losses, claims, damages, liabilities and judgments (and related expenses including, but not limited to, attorney's fees and amounts paid in investigating or defending any action in respect thereof or in settlement of any such action) based upon or arising from his capacity as an officer or director of FB or Bank, as the case may be, to the same extent he would have been indemnified under the articles of incorporation or association and by-laws of Acquiror or Acq. Bank, as appropriate, as such documents were in effect on the date of this Agreement as if he were an officer or director of Acquiror and/or Acq. Bank at all relevant times; provided, however, that such indemnification shall be subject to the limitations set forth in subparagraph (c) below. Any indemnification to which subparagraph (b) of subsection 6.15 applies shall be paid pursuant thereto and shall not be payable under this subsection 6.19. The persons entitled to indemnification hereunder and their respective heirs, executors, estates and assigns are hereinafter referred to as "Indemnified Persons."

                    (b) The rights granted to the Indemnified Persons hereby shall be contractual rights inuring to the benefit of all Indemnified Persons and shall survive the Mergers, and any merger, consolidation or reorganization of Acquiror or Acq. Bank.

                    (c) The rights to indemnification granted by this subsection 6.19 shall be subject to the following limitation: the total aggregate indemnification to be provided by Acquiror and Acq. Bank, collectively, pursuant to this subsection 6.19 shall not exceed, as to all of the Indemnified Persons as a group, $5,000,000 (less any amount paid as indemnification by any member of FB's consolidated group to any Indemnified Person after the date of this Agreement and less any indemnification required to be paid to any Indemnified Person by Acquiror or Acq. Bank otherwise than pursuant to subsection 6.15 or 6.19 of this Agreement by reason of such person's service as an officer or director of any member of FB's consolidated group). Neither
          Acquiror nor Acq. Bank shall have any responsibility to any Indemnified Person for the manner in which indemnification payments are made or allocated among the Indemnified Persons, and Acquiror and Acq. Bank shall be entitled to pay indemnification claims in the order in which they are approved for indemnification or in which reimbursements are requested or pursuant to any other reasonable method in their sole discretion (but the Indemnified Persons may seek reallocation among themselves). A director or officer of FB or Bank who would otherwise be an Indemnified Person under this subsection 6.19 shall not be entitled to the benefits thereof unless such person has executed a Shareholder's Commitment in the form required of such person pursuant to Exhibit C hereto, and an officer who would otherwise be an Indemnified Person and is not required to execute a Shareholder's Commitment shall not be entitled to the benefits of this subsection 6.19 until he or she has executed a waiver of all indemnification obligations of Acquiror, Acq. Bank and each member of FB's consolidated group except for obligations arising under subsection 6.15 or 6.19 hereof. Amounts otherwise required to be paid by Acquiror or Acq. Bank to an Indemnified Person pursuant to this subsection 6.19 shall be reduced by any amounts that such Indemnified Person recovers by virtue of the claim for which indemnification is sought, and no indemnification shall be provided to any person with respect to any pending or threatened claim of which such person has knowledge and which is not set forth in the Schedule of Exceptions to this Agreement.

                    (d) An Indemnified Person shall give Acquiror and Acq. Bank prompt notice of any matter as to which indemnification is provided, shall employ counsel that is reasonably acceptable to Acquiror and Acq. Bank (and no more than one counsel for all Indemnified Persons shall be employed in any one matter or series of related matters except to the extent that actual conflicts of interest require otherwise) and shall not settle any such matter unless Acquiror or Acq. Bank, as the case may be, shall first consent thereto in writing.

               6.20 Benefits Provided to Employees of FB's Consolidated Group. From and after the Effective Date, Acquiror or Acq. Bank shall offer to all persons who were employees of FB or Bank immediately prior to the Effective Date and who become employees of Acq. Bank immediately following the Effective Date, the same employee benefits (including benefits under Acquiror's retirement, 401(k), flexible benefit, vacation, severance and sick leave plans or policies) as are offered by Acquiror or Acq. Bank to similarly situated employees of Acq. Bank, except that there shall be no waiting period for coverage under Acquiror's Flexible Benefit Plan or any of its constituent plans (including Acquiror's Medical and Dental Care Plan) and no employee who becomes an active employee of Acq. Bank on the Effective Date shall be denied benefits under such plans for a pre-existing condition. Full credit shall be given for prior service by such employees with FB or Bank for eligibility and vesting purposes under all of Acquiror's benefit plans and policies, except that credit for prior service shall not be given for eligibility, vesting or benefit accrual purposes under Acquiror's Retirement Plan. Neither Acquiror not Acq. Bank shall be obligated to continue any ERISA plan or other employee benefit plan maintained by FB or any member of its consolidated group, except to the limited extent provided in the following sentence and in subsection 6.21; and FB shall, prior to the Effective Date, take all action necessary for all such plans to terminate at the Effective Time and be of no force or effect thereafter except as otherwise specifically provided in the following sentence and in subsection 6.21. All benefits accrued and unpaid through the Effective Date under the Bank's retention agreements and severance policy as in effect on the date of this Agreement and all COBRA benefits payable by FB or Bank under Section 4980B(f) of the Code and Section 601 of ERISA, shall be paid by Acquiror or Acq. Bank after the Effective Date to the extent such benefits are not otherwise provided to such employees under the benefit plans of Acquiror or Acq. Bank.

               6.21 FB's 401(k) Plan. FB shall amend its 401(k) plan to provide that all participants in such plan who are employed by FB or Bank on the date of this Agreement shall be fully vested in their accounts in such plan as of the Effective Date. Acquiror shall take all reasonable actions necessary after the Effective Date to maintain the qualification and tax-exempt status of FB's 401(k) plan and to meet all other requirements of applicable law and regulations and the provision of such plan until such plans are either terminated and fully liquidated or combined with a plan of Acquiror.

               6.22 Publications of Post-Merger Financial Statements. Acquiror shall file all Form 10-Qs and 10-Ks required to be filed by it with the SEC timely and will issue press releases concerning earnings in accordance with its established practice.

               6.23 Dissenters. FB shall give Acquiror (i) prompt written notice of, and a copy of, any instrument received by FB with respect to the assertion or perfection of dissenters rights, and
          (ii) the opportunity to participate in all negotiations and proceedings with respect to dissenters rights, should Acquiror desire to do so.

               6.24 Withholding. Acquiror shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of FB Common Stock after the Effective Time such amounts as Acquiror may be required by law to deduct and withhold therefrom. All such deductions and withholdings shall be deemed for all purposes of this Agreement and the Company Merger Agreement to have been paid to the person with respect to whom such deduction and withholding was made.

          SECTION 7.  Conditions of Closing

               7.01 Conditions of All Parties. The obligations of each of the parties hereto to consummate the Mergers are subject to the satisfaction of the following conditions at or prior to the
          Closing:

                    (a) Shareholder Approval. This Agreement and the Company Merger Agreement shall have been duly approved by the shareholders of FB and this Agreement and the Bank Merger Agreement shall have been duly approved by the shareholders of Bank and Acq. Bank.

                    (b) Effective Registration Statement. The Registration Statement shall have become effective prior to the mailing of the Proxy Statement, no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings  for  that  purpose  shall  have  been instituted or, to the knowledge of any party, shall be contemplated, and Acquiror shall have received all state securities laws permits and authorizations necessary to consummate the transactions contemplated hereby.

                    (c) No Restraining Action. No action or proceeding shall have been threatened or instituted before a court or other governmental body to restrain or prohibit the transactions contemplated by the Merger Agreements or this Agreement or to obtain damages or other relief in connection with the execution of such agreements or the consummation of the transactions contemplated hereby or thereby; and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated by the Merger Agreements or this Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of either of the Mergers.

                    (d)  Statutory  Requirements  and  Regulatory Approval.
          All statutory requirements for the valid consummation of the transactions contemplated by the Merger Agreements and this Agreement shall have been fulfilled; all appropriate orders, consents and approvals from all regulatory agencies and other governmental authorities whose order, consent or approval is
          required  by  law  for  the  consummation   of  the  transactions
          contemplated by this Agreement and the Merger Agreements shall have been received; and the terms of all requisite orders, consents and approvals shall then permit the effectuation of the Mergers without imposing any material conditions with respect thereto except for any such conditions that are acceptable to Acquiror.

               7.02 Additional Conditions of Acquiror and Acq. Bank. The obligations of Acquiror and Acq. Bank to consummate the Mergers are also subject to the satisfaction of the following additional conditions at or prior to the Closing:

                    (a) Representations, Warranties and Covenants. Each of the representations and warranties of FB and Bank contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same effect as though made on and as of such date, except to the extent of changes permitted by the terms of this Agreement (it being understood that exceptions noted in the certificate referred to in the following sentence or in any notice given by any member of FB's consolidated group do not constitute changes permitted by the terms of this Agreement), and each of FB and Bank shall have in all material respects performed all obligations and complied with all covenants required by this Agreement and the Merger Agreements to be performed or complied with by it at or prior to the Closing. In addition, each of FB and Bank shall have delivered to Acquiror and Acq. Bank its certificate dated as of the Closing Date and signed by its chief executive officer and chief financial officer to the effect that, except as specified in such certificate, such persons do not know, and have no reasonable grounds to know, of any material failure or breach of any representation, warranty or covenant made by it in this Agreement. Without limiting what would constitute, for purposes of this subparagraph and all other purposes of this Agreement, a material event or amount with respect to FB's consolidated group taken as a whole, any single event or series of related events (excluding unrealized gains and losses on securities and expenses incurred in connection with this Agreement and the Merger Agreements, and the transactions contemplated hereby or thereby) that exceeds, or the effect or result of which can reasonably be expected to exceed, singly or in the aggregate, $500,000 shall be deemed to be material with respect to such consolidated group. In determining whether a representation or warranty of any member of FB's consolidated group is true and correct in all material respects for purposes of this subparagraph or other provisions of this Agreement, all references in such representation or warranty to the word "material" shall be ignored, and any untruth or incorrectness shall be measured, if measurable as a dollar amount, against the definition of materiality in the preceding sentence.

                    (b) No Material Adverse Change. There shall not have occurred any material adverse change from the date of the Latest Balance Sheet to the Closing Date in the financial condition, results of operations or business of FB's consolidated group taken as a whole. Without limiting the occurrences that would constitute such a material adverse change with respect to FB's consolidated group, each of the following shall be deemed to constitute such a change with respect to such group for all purposes of this Agreement: (i) any change or changes which, in the aggregate, involve or have resulted or are likely to result in a reduction of earnings before securities gains and losses and provisions for loan losses, financing leases and other real estate owned, or of net earnings, of 10% or more, or in stockholder's equity of 5% or more from the amount or amounts contained in FB's budget for its fiscal year ending December 31, 1994, a copy of which has been provided to Acquiror (excluding in each relevant case unrealized gains and losses on securities and all expenses incurred in connection with this Agreement and the Merger Agreements and the transactions contemplated hereby and thereby); and (ii) any net decrease in the core deposits (meaning all deposits other than public funds and time deposits that exceed $100,000 each) of FB's consolidated group, if such net decrease exceeds by more than 5% the amount of such core deposits at the date of the Latest Balance Sheet.

                    (c) Opinion of Counsel. Acquiror shall have received from McGlinchey Stafford Lang, A Law Corporation, special counsel to FB, an opinion, dated as of the Closing Date, in form and substance satisfactory to Acquiror, to the effect set forth in Exhibit D to this Agreement. In giving such opinion, such counsel may rely as to questions of fact upon certificates of one or more officers of FB or members of FB's consolidated group, and governmental officials and as to matters of law other than Louisiana, Delaware or federal law on the opinions of foreign counsel retained by them or FB.

                    (d) Pooling of Interests. Neither Acquiror's inde-pendent accountants nor the SEC shall have taken the position that the transactions contemplated by this Agreement and the Merger Agreements do not qualify for pooling of interests accounting treatment.

                    (e) Accountant's Letters. Acquiror and Acq. Bank shall have received letters from Arthur Andersen & Co., in its capacity as independent public accountants for FB and Bank, dated, respectively, the date of the Proxy Statement and immediately prior to the Closing Date, in form and substance satisfactory to Acquiror and Acq. Bank, to the effect set forth in Exhibit E to this Agreement.

                    (f) Shareholder's Commitment; Confirmation. A Share-holder's Commitment in the form specified on Exhibit C hereto shall have been executed by each person who serves as an executive officer or director of FB or Bank or who owns 5% or more of the FB Common Stock outstanding; and Acquiror and Acq. Bank shall have received from each such person a written confirmation dated not earlier than five days prior to the Closing Date, to the effect that each representation made in such person's Shareholder's Commitment is true and correct as of the date of such confirmation and that such person has complied with all of his or her covenants therein through the date of such confirmation.

                    (g) Regulatory Action. No adverse regulatory action shall be pending or threatened against any member of FB's consolidated group, including (without limitation) any proposed amendment to any existing agreement, memorandum, letter, order or decree, formal or informal, between any regulator and any member of FB's consolidated group, if such action would or could impose any material liability on Acquiror or Acq. Bank or interfere with their conduct of the businesses of FB's consolidated group following the Mergers.

                    (h) First Continental Debentures. FB shall not have sold or otherwise disposed of the debentures of First Continental Bancshares, Inc. held as assets of FB's consolidated group as of the date of the Latest Balance Sheet.

                    (i) Noncompetition Agreements. The officers of FB and Bank listed on Exhibit F hereto shall have entered into two-year noncompetition agreements in form and substance satisfactory to Acquiror; provided that in lieu of termination of this Agreement pursuant to subsection 8.01 hereof if this condition is not satisfied, Acquiror shall reduce the number of shares of Acquiror Common Stock into which the FB Common Stock will be converted as set forth in subsection 4.1 of the Company Merger Agreement.

                    (j) Tax Opinion. Acquiror shall have received an opinion of counsel or accountants as to certain tax aspects of the transactions contemplated by this Agreement and the Merger Agreements.

               7.03 Additional Conditions of FB and Bank. The obligations of FB and Bank to consummate the Mergers are also subject to the satisfaction of the following additional conditions at or prior to the Closing:

                    (a) Representations, Warranties and Covenants. Each of the representations and warranties of Acquiror and Acq. Bank contained in this Agreement shall be true and correct in all material respects on the Closing Date, with the same effect as though made on and as of such date, except to the extent of changes permitted by the terms of this Agreement, and each of Acquiror and Acq. Bank shall have in all material respects performed all obligations and complied with all covenants required by this Agreement and the Merger Agreements to be performed or complied with by it at or prior to the Closing. In addition, each of Acquiror and Acq. Bank shall have delivered to FB and Bank its certificate dated as of the Closing Date and signed by its chief executive officer and chief financial officer to the effect that, except as specified in such certificate, such persons do not know, and have no reasonable grounds to know, of any material failure or breach of any representation, warranty or covenant made by it in this Agreement.

                    (b) No Material Adverse Change. There shall not have occurred any material adverse change from the date of the Latest Balance Sheet to the Closing Date in the financial condition, results of operations or business of Acquiror's consolidated group taken as a whole.

                    (c)  Opinion of Counsel.   FB  shall have received from
          counsel for Acquiror, an opinion, dated as of the Closing Date, in form and substance satisfactory to Acquiror and Acquiror's consolidated group, to the effect set forth in Exhibit G to this Agreement. In giving such opinion, such counsel may rely as to questions of fact upon certificates of one or more officers of Acquiror or members of Acquiror's consolidated group, and governmental officials and as to matters of law other than Louisiana, Delaware or federal law on the opinions of foreign counsel retained by them or Acquiror.

                    (d) Opinion of Investment Bankers. FB shall have received a letter from its financial advisor referred to in subsection 4.17 hereof, dated on or within 10 days prior to the date of mailing the Proxy Statement to its shareholders, in form and substance satisfactory to FB, confirming such financial advisor's prior oral opinion to the Board of Directors of FB to the effect that the consideration to be paid in the Mergers is fair to it and its shareholders from a financial point of view.

                    (e) Tax Opinion. FB shall have received the opinion of McGlinchey Stafford Lang, A Law Corporation, as to certain tax aspects of the transactions contemplated by this Agreement and the Merger Agreements.

               7.04 Waiver  of  Conditions.   Any  condition  to  a party's
          obligations hereunder may be waived by that party, other than the conditions specified in subparagraphs (a), (b) and (d) of subsection 7.01 hereof and the condition specified in subparagraph (d) of subsection 7.03 hereof. The failure to waive any condition hereunder shall not be deemed a breach of subsection 6.01 hereof.

          SECTION 8.  Termination

               8.01 Termination. This Agreement and the Merger Agreements may be terminated and the Mergers contemplated herein abandoned at any time before the Effective Time, whether before or after approval by the shareholders of FB:

                    (a)  Mutual Consent.   By  the  mutual  consent  of the
          Boards of Directors of Acquiror and FB.

                    (b) Material Breach. By either Acquiror or FB in the event of a material breach by any member of the consolidated group of the other of them of any representation or warranty contained in this Agreement or of any covenant contained in this Agreement, which in either case cannot be, or has not been, cured within 15 days after written notice of such breach is given to the entity committing such breach, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (c) below. Acq. Bank and Bank shall be entitled to terminate this Agreement for any reason that would permit Acquiror or FB, respectively, to terminate it.

                    (c) Abandonment. By either Acquiror or FB if (i) all conditions to Closing required by Section 7 hereof have not been met by or waived by February 28, 1995, (ii) any such condition cannot be met by such date and has not been waived by each party in whose favor such condition inures, or (iii) the Bank Merger has not occurred by such date; provided, however, that neither Acquiror nor FB shall be entitled to terminate this Agreement pursuant to this subparagraph (c) if such party is in material violation of any of its representations, warranties or covenants in this Agreement.

                    (d) Price of Acquiror Common Stock. By FB if both (i) the quotient of the average closing price of Acquiror Common Stock for the five trading days immediately preceding the Closing Date divided by the closing price of such stock on the day immediately preceding the date of this Agreement, as reported in The Wall Street Journal, (the "Acquiror Quotient") is less than
          0.75 and (ii) the quotient of the average closing value of the Standard & Poors Regional Bank Index for the five trading days preceding the Closing Date divided by the value of the Standard & Poors Regional Bank Index for the day immediately preceding the date of this Agreement (the "S&P Quotient") exceeds the Acquiror Quotient by more than 0.15.

                    (e) Dissenting Shareholders. By Acquiror, if the number of shares of FB Common Stock as to which the holders thereof are, at the time of Closing, legally entitled to assert dissenting shareholders rights exceeds that number of shares of
          FB Common Stock that would preclude pooling of interests accounting for the Mergers.

                    (f) Shareholder Vote. By Acquiror or Acq. Bank if this Agreement or the Company Merger fail to receive the requisite vote at any meeting of FB shareholders called for the purpose of voting on any thereof.

                    (g)  FB  Recommendation.   By  Acquiror or Acq. Bank if
          the Board of Directors of FB (A) shall withdraw, modify or change its recommendation of this Agreement or the Mergers or shall have resolved to do any of the foregoing; or (B) shall have recommended to the shareholders of FB (i) any merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated by this Agreement); (ii) any sale, lease, transfer or other disposition of all or substantially all of the assets of any material member of FB's consolidated group; or (iii) any acquisition, by any person or group, of the beneficial ownership of 15% or more of any class of FB's capital stock; or (C) shall have made any announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

               8.02 Effect of Termination: Survival. Upon termination of this Agreement pursuant to this Section 8, the Merger Agreements shall also terminate, and this Agreement and the Merger Agreements shall be void and of no effect, and there shall be no liability by reason of this Agreement or the Merger Agreements, or the termination thereof, on the part of any party or their respective directors, officers, employees, agents or shareholders except for any liability of a party hereto arising out of an intentional breach of any representation, warranty or covenant in this Agreement prior to the date of termination, except if such breach was required by law or by any bank or bank holding company regulatory authority, or of any covenant that survives pursuant to the following sentence. The following provisions shall survive any termination of this Agreement: the last sentence of subsection 6.05; subsection 8.02; and Section 9.

          SECTION 9.  MISCELLANEOUS

               9.01 Notices. Any notice, communication, request, reply, advice or disclosure (hereinafter severally and collectively referred to as "notice") required or permitted to be given or made by any party to another in connection with this Agreement or the Merger Agreements or the transactions herein or therein contemplated must be in writing and may be given or served by depositing the same in the United States mail, postage prepaid and registered or certified with return receipt requested, or by delivering the same to the address of the person or entity to be notified, or by sending the same by a national commercial courier service (such as Federal Express, Emery Air Freight, Network Courier, Purolator or the like) for next-day delivery provided such delivery is confirmed in writing by such courier. Notice deposited in the mail in the manner hereinabove described shall be effective 48 hours after such deposit, and notice delivered in person or by commercial courier shall be effective at the time of delivery. A party delivering notice shall endeavor to obtain a receipt therefor. For purposes of notice, the addresses of the parties shall, until changed as hereinafter provided, be as follows:

               If to Acquiror or Acq. Bank:

                    First Commerce Corporation
                    210 Baronne Street
                    New Orleans, Louisiana
                    Attn: David Kelso

                    With a copy to:

                    Jones, Walker, Waechter, Poitevent, Carrere & Denegre 201 St. Charles Avenue
                    New Orleans, Louisiana  70170-5100
                    Attn:  Anthony J. Correro, III, Esq.

               If to FB or Bank:

                    First Bancshares, Inc.
                    1431-A Gause Boulevard
                    Slidell, LA 70459
                    Attn:  Mr. Elton A. Arceneaux, Jr., President

                    With a copy to:

                    McGlinchey Stafford Lang
                    A Law Corporation
                    643 Magazine Street
                    New Orleans, LA 70130
                    Attn:  B. Franklin Martin, III, Esq.

          or such substituted persons or addresses of which any of the parties hereto may give notice to the other in writing.

               9.02 Waiver. The failure by any party to enforce any of its rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving party. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

               9.03 Expenses. Regardless of whether the Mergers are consummated, all expenses incurred in connection with this Agreement and the Merger Agreements and the transactions contemplated hereby and thereby shall be borne by the party incurring them.

               9.04 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Effective Time, or the earlier termination of this Agreement pursuant to Section 8 hereof.

               9.05 Headings.   The  headings  in  this Agreement have been
          included solely for reference and shall not be considered in the interpretation or construction of this Agreement.

               9.06 Annexes, Exhibits and Schedules. The annexes, exhibits and schedules to this Agreement are incorporated herein by this reference and expressly made a part hereof.

               9.07 Integrated   Agreement.   This  Agreement,  the  Merger
          Agreements, the exhibits and schedules hereto and all other documents and instruments delivered in accordance with the terms hereof constitute the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understanding, restrictions, representations or warranties among the parties other than those set forth herein or therein, all prior agreements and understandings being superseded hereby.

               9.08 Choice of Law. The validity of this Agreement and the Merger Agreements, the construction of their terms and the determination of the rights and duties of the parties hereto in accordance therewith shall be governed by and construed in accordance with the laws of the United States and those of the State of Louisiana applicable to contracts made and to be performed wholly within such State.

               9.09 Parties in Interest. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, except that this Agreement may not be transferred or assigned by any member of the consolidated group of Acquiror or FB without the prior written consent of the other parties hereto including any transfer or assignment by operation of law. Nothing in this Agreement or the Merger Agreements is intended or shall be construed to confer upon or to give any person other than the parties hereto any rights or remedies under or by reason of this Agreement or the Merger Agreements, except as expressly provided for herein and therein.

               9.10 Amendment.   The  parties  may,  by  mutual  agreement,
          amend, modify or supplement this Agreement, the Merger Agreements, or any exhibit or schedule of any of them, in such manner as may be agreed upon by the parties in writing, at any time before or after approval of this Agreement and the Merger Agreements and the transactions contemplated hereby and thereby by the shareholders of the parties hereto. This Agreement and any exhibit or schedule to this Agreement may be amended at any time and, as amended, restated by the chief executive officers of the respective parties (or their respective designees) without the necessity for approval by their respective Boards of Directors or shareholders, to correct typographical errors or to change erroneous references or cross references, or in any other manner which is not material to the substance of the transactions contemplated hereby.

               9.11 Counterparts. This Agreement may be executed by the parties in any number of counterparts, all of which shall be deemed an original, but all of which taken together shall constitute one and the same document.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

               FIRST COMMERCE CORPORATION         FIRST BANCSHARES, INC.

          By:  ________________________      By: __________________________
                                                  Elton A. Arceneaux, Jr.
                                                  President


               FIRST NATIONAL BANK                     FIRST BANK
               OF COMMERCE

          By:  ________________________      By: __________________________
                                                  James C. Piercey
                                                  President

                                                                  EXHIBIT A



                                 AGREEMENT OF MERGER
                                          OF
                                      FIRST BANK
                                         INTO
                           FIRST NATIONAL BANK OF COMMERCE


               This Agreement of Merger (this "Agreement") is made and entered into as of this ______ day of ________, 1994, between First Bank, a Louisiana state bank domiciled at Slidell, Louisiana ("Bank"), and First National Bank of Commerce, a national banking association domiciled at New Orleans, Louisiana ("FNBC" or the "Receiving Association").

               WHEREAS, the respective Boards of Directors of Bank and FNBC (collectively called the "Merging Associations") deem it advisable that Bank be merged with and into FNBC (the "Bank Merger"), as provided in this Agreement and in the Agreement and Plan of Merger dated ________, 1994 (the "Plan"), among the Merging Associations, First Commerce Corporation, a Louisiana corporation ("FCC") of which FNBC is a wholly-owned subsidiary, and First Bancshares, Inc., a Louisiana corporation ("FB") of which Bank is a wholly-owned subsidiary, which sets forth, among other things, certain representations, warranties, covenants and conditions relating to the Bank Merger; and

               WHEREAS, the respective Boards of Directors of the Merging Associations wish to enter into this Agreement and submit it to the respective shareholders of the Merging Associations for approval in the manner required by law and, subject to said approval and to approval by the Comptroller of the Currency of the United States (the "Comptroller") being duly given and to such other approvals as may be required by law, to effect the Bank Merger, all in accordance with the provisions of this Agreement.

               NOW THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the Bank Merger, the parties hereto agree as follows:

               1.   The Bank Merger.  At the Effective  Time (as defined in
          Section 2 hereof), Bank shall be merged with and into FNBC under the Articles of Association of FNBC, as amended, existing Charter No. 13689, pursuant to the provisions of, and with the effect provided in, 12 U.S.C. Section 215a and La. R.S. 6:351 et seq.
          At the   Effective Time, FNBC, the  Receiving  Association, shall
          continue to be a national banking association, and its business shall continue to be conducted at its main office in New Orleans, Louisiana, and at its legally established branches (including, without limitation, the legally established offices from which Bank conducted business immediately prior to the Effective Time). The Articles of Association of FNBC shall not be altered or amended by virtue of the Bank Merger, and the incumbency of the directors and officers of FNBC shall not be affected by the Bank Merger nor shall any person succeed to such positions by virtue of the Bank Merger.

               2. Effective Time. FNBC will file the Bank Merger Agreement with the Louisiana Commissioner of Financial Institutions (the "Commissioner") pursuant to La. R.S. 6:352 and make appropriate filings with the Comptroller, and the Bank Merger will be effective at the time (the "Effective Time") specified in the Certificate of Merger issued by the Commissioner, or in the certificate or other written record issued by the Comptroller, whichever date is later.

               3.   Cancellation  of  Capital  Stock  of  Bank.    At   the
          Effective Time, by virtue of the Bank Merger, all shares of the capital stock of Bank shall be cancelled.

               4. Capital Stock of the Receiving Association. The shares of the capital stock of FNBC, the Receiving Association, issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding, and no additional shares of FNBC shall be issued as a result of the Bank Merger. Therefore, at the Effective Time, the amount of capital stock of FNBC, the Receiving Association, shall be $9,275,000, divided into 927,500 shares of common stock, par value $10.00 per share.

               5. Assets and Liabilities of the Merging Associations. At the Effective Time, the corporate existence of each of the Merging Associations shall be merged into and continued in FNBC, the Receiving Association, and such Receiving Association shall be deemed to be the same corporation as each bank or banking association participating in the Bank Merger. All rights, franchises, and interests of the individual Merging Associations in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Receiving Association by virtue of the Bank Merger without any deed or other transfer. The Receiving Association, upon the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by any one of the Merging Associations at the time of the Bank Merger, subject to the conditions specified in 12 U.S.C. Section 215a(f). The Receiving Association shall, from and after the Effective Time, be liable for all liabilities of the Merging Associations.

               6. Shareholder Approval; Conditions; Filing. This Agreement shall be submitted to the shareholders of the Merging Associations for ratification and confirmation in accordance with applicable provisions of law. The obligations of the Merging Associations to effect the Bank Merger shall be subject to all the terms and conditions of the Plan. If the shareholders of the Merging Associations ratify and confirm this Agreement, then the fact of such approval shall be certified hereon by the Secretary of each of the Merging Associations and this Agreement, so approved and certified, shall, as soon as is practicable, be signed and acknowledged by the President or Vice-President of each of them. As soon as may be practicable thereafter, this Agreement, so certified, signed and acknowledged, shall be delivered to the Commissioner and to the Comptroller for filing in the manner required by law.

               7. Miscellaneous. This Agreement may, at any time prior to the Effective Time, be amended or terminated as provided in the Plan. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. This Agreement shall be governed and interpreted in accordance with federal law and the applicable laws of the State of Louisiana. This Agreement may be assigned only to the extent that the party seeking to assign it is permitted to assign its interests in the Plan, and subject to the same effect as any such assignment. The headings in this Agreement are inserted for convenience only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

               IN WITNESS WHEREOF, this Agreement has been executed by a majority of the directors of each of the Merging Associations, as of the day and year first above written.


                            FOR THE BOARD OF DIRECTORS OF
                                     FIRST BANK:


          ______________________________     ______________________________

          ______________________________     ______________________________

          ______________________________     ______________________________

          ______________________________     ______________________________

          ______________________________     ______________________________

          ______________________________     ______________________________



                            FOR THE BOARD OF DIRECTORS OF
                           FIRST NATIONAL BANK OF COMMERCE:


          ______________________________     ______________________________

          ______________________________     ______________________________

          ______________________________     ______________________________

          ______________________________     ______________________________

          ______________________________     ______________________________

          ______________________________     ______________________________

          ______________________________     ______________________________

          ______________________________     ______________________________

          ______________________________     ______________________________

          ______________________________     ______________________________

          ______________________________     ______________________________

                             CERTIFICATE OF SECRETARY OF
                                      FIRST BANK
                               (a Louisiana state bank)


               I hereby certify that I am the duly elected Secretary of First Bank, a Louisiana state bank, presently serving in such capacity and that the foregoing Agreement was, in the manner required by law, duly approved, without alteration or amendment, by the sole shareholder of First Bank.


          Certificate dated                , 1994.



                                            _______________________________

                                            ____________________, Secretary



                             CERTIFICATE OF SECRETARY OF
                           FIRST NATIONAL BANK OF COMMERCE
                           (a national banking association)


               I hereby certify that I am the duly elected Secretary of First National Bank of Commerce, a national banking association, presently serving in such capacity and that the foregoing
          Agreement was, in the manner required by law, duly approved, without alteration or amendment, by the sole shareholder of First National Bank of Commerce.



          Certificate dated               , 1994.



                                             ______________________________
                                             Michael A. Flick, Secretary

                                  EXECUTION BY BANKS


               Considering the approval of this Agreement by the shareholders of the parties hereto, as certified above, this Agreement is executed by such parties, acting through their respective Presidents, this _____ day of _______________, 1994.


                                             FIRST BANK


                                        By: _______________________________
                                             President


          Attest:


          ___________________________________
          Secretary



                                             FIRST NATIONAL BANK OF
                                               COMMERCE



                                        By: ______________________________
                                             President



          Attest:



          ___________________________________
          Secretary

                                 ACKNOWLEDGMENT AS TO
                                      FIRST BANK



          STATE OF LOUISIANA

          PARISH OF _______________


               BEFORE ME, the undesigned authority, personally came and appeared ____________________, who, being duly sworn, declared and acknowledged before me that he is the President of First Bank and that in such capacity he was duly authorized to and did execute the foregoing Agreement on behalf of such bank, for the purposes therein expressed and as his and such bank's free act and deed.



                                             _____________________________
                                             Appearer



          Sworn to and subscribed before me
          this _____ day of __________, 1994.



          ___________________________________
          Notary Public

                                 ACKNOWLEDGMENT AS TO
                           FIRST NATIONAL BANK OF COMMERCE



          STATE OF LOUISIANA

          PARISH OF ____________________



               BEFORE ME, the undersigned authority, personally came and appeared Ashton J. Ryan, Jr. who, being duly sworn, declared and acknowledged before me that he is the President of First National Bank of Commerce and that in such capacity he was duly authorized to and did execute the foregoing Agreement on behalf of such bank, for the purposes therein expressed and as his and such bank's free act and deed.



                                             _____________________________
                                             Appearer



          Sworn to and subscribed before me
          this _____ day of __________, 1994.



          ___________________________________
          Notary Public

                                                                  EXHIBIT B


                              JOINT AGREEMENT OF MERGER
                                         OF
                               FIRST BANCSHARES, INC.
                                    WITH AND INTO
                             FIRST COMMERCE CORPORATION


               This Joint Agreement of Merger (this "Joint Agreement") is dated as of the ____ day of May, 1994, between First Bancshares, Inc., a Louisiana corporation ("FB"), and First Commerce Corporation, a Louisiana corporation ("Acquiror"); and is entered into pursuant to the provisions of Sections 111 et seq of the Louisiana Business Corporation Law ("BCL").

                                  W I T N E S E T H:

               WHEREAS, the respective Boards of Directors of FB and Acquiror (collectively, the "Merging Corporations") deem it advisable that FB be merged with and into Acquiror (the "Merger"), as provided in this Joint Agreement and in the Agreement and Plan of Merger, dated May ____, 1994 (the "Plan"), among the Merging Corporations, [Acq. Bank] (which is a wholly-owned subsidiary of Acquiror), and First Bank (which is a wholly-owned subsidiary of FB), which sets forth, among other things, certain representations, warranties, covenants and conditions relating to the Merger; and

               WHEREAS, the respective Boards of Directors of the Merging Corporations wish to enter into this Joint Agreement and submit it to the shareholders of FB for approval in the manner required by law (approval by the shareholders of Acquiror not being required by virtue of Section 112E of the BCL) and, subject to such approval and to such other approvals as may be required, to effect the Merger, all in accordance with the provisions of this Joint Agreement;

               NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Joint Agreement and the Merger, the parties hereto agree as follows:

                                SECTION 1:  The Merger

               In accordance with the applicable provisions of the BCL, FB shall be merged with and into Acquiror; the separate existence of FB shall cease; and Acquiror shall be the corporation surviving the Merger.

                       SECTION 2:  Effectiveness of the Merger

               2.1 Effective Time of the Merger. The Merger shall become effective at the time (the "Effective Time") at which this Joint Agreement, having been executed and acknowledged in the manner required by law, is filed in the office of the Secretary of State of Louisiana.

               2.2 Effect of the Merger. At the Effective Time, (i) the separate existence of FB shall cease and FB shall be merged with and into Acquiror; (ii) Acquiror shall continue to possess all of the rights, privileges and franchises possessed by it and shall, at the Effective Time, become vested with and possess all rights, privileges and franchises possessed by FB; (iii) Acquiror shall be responsible for all of the liabilities and obligations of FB in the same manner as if Acquiror had itself incurred such liabilities or obligations, and the Merger shall not affect or impair the rights of the creditors or of any persons dealing with the Merging Corporations; (iv) the Merger will not of itself cause a change, alteration or amendment to the Articles of Incorporation or the By-Laws of Acquiror; (v) the Merger will not of itself affect the tenure in office of any officer or director of Acquiror and no such person will succeed to such positions solely by virtue of the Merger; and (vi) the Merger shall, from and after the Effective Time, have all the effects provided by applicable Louisiana law.

               2.3 Additional Actions. If, at any time after the Effective Time, Acquiror shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in Acquiror, title to or the possession of any property or right of FB acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Joint Agreement, FB and its proper officers and directors shall be deemed to have granted to Acquiror an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in Acquiror and otherwise to carry out the purposes of this Joint Agreement; and the proper officers and directors of Acquiror are fully authorized in the name of FB to take any and all such action.

                  SECTION 3:  Method of Carrying Merger Into Effect

               This Joint Agreement shall be submitted to the shareholders of FB for their approval. If such approval is given, then the fact of such approval shall be certified hereon by the Secretary of FB. Approval of this Joint Agreement by the shareholders of Acquiror is not required by virtue of Section 112E of the BCL, and that fact shall be certified hereon by the Secretary of Acquiror. This Joint Agreement, so approved and certified shall, as soon as is practicable, be signed and acknowledged by the President or Vice President of each of the Merging Corporations. As soon as may be practicable thereafter, this Joint Agreement, so certified, signed and acknowledged, shall be delivered to the Secretary of State of Louisiana for filing in the manner required by law and shall be effective at the Effective Time; and thereafter, as soon as practicable, a copy of the Certificate of Merger issued by the Secretary of State of Louisiana, and certified by him to be a true copy, shall be filed for record in the Office of the Recorder of Mortgages of the parishes in which the Merging Corporations have their respective registered offices and in the Office of the Recorder of Conveyances of each parish in which FB has immovable property.

                           SECTION 4:  Conversion of Shares

               4.1 Conversion of FB Shares. (a) Except for shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under Section 131 of the BCL, on the
          Effective Date, by reason of the Merger, the issued and outstanding shares of Common Stock, $1 par value per share, of FB ("FB Common Stock"), other than any such shares which are owned by Acquiror or any of its subsidiaries or affiliates, or are held in the treasury of FB, shall be converted into that number of shares of common stock, $ par value per share, of Acquiror
          ("Acquiror Common Stock") equal to the sum of (i) 1,271,186 shares of Acquiror Common Stock plus (ii) a number of shares of Acquiror Common Stock equal to $37.5 million, less the
          "Deductible Amount," defined below, if any, divided by the average of the closing sales price of a share of Acquiror Common Stock on The NASDAQ Stock Market for the five trading days ending on the last trading day immediately prior to the Effective Date, provided, however, that if the average closing sales price so determined is less than $23.60, then the divisor shall be $23.60, and if such average closing sales price is greater than $35.40, then the divisor shall be $35.40. On the Effective Date, each share of FB Common Stock owned by Acquiror or any of its subsidiaries or held in the treasury of FB shall be cancelled.

                    (b)  The term "Deductible Amount" shall mean the sum of
          (i) any amount in excess of $200,000 not reflected or reserved for on the Financial Statements for the period ending March 31, 1994 that is attributable to legal, accounting, investment banking, printing and other similar fees and expenses related to the process leading to the selection of Acquiror and the negotiation, execution and consummation of this Joint Agreement and the Plan other than investment banking fees payable to Montgomery Securities, Inc. pursuant to the letter agreement previously furnished to Acquiror; (ii) any amounts over $1,750,000 to be paid by Acquiror or Acq. Bank pursuant to those certain employment agreements, retention agreements and severance policies referred to in paragraph (j) of subsection 4.07 of the Plan; (iii) any payments made pursuant to such agreements, policies and arrangements set forth in clause (ii) above to officers of FB or First Bank who do not enter into noncompetition agreements as provided by subparagraph (i) of subsection 7.03 of the Plan; and (iv) any amounts over $540,000 to be paid by
          Acquiror or Acq. Bank pursuant to those incentive pay arrangements and budgeted bonus under plans in effect prior to December 31, 1993 and referred to in paragraph (j) of subsection
          4.07 of the Plan; provided that the entire amount to be paid by Acquiror or Acq. Bank under such incentive pay arrangements and budgeted bonuses shall be deducted unless FB has been accruing for these payments since December 31, 1993.

               4.2 Fractional Shares. In lieu of the issuance of any fractional share of Acquiror Common Stock to which a holder of FB Common Stock may be entitled (after aggregation of all fractional shares to which such holder is entitled), each shareholder of FB, upon surrender of the certificate or certificates which immediately prior to the Effective Time represented FB Common Stock held by such shareholder, shall be entitled to receive a cash payment (without interest) equal to such fractional share multiplied by the Conversion Price.

               4.3  Exchange of Certificates.  After  the  Effective  Time,
          each holder of an outstanding certificate or certificates theretofore representing shares of FB Common Stock (other than shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under Section 131 of the BCL), upon surrender thereof to Acquiror, shall be entitled to receive the property into which such shares have been converted as provided in Section 4.1 and cash in lieu of any fractional share as provided in Section 4.2. Until so surrendered, each outstanding certificate shall be deemed for all purposes, other than as provided below with respect to the payment of dividends or other distributions, if any, in respect of Acquiror Common Stock, to represent the number of whole shares of Acquiror Common Stock into which the shares of FB Common Stock theretofore represented thereby shall have been converted. Acquiror may, at its option, refuse to pay any dividend or other distribution, if any, payable on or in respect of Acquiror Common Stock to the holders of certificates evidencing unsurrendered FB Common Stock, provided, however, that upon surrender of such certificates there shall be paid to the record holders of the stock certificate or certificates issued in exchange therefor the amount, without interest, of dividends and other distributions, if any, which have become payable with respect to the number of whole shares of Acquiror Common Stock into which the shares of FB Common Stock theretofore represented thereby shall have been converted and which have not previously been paid. Whether or not a stock certificate representing FB Common Stock is surrendered, from and after the Effective Time such certificate shall under no circumstances evidence, represent or otherwise constitute any stock or other interest in FB or any other person, firm or corporation (other than Acquiror).

               4.4 Shares of Acquiror. The shares of capital stock of Acquiror outstanding immediately prior to the Effective Time shall not be changed or converted by virtue of the Merger.

                              SECTION 5:  Miscellaneous

               5.1  Termination.   Prior to the Effective Time  this  Joint
          Agreement may be terminated, and the Merger abandoned, as set forth in the Plan.

               5.2 Headings. The descriptive headings of the sections of this Joint Agreement are inserted for convenience only and do not constitute a part thereof for any other purpose.

               5.3 Modifications, Amendments and Waivers. At any time prior to the Effective Time (notwithstanding any shareholder approval that may have already been given), the parties hereto may, to the extent permitted by and as provided in the Plan, modify, amend or supplement any term or provision of this Joint Agreement.

               5.4 Governing Law. This Joint Agreement shall be governed by the laws of the State of Louisiana (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect and performance.

               IN WITNESS WHEREOF, the parties have executed this Joint Agreement as of the day and year first above written.



               FIRST COMMERCE CORPORATION         FIRST BANCSHARES, INC.


          BY:  _________________________By:  __________________________
                                                  Elton A. Arceneaux, Jr.
               President                     President

                             CERTIFICATE OF SECRETARY OF
                                FIRST BANCSHARES, INC.


               I hereby certify that I am the duly elected Secretary of First Bancshares, Inc., a Louisiana corporation, presently serving in such capacity and that the foregoing Agreement was, in the manner required by law, duly approved, without alteration or amendment, by a majority of the voting power present of First Bancshares, Inc.


          Certificate dated ________________, 1994.



                                                  _________________________
                                                             , Secretary



                             CERTIFICATE OF SECRETARY OF
                             FIRST COMMERCE CORPORATION


               I hereby certify that I am the duly elected Secretary of First Commerce Corporation, a Louisiana corporation, presently serving in such capacity and that the foregoing Agreement was adopted pursuant to La. R.S. 12:112E and that, as of the date of this certificate, First Commerce Corporation had a sufficient number of shares of Acquiror Common Stock outstanding to render La. R.S. 12:112E applicable to this Agreement.


          Certificate dated ________________, 1994.



                                                 ___________________________
                                                              , Secretary

                              EXECUTION BY CORPORATIONS

               Considering the approval of this Agreement by the shareholders of First Bancshares, Inc., as certified above, this Agreement is executed by such corporation and by First Commerce Corporation, acting through their respective Presidents, this ______ day of ________________, 1994.


                                                  FIRST BANCSHARES, INC.

          (Seal)
                                             By: __________________________

                                                  President

          Attest:



          ______________________________
                          , Secretary



                                                  FIRST COMMERCE CORPORATION


          (Seal)
                                             By: _________________________

                                                  Chief Executive Officer

          Attest:



          ______________________________
                           , Secretary

                                 ACKNOWLEDGMENT AS TO
                                FIRST BANCSHARES, INC.


          STATE OF LOUISIANA

          PARISH OF __________


               BEFORE ME, the undersigned authority, personally came and appeared Elton A. Arceneaux, Jr. who, being duly sworn, declared and acknowledged before me that he is the President of First Bancshares, Inc. and that in such capacity he was duly authorized to and did execute the foregoing Agreement on behalf of such corporation, for the purposes therein expressed and as his and such corporation's free act and deed.



                                              _________________________
                                                       Appearer



          Sworn to and subscribed before me
          this _____ day of ________, 1994.



          ______________________________
               Notary Public

                               ACKNOWLEDGMENT AS TO
                             FIRST COMMERCE CORPORATION


          STATE OF LOUISIANA

          PARISH OF _____________


               BEFORE  ME, the undersigned authority, personally  came  and
          appeared                    who  being  duly  sworn, declared and
          acknowledged before me that he is the Chief Executive Officer of First Commerce Corporation and that in such capacity he was duly authorized to and did execute the foregoing Agreement on behalf of such corporation, for the purposes therein expressed and as his and such corporation's free act and deed.



                                               ________________________
                                                       Appearer



          Sworn to and subscribed before me
          this _____ day of ________, 1994.



          ______________________________
               Notary Public

                                      APPENDIX B

                                MONTGOMERY SECURITIES

                                   FAIRNESS OPINION

                                     May 26, 1994


          Members of the Board of Directors
          First Bancshares, Inc.
          1431-A Gause Boulevard
          Slidell, Louisiana  70459



          Gentlemen:

               We understand that First Bancshares, Inc., a Louisiana corporation ("FBCI"), and its wholly-owned subsidiary, First Bank ("FB") on the one hand, and First Commerce Corporation, a Louisiana corporation ("FCOM"), and its wholly-owned subsidiary, First National Bank of Commerce ("FNBC") on the other hand, propose to enter into an Agreement and Plan of Merger dated May 27, 1994 (the "Merger Agreement"), pursuant to which FB will merge with and into FNBC (the "Bank Merger") and FBCI will merge with and into FCOM (the "Company Merger"). The Bank Merger and the Company Merger are together referred to herein as the "Merger". Pursuant to the Merger, as more fully described in the Merger Agreement, we understand that, except for shares as to which dissenter's rights have been perfected, each outstanding share of the common stock, $1.00 par value per share, of FBCI (the "FBCI Common Stock") will be converted into that number of shares of common stock, $5 par value per share, of FCOM (the "FCOM Common Stock") equal to the sum of (i) 1,271,186 shares of FCOM Common Stock plus (ii) a number of shares of FCOM Common Stock equal to $37.5 million, less the "Deductible Amount" (as defined in the Merger Agreement), if any, divided by the average of the closing sale prices of FCOM Common Stock on the Nasdaq National Market for the five trading days ending on the last trading day immediately prior to the Effective Date (as defined in the Merger Agreement) (subject to certain adjustments as provided for in the Merger Agreement) (the "Consideration").

               You have asked for our opinion as to whether the Consideration to be received by the shareholders of FBCI pursuant to the Merger is fair to the shareholders of FBCI from a financial point of view, as of the date hereof.

               In connection with our opinion, we have, among other things:
          (i) reviewed certain publicly available financial and other data with respect to FCOM and certain financial and other data with respect to FBCI, including the consolidated financial statements for recent years and the interim period to March 31, 1994, and certain other relevant financial and operating data relating to FBCI and FCOM made available to us from published sources and from the internal records of FBCI; (ii) reviewed the form of the Merger Agreement; (iii) reviewed certain historical market prices and trading volumes of the common stock of FCOM on the Nasdaq National Market as reported by NASDAQ, Inc.; (iv) compared FBCI

          Members of the Board of Directors
          May 26, 1994
          Page 2


          and FCOM from a financial point of view with certain other companies in the banking industry which we deemed to be relevant;
          (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the banking industry which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of FBCI and FCOM certain information of a business and financial nature regarding FBCI and FCOM, furnished to us by them, including financial forecasts and related assumptions of FBCI; (vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with FBCI's counsel; and (viii) performed such other analyses and examinations as we have deemed appropriate.

               In connection with our review, we have not independently verified any of the foregoing information with respect to FBCI or FCOM, have relied on all such information, and have assumed that all such information is complete and accurate in all material respects. With respect to the financial forecasts for FBCI provided to us by its management, we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of its management at the time of preparation as to the future financial performance of FBCI and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in FBCI's or FCOM's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel to FBCI as to all legal matters with respect to FBCI, the Merger and the Merger Agreement. We are not experts in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of FBCI and FCOM are in the aggregate adequate to cover such losses. In addition, we have not reviewed any individual credit files, and we have not made an independent evaluation, appraisal or physical  inspection  of  the  assets or individual properties of
          FBCI or FCOM, nor have we been furnished with any such appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof.

               We have further assumed, with your consent, that the Merger will be consummated in accordance with the terms described in the form of the Merger Agreement, without any further amendments thereto, and without waiver by FBCI of any of the conditions to its obligation thereunder.

               In the ordinary course of our business, we may trade the equity securities of FCOM for our own accounts and for the accounts of customers and, accordingly, may at any time have a long or short position in such securities.

          Member of the Board of Directors
          May 26, 1994
          Page 3



               Based upon the foregoing and in reliance thereon, it is our opinion that the Consideration to be received by the shareholders of FBCI pursuant to the Merger is fair to such shareholders from a financial point of view, as of the date hereof.

               This opinion is furnished pursuant to our engagement letter, dated February 2, 1994, and is solely for the benefit of the Board of Directors of FBCI. Except as provided in such engagement letter, this opinion may not be used or referred to by FBCI, or quoted or disclosed to any person in any manner without our prior written consent. This opinion is not intended to be and shall not be deemed to be a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger.

                                             Very truly yours,



                                             MONTGOMERY SECURITIES

                                      APPENDIX C

                           EXCERPT FROM SECTION 131 OF THE

                          LOUISIANA BUSINESS CORPORATION LAW

                                                                 APPENDIX C

                             EXCERPT FROM SECTION 131 OF
                        THE LOUISIANA BUSINESS CORPORATION LAW

               C. [A]ny shareholder electing to exercise such right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to such proposed corporate action, and shall vote his shares against such action. If such proposed corporate action be taken by the required vote, but by less than eighty percent of the total voting power, and the merger, consolidation or sale, lease or exchange of assets authorized thereby be effected, the corporation shall promptly thereafter give written notice thereof, by registered mail, to each shareholder who filed such written objection to, and voted his shares against, such action, at such shareholder's last address on the corporation's records. Each such shareholder may, within twenty days after the mailing of such notice to him, but not thereafter, file with the corporation a demand in writing for the fair cash value of his shares as of the day before such vote was taken; provided that he state in such demand the value demanded, and a post office address to which the reply of the corporation may be sent, and at the same time deposit in escrow in a chartered bank or trust company located in the parish of the registered office of the corporation, the certificates representing his shares, duly endorsed and transferred to the corporation upon the sole condition that said certificates shall be delivered to the corporation upon payment of the value of the shares determined in accordance with the provisions of this section. With his demand the shareholder shall deliver to the corporation, the written acknowledgment of such bank or trust company that it so holds his certificates of stock. Unless the objection, demand and acknowledgment aforesaid be made and delivered by the shareholder within the period above limited, he shall conclusively be presumed to have acquiesced in the corporate action proposed or taken....

               D. If the corporation does not agree to the value so stated and demanded, or does not agree that a payment is due, it shall, within twenty days after receipt of such demand and acknowledgment, notify in writing the shareholder, at the designated post office address, of its disagreement, and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it shall be liable for, and shall pay to the dissatisfied shareholder, the value demanded by him for his shares.

               E. In case of disagreement as to such fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions of subsections C and D of this section, the dissatisfied shareholder, within sixty days after receipt of notice in writing of the corporation's disagreement, but not thereafter, may file suit against the corporation, or the merged or consolidated corporation, as the case may be, in the district court of the parish in which the corporation or the merged or consolidated corporation, as the case may be, has its registered office, praying the court to fix and decree the fair cash value of the dissatisfied shareholder's shares as of the day before such corporate action complained of was taken, and the court shall, on such evidence as may be adduced in relation thereto, determine summarily whether any payment is due, and, if so, such cash value, and render judgment accordingly. Any shareholder entitled to file such suit may, within such sixty-day period but not thereafter, intervene as a plaintiff in such suit filed by another shareholder, and recover therein judgment against the corporation for the fair cash value of his shares. No order or decree shall be made by the court staying the proposed corporate action, and any such corporate action may be carried to completion notwithstanding any such suit. Failure of the shareholder to bring suit, or to intervene in such a suit, within sixty days after receipt of notice of disagreement by the corporation shall conclusively bind the shareholder (1) by the corporation's statement that no payment is due, or (2) if the corporation does not contend that no payment is due, to accept the value of his shares as fixed by the corporation in its notice of disagreement.

               F. When the fair value of the shares has been agreed upon between the shareholder and the corporation, or when the corpora-tion has become liable for the value demanded by the shareholder because of failure to give notice of disagreement and of the value it will pay, or when the shareholder has become bound to accept the value the corporation agrees is due because of his failure to bring suit within sixty days after receipt of notice of the corporation's disagreement, the action of the shareholder to recover such value must be brought within five years from the date the value was agreed upon, or the liability of the corporation became fixed.

               G. If the corporation or the merged or consolidated corporation, as the case may be, shall, in its notice of disagreement, have offered to pay the dissatisfied shareholder on demand an amount in cash deemed by it to be the fair cash value of his shares, and if, on the institution of a suit by the dissatisfied shareholder claiming an amount in excess of the amount so offered, the corporation, or the merged or consolidated corporation, as the case may be, shall deposit in the registry of the court, there to remain until the final determination of the cause, the amount so offered, then, if the amount finally awarded such shareholder, exclusive of interest and costs, be more than the amount offered and deposited as aforesaid, the costs of the proceeding shall be taxed against the corporation, or the merged or consolidated corporation, as the case may be; otherwise the costs of the proceeding shall be taxed against such shareholder.

               H. Upon filing a demand for the value of his shares, the shareholder shall cease to have any of the rights of a shareholder except the rights accorded by this section. Such a demand may be withdrawn by the shareholder at any time before the corporation gives notice of disagreement, as provided in subsection D of this section. After such notice of disagreement is given, withdrawal of a notice of election shall require the written consent of the corporation. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares, his share certificates shall be returned to him (and, on his request, new certificates shall be issued to him in exchange for the old ones endorsed to the corporation), and he shall be reinstated to all his rights as a shareholder as of the filing of his demand for value, including any intervening preemptive rights, and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

                               PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS


     Item 20.  Indemnification of Directors and Officers

          Section 83 of the Louisiana Business Corporation Law provides in part that a corporation may indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in the right of the corporation) if such action arises out of the fact that he is or was a director, officer, employee or agent of the corporation and he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

          The indemnification provisions of the Louisiana Business Corporation Law are not exclusive; however, no corporation may indemnify any person for willful or intentional misconduct. A corporation has the power to obtain and maintain insurance, or to create a form of self-insurance on behalf of any person who is or was acting for the corporation, regardless of whether the corporation has the legal authority to indemnify the insured person against such liability.

          Section 11 of FCC's by-laws (the "Indemnification By-Law") provides for mandatory indemnification for directors and officers or former directors and officers of FCC to the full extent permitted by Louisiana law. The right to indemnification provided by the Indemnification By-law applies to all covered claims, whether such claims arose before or after the date the Indemnification By-law was adopted.

          As permitted by FCC's Articles of Incorporation, FCC has entered into contracts with its directors and officers providing for indemnification to the fullest extent permitted by law ("Indemnification Contracts"). The rights of the directors and officers under the Indemnification Contracts substantially mirror those granted under the Indemnification By-law.

          FCC   maintains  an  insurance  policy   covering   the
     liability of its directors and officers for actions taken in their official capacity.

          The Indemnification Contracts provide that, to the extent insurance is reasonably available, FCC will maintain comparable insurance coverage for each contracting party as long as he or she serves as an officer or director and thereafter for so long as he or she is subject to possible personal liability for actions taken in such capacities. The Indemnification Contracts also provide that if FCC does not maintain comparable insurance, it will hold harmless and indemnify a contracting party to the full extent of the coverage that would otherwise have been provided for his or her benefit.

     Item 21.  Exhibits and Financial Statement Schedules

          (a) Exhibits. The following Exhibits are filed as part of this Registration Statement:

            Exhibit No.                        Description

                 2 Agreement and Plan of Merger dated May 27, 1994 included in the Registration Statement as Appendix A.

                4.1 Indenture between First Commerce Corporation and Republic Bank Dallas, N.A., Trustee, including the form of 12 3/4% Convertible
                              Debenture  due  2000, Series  A  included  as
                              Exhibit 4.1 to First Commerce Corporation's Annual Report on Form 10-K for the year ended December 31, 1985 and incorporated herein by reference.

                4.2 Indenture between First Commerce Corporation and Republic Bank Dallas, N.A., Trustee, including the form of 12 3/4% Convertible
                              Debenture  due  2000, Series  B  included  as
                              Exhibit 4.2 to First Commerce Corporation's Annual Report on Form 10-K for the year ended December 31, 1986 and incorporated herein by reference.

                 5            Opinion of Correro, Fishman & Casteix, L.L.P.

                 8 Form of opinion of McGlinchey Stafford Lang, A Law Corporation as to certain tax matters.*

                 15 Letter of Arthur Andersen & Co. regarding unaudited interim financial information.

                23.1          Consent of Arthur Andersen & Co.

                23.2          Consent of Arthur Andersen & Co.

                23.3          Consent   of   Correro,  Fishman  &  Casteix,
                              L.L.P., included in Exhibit 5.

                 24 Powers of Attorney of directors of First Commerce Corporation contained on page S-1 of the registration statement.

                 99           Form of Proxy of First Bancshares, Inc.
          _________________
          *  To be filed by amendment.

          (b)  Financial Statement Schedules

               None.


     Item 22.  Undertakings

          The  undersigned   Registrant   hereby   undertakes  as
     follows:

               (1)  To  respond to requests for information  that
          is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

               (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

               (3) That for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
          Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

               (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or
          (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                              Signatures

          Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New Orleans, State of Louisiana on the 29th day of July, 1994.

                                       FIRST COMMERCE CORPORATION


                                   By:  /s/  THOMAS  L. CALLICUTT, JR.
                                           Thomas L. Callicutt, Jr.
                                    Senior Vice President and Controller
                                      (Principal Accounting Officer and
                                       Acting Chief Financial Officer)



          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints David B. Kelso and Thomas L. Callicutt, Jr., or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to such Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                  Signature                    Title               Date

          /s/ IAN ARNOF                President  and  Chief     July 29, 1994
                  Ian Arnof            Executive Officer and
                                       Director

          /s/ HERMANN MOYSE, JR.       Chairman of the Board     July 29, 1994
              Hermann Moyse, Jr.

                                       Executive        Vice     July   , 1994
                David B. Kelso         President  and  Chief
                                       Financial Officer

          /s/ THOMAS L. CALLICUTT, JR. Senior Vice President     July 29, 1994
             Thomas L. Callicutt, Jr.  and     Controller
           Thomas L. Callicutt, Jr.    (Principal Accounting
                                       Officer   and  Acting
                                       Chief       Financial
                                       Officer)

                                              Director           July   , 1994
             James J. Bailey III

          /s/ JOHN W. BARTON                  Director           July  29, 1994
                John W. Barton

                                              Director           July    , 1994
            Sydney J. Bestoff III

          /s/ ROBERT H. BOLTON                Director           July  29, 1994
               Robert H. Bolton

          /s/ FRANCES B. DAVIS                Director           July  29, 1994
               Frances B. Davis

          /s/ LAURANCE EUSTIS, JR.            Director           July  29, 1994
             Laurance Eustis, Jr.

          /s/ WILLIAM P. FULLER               Director           July  29, 1994
              William P. Fuller

          /s/ ARTHUR HOLLINS III              Director           July  29, 1994
              Arthur Hollins III

          /s/ F. BEN JAMES, JR.               Director           July  29, 1994
              F. Ben James, Jr.

          /s/ ERIK F. JOHNSEN                 Director           July  29, 1994
               Erik F. Johnsen

          /s/ JOSEPH MERRICK JONES, JR.       Director           July  29, 1994
               Joseph Merrick Jones, Jr.

                                              Director           July    , 1994
               Edwin Lupberger

          /s/ O. MILES POLLARD, JR.           Director           July  29, 1994
               O. Miles Pollard, Jr.

          /s/ G. FRANK PURVIS, JR.            Director           July  29, 1994
          G. Frank Purvis, Jr.

          /s/ EDWARD M. SIMMONS               Director           July  29, 1994
              Edward M. Simmons

          /s/ H. LEIGHTON STEWARD             Director           July  29, 1994
             H. Leighton Steward

          /s/ JOSEPH B. STOREY                Director           July  29, 1994
               Joseph B. Storey

          /s/ ROBERT A. WEIGLE                Director           July  29, 1994
               Robert A. Weigle

                                EXHIBIT INDEX
                                                                 Sequentially
                                                                   Numbered
     Exhibits                                                        Pages

            2       Agreement  and Plan of Merger dated May 27,
                    1994 included in the Registration Statement as Appendix A.

           4.1 Indenture between First Commerce Corporation and Republic Bank Dallas, N.A., Trustee, including the form of 12 3/4% Convertible Debenture due 2000, Series A included as Exhibit 4.1 to First Commerce Corporation's Annual Report on Form 10-K for the year ended December 31, 1985 and incorporated herein by reference.

           4.2 Indenture between First Commerce Corporation and Republic Bank Dallas, N.A., Trustee, including the form of 12 3/4% Convertible Debenture due 2000, Series B included as Exhibit 4.2 to First Commerce Corporation's Annual Report on Form 10-K for the year ended December 31, 1986 and incorporated herein by reference.

            5       Opinion  of  Correro,  Fishman  &  Casteix,
                    L.L.P.

            8       Form  of  opinion  of  McGlilnchey Stafford
                    Lang, A Law Corporation as to certain tax matters.*

            15 Letter of Arthur Andersen & Co. regarding unaudited interim financial information.

           23.1     Consent of Arthur Andersen & Co.

           23.2     Consent of Arthur Andersen & Co.

           23.3     Consent  of  Correro,  Fishman  &  Casteix,
                    L.L.P. included in Exhibit 5.

            24      Powers  of  Attorney  of directors of First
                    Commerce Corporation contained on page S-1 of the registration statement.

            99      Form of Proxy of First Bancshares, Inc.

          _________________
          *  To be filed by amendment.